As filed with the Securities and Exchange Commission on September 25, 1996
                                                     Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                              VISION BANCORP, INC.
- --------------------------------------------------------------------------------
    (Exact name of registrant as specified in its articles of incorporation)

            Indiana                                      6711
  -------------------------------      ---------------------------------------
  (State or other jurisdiction of                 (Primary Standard
  incorporation or organization)       Industrial Classification Code Number)

                                To be applied for
                               -------------------
                                (I.R.S. Employer
                               Identification No.)


                                118 Walnut Street
                        Lawrenceburg, Indiana 47025-1838
                                 (812) 537-0940

- --------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Donald C. Siemers
                      President and Chief Executive Officer
                              Vision Bancorp, Inc.
                                118 Walnut Street
                        Lawrenceburg, Indiana 47025-1838
                                 (812) 537-0940
- --------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                              Jeffrey D. Haas, Esq.
                      Elias, Matz, Tiernan & Herrick L.L.P.
                        734 15th Street, N.W., 12th Floor
                             Washington, D.C. 20005
                              ---------------------

     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]


===============================================================================================================================
                                                                                           Proposed
                                                                   Proposed                Maximum
   Title of each Class of                 Amount                    Maximum               Aggregate              Amount of
      Securities to be                    to be                 Offering Price             Offering            Registration
         Registered                     Registered                 Per Share               Price(1)                 Fee
- --------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
 value $.10 per share                  580,445 shares(2)         $10.00(2)                  $5,804,450          $2,001.53
- --------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
 value $.10 per share                  449,746 shares(3)         $ 7.28(3)                  $3,274,151          $1,129.02(3)
- --------------------------------------------------------------------------------------------------------------------------------
    Total                            1,030,478 shares                                       $9,080,690          $3,130.55
================================================================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee.

(2) Represents a maximum of 580,445 shares that may be issued in the offering. The registration fee for these shares is calculated in accordance with Rule 457(a).

(3) Represents a maximum of 449,746 shares that may be issued in exchange for shares of common stock of Dearborn Savings Association, F.A. (inclusive of shares which may be issued upon exercise of outstanding stock options). The registration fee for these shares is calculated in accordance with Rule 457(f) based upon an assumed exchange ratio of 2.0443 and the book value of a share of Dearborn Savings Association, F.A. common stock of $14.89 on June 30, 1996.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                              VISION BANCORP, INC.

          Cross Reference Sheet Showing Location in the Prospectus of
                   Information Required by Items of Form S-1


                Registration Statement Item and Caption                               Prospectus Headings
- --------------------------------------------------------------------      ---------------------------------------




1.  Forepart of the Registration Statement and                            Front Cover Page
    Outside Front Cover Page of Prospectus



2.  Inside Front and Outside Back Cover Pages of                          Inside Front and Outside Back
    Prospectus                                                            Cover Pages



3.  Summary Information, Risk Factors and Ratio                           Summary; Risk Factors
    of Earnings to Fixed Charges



4.  Use of Proceeds                                                       Use of Proceeds



5.  Determination of Offering Price                                       The Conversion and Reorganization
                                                                          -- Stock Pricing, Exchange Ratio and
                                                                          Number of Shares to be Issued



6.  Dilution                                                              Not applicable



7.  Selling Security Holders                                              Not applicable



8.  Plan of Distribution                                                  Front Cover Page; The Conversion
                                                                          and Reorganization -- The
                                                                          Offerings; -- Stock Pricing, Exchange
                                                                          Ratio and Number of Shares to be
                                                                          Issued; and -- Marketing
                                                                          Arrangements



9.  Description of Securities to be Registered                            Restrictions on Acquisition of the
                                                                          Company; Description of Capital
                                                                          Stock of the Company


10. Interests of Named Experts and Counsel                                Not applicable


11. Information with Respect to the Registrant                            Front Cover Page; Vision Bancorp,
                                                                          Inc.; Dearborn Savings Association,
                                                                          F.A.; Dividend Policy; Dearborn
                                                                          Savings Association, F.A Statements
                                                                          of Earnings; Management's
                                                                          Discussion and Analysis of Financial
                                                                          Condition and Results of
                                                                          Operations; Business; Regulation;
                                                                          Management of the Company;
                                                                          Management of the Association; The
                                                                          Conversion and Reorganization;
                                                                          Description of Capital Stock of the
                                                                          Company; Financial Statements


12. Disclosure of Commission Position on                                  Not applicable
    Indemnification for Securities Act Liabilities


PROSPECTUS


                              VISION BANCORP, INC.

                  (Proposed Holding Company for Dearborn Bank)

                      Up to 874,000 Shares of Common Stock

     Vision Bancorp, Inc. (the "Company"), an Indiana corporation, is offering up to 874,000 shares (which may be increased to 1,005,100 shares under certain circumstances described below) of its common stock, par value $.10 per share (the "Common Stock"), in connection with (i) the Exchange described herein to be effected in connection with the reorganization of Dearborn Savings Association, F.A. ("Dearborn" or the "Association") as a subsidiary of the Company and (ii) the Offerings described herein.

     The Exchange. Pursuant to a Plan of Conversion and Agreement and Plan of Reorganization (the "Plan" or "Plan of Conversion") adopted by the Association and Dearborn Mutual Holding Company (the "Mutual Holding Company"), the Association will become a subsidiary of the Company upon consummation of the transactions described herein (collectively, with the Offerings, the "Conversion and Reorganization"). As a result of the Conversion and Reorganization, each share of common stock, par value $.10 per share, of the Association ("Association Common Stock") held by the Mutual Holding Company, which currently holds 250,000 shares or 54.62% of the outstanding Association Common Stock, will be cancelled and each share of Association Common Stock held by the Association's public stockholders (the "Public Association Shares"), which amounted to 207,726 shares or 45.38% of the outstanding Association Common Stock at June 30, 1996, will be converted into shares of Common Stock (the "Exchange Shares") pursuant to a ratio (the "Exchange Ratio") that will result in the holders of such shares (the "Public Stockholders") owning in the aggregate approximately 42.25% of the Company before giving effect to (a) the payment of cash in lieu of fractional Exchange Shares, (b) any shares of Common Stock purchased by such stockholders in the Offerings described herein or (c) any exercise of dissenters' rights (the "Exchange"). The dilution of Public Stockholder ownership interest from a 45.38% actual ownership interest in the Association to a 42.25% ownership interest in the Company reflects the downward adjustment pursuant to OTS policy which requires the Exchange Ratio to reflect the amount of the special dividends declared by the Association and waived by the Mutual Holding Company. As discussed under "Independent Valuation" below and herein, the final Exchange Ratio will be determined based on the Public Stockholders' ownership interest and not on the market value of the Public Association Shares.

     The Offerings. In addition to the Exchange, nontransferable subscription rights to subscribe for up to 504,735 shares (which may be increased to 580,445 shares under certain circumstances described below) of Common Stock (the "Conversion Stock") have been granted to certain depositors of the Association as of specified record dates, directors, officers and employees of the Mutual Holding Company and the Association, and the Public

Stockholders, subject to the limitations described herein (the "Subscription Offering"). Commencing concurrently with the Subscription Offering, and subject to the prior rights of holders of subscription rights, the right of the Company, the Mutual Holding Company and the Association (the "Primary Parties") to reject such orders in whole or in part and the other limitations described herein, the Company is offering the shares of Conversion Stock not subscribed for in the Subscription Offering, if any, for sale in a community offering (the "Community Offering") to certain members of the general public to whom a copy of this Prospectus is delivered by or on behalf of the Company, with preference given to natural persons residing in Dearborn County, Indiana.

     It is anticipated that shares of Conversion Stock not subscribed for in the Subscription and Community Offerings, if any, may be offered by the Company to members of the general public to whom a copy of this Prospectus is delivered by or on behalf of the Company in a syndicated community offering (the "Syndicated Community Offering"). In the alternative, any shares not subscribed for in the Subscription and Community Offerings, if any, may be sold in an underwritten public offering (the "Public Offering") in which Charles Webb & Company ("Webb"), a division of Keefe, Bruyette & Woods, Inc. ("KB&W"), will act as the underwriter. The Subscription Offering, Community Offering and any Syndicated Community Offering or Public Offering are referred to collectively as the "Offerings." The Primary Parties have also engaged Webb to consult with and advise them in the Conversion and Reorganization, and Webb has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of Conversion Stock in the Subscription and Community Offerings. See "The Conversion and Reorganization - Marketing Arrangements."

     The Subscription Offering will terminate at 5:00 p.m., Eastern Time, on ________ __, 1996 (the "Expiration Date"), unless extended by the Primary Parties, with approval of the Office of Thrift Supervision ("OTS"), if necessary. The Community Offering is expected to terminate at the same time as the Subscription Offering. The Community Offering and/or any Syndicated Community Offering or Public Offering must be completed within 45 days after the close of the Subscription Offering, or __________ __, 1996, unless extended by the Primary Parties with the approval of the OTS, if necessary. Orders submitted are irrevocable until the completion of the Conversion and Reorganization; provided that, if the Conversion and Reorganization is not completed within the 45-day period referred to above, unless such period has been extended with the consent of the OTS, if necessary, all subscribers will have their funds returned promptly with interest, and all withdrawal authorizations will be cancelled. See "The Conversion and Reorganization - The Offerings - Subscription Offering."

     Independent Valuation. Pursuant to regulations of the OTS, the offering of Conversion Stock in the Offerings is required to be based on an independent valuation of the pro forma market value of the Association and the Mutual Holding Company. RP Financial, LC. ("RP Financial") has prepared an independent appraisal, which states that the estimated pro forma market value of the Association and the Mutual Holding Company on a combined basis was $7.6 million as of September 6, 1996 (the "Appraisal"). The Appraisal was multiplied by 57.75% (which represents the Mutual Holding Company's percentage interest in the Association, adjusted upward from 54.62% so as to reflect the $403,000 of special dividends declared by the Association and waived by the Mutual Holding Company) to determine a midpoint of the offering range ($4,389,000), and the minimum and maximum range were set at 15% below and above the midpoint, respectively, resulting in a range of $3,730,650 to $5,047,350 (the "Offering Price Range").

     The Boards of Directors of the Primary Parties determined that the Conversion Stock would be sold at $10.00 per share (the "Purchase Price"), resulting in a range of 373,065 to 504,735 shares of Conversion Stock being offered. Upon consummation of the Conversion and Reorganization, the Conversion Stock and the Exchange Shares will represent approximately 57.75% and 42.25%, respectively, of the Company's total outstanding shares. Based upon the Offering Price Range, the Exchange Ratio is expected to range from 1.3139 to 1.7777, resulting in a range of 272,935 Exchange Shares to 369,265 Exchange Shares to be issued in the Conversion and Reorganization. The 874,000 shares of Common Stock offered hereby include up to 504,735 shares of Conversion Stock (subject to adjustment up to 580,445 shares as described herein) and up to 369,265 shares of Exchange Shares (subject to adjustment up to 424,655 shares as described herein). As a result of the Company's engagement of Webb to act as the underwriter in a Public Offering with respect to any shares remaining unsold after completion of the Subscription and Community Offerings, the Company currently anticipates that the Conversion Stock will be sold in accordance with the upper end of the Offering Price Range. However, no assurance can be made that the Company will be able to sell all of such shares either in the Subscription and Community Offerings or in the Public Offering, if any. In addition, the Offering Price Range may be increased or decreased to reflect changes in market and economic conditions prior to completion of the Conversion and Reorganization or to permit an increase in the number of shares of Conversion Stock sold in the Conversion and Reorganization pursuant to an over-allotment option which the Company intends to grant to Webb in the Public Offering, and under certain circumstances specified herein subscribers will be resolicited and given the right to modify or cancel their orders. See "The Conversion and Reorganization - Stock Pricing, Exchange Ratio and Number of Shares to be Issued."

     Purchase Limitations. The Plan sets forth various purchase limitations which are applicable in the Offerings. The minimum purchase is 25 shares. See "The Conversion and Reorganization - The Offerings - Subscription Offering," "- Community Offering," "- Syndicated Community Offering and Public Offering" and "- Limitations on Conversion Stock Purchases."

     Required Approvals. The consummation of the Conversion and Reorganization is subject to the receipt of various regulatory approvals and the approval of the members of the Mutual Holding Company and the stockholders of the Association in the manner set forth herein.

     The Company has applied to the National Association of Securities Dealers to have its Common Stock quoted on the Nasdaq SmallCap Market under the symbol "VIBA." Prior to the Conversion and Reorganization, there has not been an active and liquid market for the Public Association Shares, and there can be no assurance that an active and liquid trading market for the Common Stock will develop. See "Market for Common Stock."

     For a discussion of certain factors that should be considered by each prospective investor, see "Risk Factors" on page 18 hereof.

     For information on how to subscribe for shares of Conversion Stock, please call the Stock Information Center at (812) ___-____.


                       ----------------------------------

            THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS
         ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
              INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF
                 THRIFT SUPERVISION, OR ANY OTHER FEDERAL AGENCY
                  OR STATE SECURITIES COMMISSION, NOR HAS SUCH
                    COMMISSION, OFFICE OR OTHER AGENCY PASSED
                      UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

=============================================================================================================================
                                                                                     Estimated
                                                                                   Underwriting
                                                                                       Fees,
                                                                                  Commissions and
                                                                                  Conversion and            Estimated
                                                         Subscription             Reorganization               Net
                                                           Price(1)                 Expenses(2)            Proceeds(3)
- -----------------------------------------------------------------------------------------------------------------------------
Minimum Per Share                                               $10.00                     $0.94                   $9.06
- -----------------------------------------------------------------------------------------------------------------------------
Midpoint Per Share                                              $10.00                     $0.80                   $9.20
- -----------------------------------------------------------------------------------------------------------------------------
Maximum Per Share                                               $10.00                     $0.69                   $9.31
- -----------------------------------------------------------------------------------------------------------------------------
Maximum Per Share, as adjusted                                  $10.00                     $0.60                   $9.40
- -----------------------------------------------------------------------------------------------------------------------------
Total Minimum(1)                                            $3,730,650                  $350,000              $3,380,650
- -----------------------------------------------------------------------------------------------------------------------------
Total Midpoint(1)                                           $4,389,000                  $350,000              $4,039,000
- -----------------------------------------------------------------------------------------------------------------------------
Total Maximum(1)                                            $5,047,350                  $350,000              $4,697,350
- -----------------------------------------------------------------------------------------------------------------------------
Total Maximum, as adjusted(1)                               $5,804,450                  $350,000              $5,454,450
=============================================================================================================================

- ------------------------------------


(1) Based upon the minimum, midpoint, maximum and 15% above the maximum of the Offering Price Range, respectively.

(2) Consists of the estimated costs to the Primary Parties to be incurred in connection with the Conversion and Reorganization (which include an estimate of the marketing fees and expenses to be paid to Webb in connection with the Offerings). See "The Conversion and Reorganization - Marketing Arrangements." The actual fees and expenses may vary from the estimates. Such fees paid to Webb may be deemed to be underwriting fees. See "Pro Forma Data."

(3) Actual net proceeds may vary substantially from estimated amounts depending on the number of shares sold in the Offerings and other factors.



                            -------------------------

                             CHARLES WEBB & COMPANY,
                   a Division of Keefe, Bruyette & Woods, Inc.
                            -------------------------

               The date of this Subscription and Community Offering Prospectus is _______ __, 1996.

                                      [MAP]


















        IN CONNECTION WITH THE POSSIBLE PUBLIC OFFERING, WEBB MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                     SUMMARY


     This summary is qualified in its entirety by the more detailed information regarding the Association and the Mutual Holding Company and the Financial Statements of the Association appearing elsewhere in this Prospectus.

Vision Bancorp, Inc.

     Vision Bancorp, Inc. is an Indiana corporation organized in August 1996 by the Association for the purpose of holding all of the capital stock of the Association and in order to facilitate the Conversion and Reorganization. Upon completion of the Conversion and Reorganization, the only significant assets of the Company will be all of the outstanding Association Common Stock and the portion of the net proceeds from the Offerings retained by the Company. The business of the Company will initially consist of the business of the Association. See "Business" and "Regulation - The Company."

Dearborn Savings Association, F.A.

        Dearborn Savings Association, F.A. is a federally chartered stock savings association that was organized on October 22, 1993 as a subsidiary of the Mutual Holding Company. Prior to that date, Dearborn Savings Association, F.A. in its mutual form (the "Mutual Association") had operated in the market area now served by the Association. In connection with the organization of the Mutual Holding Company (the "MHC Reorganization"), the Mutual Association transferred substantially all of its assets and liabilities to the Association in exchange for 250,000 shares of Association Common Stock and converted its charter to that of a federal mutual holding company known as Dearborn Mutual Holding Company. As part of the MHC Reorganization, the Association also sold an additional 200,000 shares of Association Common Stock to certain members of the general public. As of June 30, 1996, there was a total of 457,726 shares of Association Common Stock issued and outstanding, 207,726 shares of which consisted of Public Association Shares. Upon consummation of the Conversion and Reorganization, the Association intends to change its name to "Dearborn Bank." At June 30, 1996, the Association had $63.5 million of total assets, $56.7 million of total liabilities, including $41.4 million of deposits, and $6.8 million of stockholders' equity. The Association Common Stock is registered with the OTS under Section 12(g) of the Securities Exchange Act of 1934, as amended ("Exchange Act").

Dearborn Mutual Holding Company

        Dearborn Mutual Holding Company is a federally chartered mutual holding company chartered on October 22, 1993 in connection with the MHC Reorganization. The Mutual Holding Company's primary asset is 250,000 shares of Association Common Stock, which represents 54.6% of the shares of Association Common Stock outstanding as of the date of this Prospectus. The Mutual Holding Company's only other assets consist of deposit accounts in the amount of $80,000 as of June 30, 1996 (which will become assets of the Association upon consummation of the Conversion and Reorganization). As part of the Conversion and Reorganization, the Mutual Holding Company will convert from mutual form to a federal interim stock savings institution and simultaneously merge with and into the Association, with the Association being the surviving entity and operating under the name "Dearborn Bank."

The Conversion and Reorganization

     Purposes of the Conversion and Reorganization. In their decision to pursue the Conversion and Reorganization, the Mutual Holding Company and the Association considered various regulatory uncertainties associated with the mutual holding company structure including the ability to waive dividends in the future as well as the general uncertainty regarding a possible elimination of the federal savings association charter. See "Risk Factors - Recapitalization of SAIF and Related Legislative Proposals." In addition, the Mutual Holding Company and the Association considered the various advantages of a stock holding company form of organization including: (1) a stock holding company's ability to diversify the Company's and the Association's business activities which will enhance the long-term value of the Company on a consolidated basis; (2) the larger capital base of a stock holding company; (3) the enhancement of the Company's future access to the capital markets; (4) the increase in the number of outstanding shares of publicly traded stock (which may increase the liquidity of the Common Stock); (5) a stock holding company's enhanced ability to repurchase shares of its common stock; and (6) the greater ability to acquire other financial institutions. For additional information see "The Conversion and Reorganization - Purposes of the Conversion and Reorganization."

     Description of the Conversion and Reorganization. On August 8, 1996, the Boards of Directors of the Association and the Mutual Holding Company adopted the Plan, which was amended on August 22, 1996, and in August 1996 the Association incorporated the Company under Indiana law as a first-tier wholly owned subsidiary of the Association. Pursuant to the Plan, (i) the Mutual Holding Company will convert to an interim federal stock savings institution and simultaneously merge with and into the Association, pursuant to which the Mutual Holding Company will cease to exist and the 250,000 shares or 54.6% of the outstanding Association Common Stock held by the Mutual Holding Company will be cancelled, and (ii) an interim savings association ("Interim") to be formed as a wholly owned subsidiary of the Company solely for such purpose will then merge with and into the Association. As a result of the merger of Interim with and into the Association, the Association will become a wholly owned subsidiary of the Company and the outstanding Public Association Shares, which amounted to 207,726 shares or 45.4% of the outstanding Association Common Stock at June 30, 1996, will be converted into the Exchange Shares pursuant to the Exchange Ratio, which will result in the holders of such shares owning in the aggregate approximately the same percentage of the Common Stock to be outstanding upon the completion of the Conversion and Reorganization (i.e., the Conversion Stock and the Exchange Shares) as the percentage of Association Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and Reorganization, adjusted downward pursuant to OTS policy in order to reflect the $403,000 of special dividends declared by the Association and waived by the Mutual Holding Company, before giving effect to (a) the payment of cash in lieu of issuing fractional Exchange Shares, (b) any shares of Conversion Stock purchased by the Association's stockholders in the Offerings, and (c) any exercise of dissenters' rights. For diagrams of the corporate structure of the Mutual Holding Company and the Association prior to consummation of the Conversion and Reorganization and the corporate structure of the Company and the Association thereafter, see "The Conversion and Reorganization - Description of the Conversion and Reorganization."

     In addition to shares of Common Stock to be issued pursuant to the Exchange, pursuant to the Plan, the Company is offering shares of Conversion Stock in the Offerings as part of the Conversion and Reorganization. See "- The Offerings" below and "The Conversion and Reorganization - The Offerings."

     Pursuant to OTS regulations, consummation of the Conversion and Reorganization is conditioned upon the approval of the Plan by the OTS, as well as (1) the approval of the holders of at least a majority of the total number of votes eligible to be cast by the members of the Mutual Holding Company (which consist of depositors of the Association) ("Members") as of the close of business on _______ __, 1996 (the "Voting Record Date") at a special meeting of Members called for the purpose of submitting the Plan for approval (the "Members' Meeting"), and (2) the approval of the holders of at least two-thirds of the shares of the outstanding Association Common Stock held by the Mutual Holding Company and the Public Stockholders (collectively, the "Stockholders"), as of the Voting Record Date at an annual meeting of Stockholders which will consider the Plan (the "Stockholders' Meeting"). In addition, the Primary Parties have conditioned the consummation of the Conversion and Reorganization on the approval of the Plan by at least a majority of the votes cast, in person or by proxy, by the Public Stockholders at the Stockholders' Meeting. The Mutual Holding Company intends to vote its shares of Association Common Stock, which amount to 54.6% of the outstanding shares, in favor of the Plan at the Stockholders' Meeting. In addition, as of ___________ __, 1996, directors and executive officers of the Association as a group (nine persons) beneficially owned 71,693 shares (not including stock options) or 15.7% of the outstanding Association Common Stock, which shares can also be expected to be voted in favor of the Plan at the Stockholders' Meeting.

The Offerings

     Pursuant to the Plan and in connection with the Conversion and Reorganization, the Company is offering up to 504,735 shares of Conversion Stock in the Offerings. Conversion Stock is first being offered in the Subscription Offering with nontransferable subscription rights being granted, in the following order of priority, to (i) depositors of the Association with account balances of $50.00 or more as of the close of business on December 31, 1994 ("Eligible Account Holders"); (ii) depositors of the Association with account balances of

$50.00 or more as of the close of business on September 30, 1996 ("Supplemental Eligible Account Holders"); (iii) depositors of the Association as of the Voting Record Date (other than Eligible Account Holders and Supplemental Eligible Account Holders) ("Other Members"); (iv) directors, officers and employees of the Mutual Holding Company and the Association; and (v) Public Stockholders. Although the Plan of Conversion permits the Association to provide priority subscription rights to the Association's Employee Stock Ownership Plan ("ESOP"), the Association has determined not to allow its ESOP to purchase additional shares of Common Stock in the Offerings. However, the ESOP may purchase additional shares of Common Stock not earlier than one year following completion of the Conversion and Reorganization. Subscription rights will expire if not exercised by 5:00 p.m., Eastern Time, on _________ __, 1996, unless extended.

     Subject to the prior rights of holders of subscription rights, Conversion Stock not subscribed for in the Subscription Offering is being offered in the Community Offering to certain members of the general public to whom a copy of this Prospectus is delivered, with preference given to natural persons residing in Dearborn County, Indiana. It is anticipated that shares not subscribed for in the Subscription and Community Offerings may be offered to certain members of the general public in a Syndicated Community Offering. The Primary Parties reserve the absolute right to reject or accept any orders in the Community Offering or the Syndicated Community Offering, in whole or in part, either at the time of receipt of an order or as soon as practicable following the Expiration Date. In the alternative, any shares not ordered in the Subscription and Community Offerings may be sold in an underwritten Public Offering in which Webb will serve as the underwriter. In the event of a Public Offering, the Company intends to grant Webb an option to purchase up to an additional 75,710 shares to cover any over-allotments in the Public Offering. In the event Webb exercises such over-allotment option, the total number of shares of Conversion Stock sold in the Offerings would amount to 580,445 shares. The closing of all shares sold in the Subscription and Community Offerings and any Public Offering will occur simultaneously, and all shares of Conversion Stock will be sold at a uniform price.

     The Primary Parties have also retained Webb as consultant and advisor in connection with the Offerings and to assist in soliciting subscriptions in the Subscription and Community Offerings. See "The Conversion and Reorganization - The Offerings - Subscription Offering," "- Community Offering," "- Syndicated Community Offering and Public Offering" and "- Marketing Arrangements."

Purchase Limitations

     No Eligible Account Holder, Supplemental Eligible Account Holder, Other Member, director, officer or employee or Public Stockholder may purchase in their capacity as such in the Subscription Offering more than the number of shares of Conversion Stock that, when combined with Exchange Shares received, aggregate 2.5% of the Conversion Stock; no person may purchase in each of the Community Offering, any Syndicated Community Offering and any Public Offering more than the number of shares of Conversion Stock that when combined with Exchange Shares received aggregate 2.5% of the Conversion Stock; and no person, together with associates of or persons acting in concert with such person, may purchase in the Offerings more than the number of shares of Conversion Stock that when combined with Exchange Shares received by such person, together with associates of and persons acting in concert with such person, aggregate more than 5.0% of the Conversion Stock. For purposes of the purchase limitations set forth in the Plan of Conversion, Exchange Shares will be valued at the $10.00 per share price that shares of Conversion Stock are issued in the Offerings. At any time during the Offerings, and without further approval by the Members or the Stockholders, the Primary Parties may in their sole discretion decrease or increase any of the purchase limitations up to 5% of the Common Stock issued in the Conversion and Reorganization. Under certain circumstances, subscribers may be resolicited in the event of such an increase and given the opportunity to increase, decrease or rescind their orders. The minimum purchase is 25 shares. See "The Conversion and Reorganization - Limitations on Conversion Stock Purchases." In the event of an oversubscription, shares will be allocated in accordance with the Plan, as described under "The Conversion and Reorganization - The Offerings - Subscription Offering" and "Community Offering." Because the purchase limitations contained in the Plan of Conversion include Exchange Shares to be issued to Public Stockholders for their Public Association Shares, certain holders of Public Association Shares may be limited in their ability to purchase Conversion Stock in the Offerings. See "Risk Factors - Possible Dilution to Public Stockholders as a Result of Purchase Limitations."

Stock Pricing, Exchange Ratio and Number of Shares to be Issued in the Conversion and Reorganization

     Federal regulations require the aggregate purchase price of the Conversion Stock to be consistent with RP Financial's pro forma appraisal of the Association and the Mutual Holding Company, which was $7.6 million as of September 6, 1996. Because the holders of the Public Association Shares will continue to hold the same aggregate percentage ownership interest in the Company as they held in the Association, adjusted downward pursuant to OTS policy in order to reflect the special dividends declared by the Association and waived by the Mutual Holding Company (before giving effect to any shares of Common Stock purchased by the Association's stockholders in the Offerings, the payment of cash in lieu of issuing fractional Exchange Shares and any exercise of dissenters' rights), the Appraisal was multiplied by 57.75% (which represents the Mutual Holding Company's percentage interest in the Association adjusted upward from 54.62% so as to reflect the $403,000 of special dividends declared by the Association and waived by the Mutual Holding Company) to determine the midpoint of the Offering Price Range, which is $4,389,000. In accordance with OTS regulations, the minimum and maximum of the Offering Price Range were set at 15% below and above the midpoint, respectively, resulting in an offering range of $3,730,650 to $5,047,350. The full text of the appraisal report of RP Financial describes the procedures followed, the assumptions made, limitations on the review undertaken and matters considered, which included the trading market for the Association Common Stock (see "Market for Common Stock") but was not dependent thereon. The appraisal report has been filed as an exhibit to the Registration Statement and Application for Conversion of which this Prospectus is a part, and is available in the manner set forth under "Additional Information." This appraisal of the Conversion Stock is not intended and should not be construed as a recommendation of any kind as to the advisability of purchasing such stock.

     All shares of Conversion Stock will be sold at the Purchase Price of $10.00 per share, which was established by the Boards of Directors of the Primary Parties. The actual number of shares to be issued in the Offerings will be determined by the Primary Parties based upon the final updated valuation of the estimated pro forma market value of the Conversion Stock at the completion of the Offerings. The number of shares of Conversion Stock to be issued is expected to range from a minimum of 373,065 shares to a maximum of 504,735 shares. As a result of the Company's engagement of Webb to act as the underwriter in a Public Offering with respect to any shares remaining unsold after completion of the Subscription and Community Offerings, the Company currently anticipates that the Conversion Stock will be sold in accordance with the upper end of the Offering Price Range. However, no assurance can be made that the Company will be able to sell all of such shares either in the Subscription and Community Offerings or in the Public Offering, if any. In addition, subject to approval of the OTS, the Offering Price Range may be increased or decreased to reflect market and economic conditions prior to the completion of the Offerings and may be increased to permit an increase in the number of shares of Conversion Stock sold in the Conversion and Reorganization pursuant to an over-allotment option which the Company intends to grant Webb in the Public Offering, and under such circumstances the Primary Parties may increase or decrease the number of shares of Conversion Stock. Subscribers will be resolicited and will be permitted to modify or cancel their subscriptions if (i) the gross proceeds from the sale of the Conversion Stock are less than the minimum or more than 15% above the maximum of the current Offering Price Range or (ii) the Offerings are extended beyond __________ __, 1996.

     Based on the 207,726 Public Association Shares outstanding at June 30, 1996, and assuming a minimum of 373,065 and a maximum of 504,735 shares of Conversion Stock are issued in the Offerings, the Exchange Ratio is expected to range from approximately 1.3139 Exchange Shares to 1.7777 Exchange Shares for each Public Association Share outstanding immediately prior to the consummation of the Conversion and Reorganization. The Exchange Ratio will be affected if any stock options to purchase shares of Association Common Stock are exercised after June 30, 1996 and prior to consummation of the Conversion and Reorganization. If any of such stock options are outstanding immediately prior to consummation of the Conversion and Reorganization, they will be converted into options to purchase shares of Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged. At June 30, 1996, there were options to purchase 12,274 shares of Association Common Stock outstanding, all of which had an exercise price of $10.00 per share, and the Association has no plans to grant additional stock options prior to the consummation of the Conversion and Reorganization.

Differences in Stockholder Rights

        The Company is an Indiana corporation subject to the provisions of the Indiana Business Corporation Law, and the Association is a federally chartered savings association subject to federal laws and regulations. Upon consummation of the Conversion and Reorganization, the Public Stockholders of the Association will become stockholders of the Company and their rights will be governed by the Company's Articles of Incorporation and Bylaws and Indiana law. The rights of stockholders of the Association are materially different in certain respects from the rights of stockholders of the Company. See "Comparison of Stockholders' Rights" and "Description of Capital Stock of the Company."

Benefits of Conversion and Reorganization to Directors and Officers

     Following consummation of the Conversion and Reorganization, the Company may consider adopting certain stock benefit plans for the benefit of directors, officers and employees of the Company and the Association. The proposed benefit plans are as follows: (i) a 1997 Stock Option Plan, pursuant to which a number of authorized but unissued shares of Common Stock equal to 10% of the Conversion Stock to be sold in the Offerings (50,743 shares at the maximum of the Offering Price Range) may be reserved for issuance pursuant to stock options and stock appreciation rights to directors, officers and employees; and (ii) a 1997 Management Recognition Plan and Trust Agreement (the "1997 Recognition Plan"), which may, following the receipt of stockholder approval, purchase a number of shares of Common Stock, with funds contributed by the Company, either from the Company or in the open market equal to 4.0% of the Conversion Stock to be sold in the Offerings (20,189 shares at the maximum of the Offering Price Range) for distribution to directors, officers and employees. The Company currently anticipates that it would not implement the 1997 Stock Option Plan and the 1997 Recognition Plan until after one year following the consummation of the Conversion and Reorganization. See "Management of the Company - Benefits."

     In addition, the Association currently maintains an ESOP for the benefit of employees of the Association. Although the ESOP does not intend to purchase additional shares of Common Stock in the Offerings, the ESOP may purchase additional shares of Common Stock not earlier than one year following completion of the Conversion and Reorganization. See "Management of the Association - Stock Benefit Plans - Employee Stock Ownership Plan."

     The foregoing plans are in addition to a 1993 Stock Incentive Plan, a 1993 Directors' Stock Option Plan and a Management Recognition Plan which were adopted by the Association in connection with the MHC Reorganization and subsequently approved by the stockholders of the Association. These plans will continue in existence after the Conversion and Reorganization as plans of the Company. In addition, pursuant to the terms of the 1993 Stock Incentive Plan and 1993 Directors' Stock Option Plan, all outstanding stock options may be exercised in whole or in part immediately prior to consummation of the Conversion and Reorganization. See "Management of the Association - Stock Benefit Plans" and "The Conversion and Reorganization - Effects of the Conversion and Reorganization - Effect on Existing Compensation Plans."

     In addition to the foregoing plans, in connection with the Conversion and Reorganization, the Company and the Association may seek to enter into employment agreements with Donald C. Siemers, the current President and Chief Executive Officer of the Company and the Association, Jay Gary Fraley, the current Vice president of the Company and the Association, and Edward L. Fischer, the current Chief Financial Officer of the Company and the Association. If such employment agreements were in effect as of June 30, 1996 and Messrs. Siemers, Fraley and Fischer were terminated as of such date in connection with a "change in control" of the Company, as defined, Messrs. Siemers, Fraley and Fischer could be entitled to receive approximately $218,981, $89,871 and $91,875 in severance pay, respectively. See "Management of the Company - Employment Agreements."

Use of Proceeds

     Net proceeds from the sale of the Conversion Stock are estimated to be between $3.4 million and $4.7 million, depending on the number of shares sold and the expenses of the Conversion and Reorganization. See "Pro Forma Data." The Company plans to contribute to the Association 50% of the net proceeds from the Offerings and retain the remainder of the net proceeds. The net proceeds will be initially used to invest primarily in short-term interest-bearing deposits and marketable securities. Funds retained by the Company may be used to support the future expansion of operations or diversification into other banking-related businesses and for other business or investment purposes, including the acquisition of other financial institutions and/or branch offices, although there are no current plans, arrangements, understandings or agreements regarding such expansion, diversification or acquisitions. A portion of the net proceeds retained by the Company also may be utilized in order to refinance the existing third party loan to the ESOP. In addition, subject to applicable limitations, such funds also may be used in the future to repurchase shares of Common Stock. Funds contributed to the Association from the Company will be used for general business purposes. The proceeds will be used to support the Association's lending and investment activities and thereby enhance the Association's capabilities to serve the borrowing and other financial needs of the communities it serves. The Association plans to initially use the proceeds to invest primarily in short-term interest-bearing deposits and marketable securities. See "Use of Proceeds."

Dividend Policy

     Following consummation of the Conversion and Reorganization, the Board of Directors of the Company intends to declare cash dividends on the Common Stock at an initial quarterly rate equal to $.07 per share, commencing with the first full quarter following consummation of the Conversion and Reorganization. Declarations of dividends by the Company's Board of Directors will depend upon a number of factors, including the amount of the net proceeds from the Offerings retained by the Company, investment opportunities available to the Company or the Association, capital requirements, regulatory limitations, the Company's and the Association's financial condition and results of operations, tax considerations and general economic conditions. Consequently, there can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. The Association intends to continue to pay regular quarterly dividends through either the date of consummation of the Conversion and Reorganization (on a pro rata basis) or the end of the fiscal quarter during which the consummation of the Conversion and Reorganization occurs. See "Dividend Policy."

Dissenters' Rights of Appraisal

     Holders of Association Common Stock are entitled to appraisal rights under
Section 552.14 of the OTS' regulations as a result of the merger of the Mutual Holding Company (following its conversion to a federal interim stock savings institution) with and into the Association and the merger of the Association with and into Interim, with the Association to be the surviving entity in both mergers. Any such stockholder who wishes to exercise such appraisal rights should review carefully the discussion of such rights in the Association's proxy statement, including Appendix A thereto, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under Section 552.14. Pursuant to the Plan of Conversion, consummation of the Conversion and the Reorganization is conditioned upon holders of less than 10% of the outstanding Association Common Stock exercising appraisal rights, which condition may, in the sole discretion of the Primary Parties, be waived. See "The Conversion and Reorganization - Dissenters' Rights of Appraisal."

Risk Factors

     See "Risk Factors" for a discussion of certain factors that should be considered by prospective investors, including risks relating to the effects of changes in interest rates; the effects of certain provisions in the Company's Articles of Incorporation and Bylaws and certain provisions in Indiana law which may be deemed to have an anti-takeover effect; the absence of a market for the Common Stock; the risk of dilution; the impact of certain proposed legislation; the effect of competition within the Association's market area; and the possible adverse tax consequences of the distribution of subscription rights.

              SELECTED FINANCIAL AND OTHER DATA OF THE ASSOCIATION
                                   (Unaudited)
                             (Dollars in Thousands)

     The following selected financial and other data of the Association does not purport to be complete and is qualified in its entirety by reference to the more detailed financial information contained elsewhere herein.


                                                                               June 30,
                                          --------------------------------------------------------------------------------

                                               1996             1995             1994             1993             1992
                                          ------------     ------------     ------------     ------------     ------------

Selected Financial
Condition and Other Data:

Total assets                                   $63,521          $61,661          $60,239          $56,756          $51,481
Cash and cash equivalents(1)                       603              182              111              708              263
Certificates of deposit in other financial
  institutions                                   1,626            2,306            2,843            2,837            4,047
Investment securities                            3,317            5,608            5,778            2,010            4,362
Investment securities available for sale         6,415              400               --               --               --
Mortgage-backed securities, net                     --            3,008            2,788            1,578            4,757
Mortgage-backed securities held for sale         1,496               --              754               --               --
Loans receivable, net                           46,604           46,751           44,884           46,620           35,732
Loans held for sale                                182              489              445              140              262
Deposits                                        41,379           37,460           38,716           37,127           36,249
FHLB advances                                   14,517           16,821           14,362           14,821           10,792
Stockholders' equity(2)                          6,815            6,687            6,504            4,452            3,835



                                                                         Year Ended June 30,
                                          --------------------------------------------------------------------------------

                                               1996             1995             1994             1993             1992
                                          ------------     ------------     ------------     ------------     ------------

Selected Operating Data:

Total interest income                            $4,708           $4,583           $4,577           $5,073           $4,280
Total interest expense                            2,969            2,873            2,606            2,881            2,853
                                                 ------           ------           ------           ------           ------
  Net interest income                             1,739            1,710            1,971            2,192            1,427
Provision for losses on loans                        12                8               12              130               97
                                                 ------           ------           ------           ------           ------
  Net interest income after provision
    for losses on loans                           1,727            1,702            1,959            2,062            1,330
Other income                                        200              126              227               93              320
General, administrative and other
  expense                                         1,285            1,289            1,295            1,195              899
                                                 ------           ------           ------           ------           ------
Earnings before income taxes                        642              539              891              960              751
Federal income taxes                                189              154              288              321              270
                                                 ------           ------           ------           ------           ------
Net earnings                                     $  453           $  385           $  603           $  639           $  481
                                                 ======           ======           ======           ======           ======
Earnings per share                               $ 1.02           $  .86           $  N/A           $  N/A           $  N/A
                                                 ======           ======           ======           ======           ======
Dividends declared per share                     $ 1.60           $  .98           $  .32           $  N/A           $  N/A
                                                 ======           ======           ======           ======           ======



                                                                  At or For the Year Ended June 30,
                                          --------------------------------------------------------------------------------

                                               1996             1995             1994             1993             1992
                                          ------------     ------------     ------------     ------------     ------------


Selected Operating Ratios (3):
Performance Ratios:
Return on average assets                           .73%             .63%            1.03%            1.18%            1.04%
Return on average equity                          6.59             5.82            11.01            15.42            13.23
Average equity to average assets                 11.14            10.82             9.36             7.66             7.86
Equity to assets at end of period                10.73            10.84            10.80             7.84             7.45
Interest rate spread(4)                           2.40             2.40             3.00             2.96             2.47
Net interest margin(4)                            2.92             2.88             3.35             3.40             2.87
Average interest-earning assets to average
  interest-bearing liabilities                  110.37           109.95           107.95           109.98           107.03
Net interest income after provision for
  losses on loans to total general,
  administrative and other expense              134.40           132.04           151.27           172.55           147.94
General, administrative and other
  expense to average total assets                 2.08             2.10             2.21             2.21             1.94
Dividend payout ratio                            81.16            60.28              N/A              N/A              N/A
Asset Quality Ratios:
Non-performing loans to total loans
  at end of period(5)                              .05              .14              .33              .12              .07
Non-performing assets to total assets at
  end of period(5)                                 .04              .14              .24              .39              .32
Allowance for loan losses to total loans
  at end of period                                 .46              .44              .45              .35              .26



                                                  (Footnotes on following page)

- ----------------------

(1) Includes cash and due from banks as well as interest-bearing deposits in other financial institutions.

(2) Comprised of only retained earnings for the years ended June 30, 1992 through June 30, 1993, inclusive.

(3) With the exception of end of period ratios, all ratios are based on average daily balances during the periods.

(4) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(5) Non-performing loans consist of non-accrual loans and accruing loans that are contractually past due 90 days or more, and non-performing assets consist of non-performing loans and real estate acquired through foreclosure or by deed in lieu thereof.

                                  RISK FACTORS

     The following risk factors, in addition to those discussed elsewhere in this Prospectus, should be carefully considered by investors in deciding whether to purchase the Common Stock offered hereby.

Potential Effects of Changes in Interest Rates on the Association's Financial Condition and Results of Operations

     Effect on Net Interest Income. The operations of the Association are substantially dependent on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Like most savings institutions, the Association's earnings are affected by changes in market interest rates and other economic factors beyond its control. If an institution's interest-earning assets have longer effective maturities than its interest-bearing liabilities, the yield on the institution's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, the institution's net interest income generally would be adversely affected by material and prolonged increases in interest rates and positively affected by comparable declines in interest rates. The Association has sought to reduce the vulnerability of its operations to changes in interest rates by managing the nature and composition of its rate sensitive assets and rate sensitive liabilities. However, at June 30, 1996, the Association's total interest-bearing liabilities which were estimated to mature or reprice within one year exceeded the Association's total interest-earning assets with the same characteristics. This negative gap position will continue to expose the Association to material and prolonged increases in interest rates and will adversely affect net interest income in an increasing interest rate environment. Moreover, prolonged increases in interest rates could adversely affect the demand for residential mortgage loans within the Association's primary market area. During periods of rising interest rates, the Association has historically relied and will continue to rely on its strong capital base.

     Effect on Investment and Mortgage-Backed Securities. In addition to affecting interest income and expense, changes in interest rates also can affect the value of the Association's interest-earning assets, which are comprised of fixed and adjustable-rate instruments. Generally, the value of fixed-rate instruments fluctuates inversely with changes in interest rates. At June 30, 1996, $6.4 million of the Association's investment securities and $1.5 million of its mortgage-backed securities were classified as available for sale and the Association had $31,000 of unrealized losses (net of related tax benefits) with respect to such investment and mortgage-backed securities which was deducted from the Association's stockholders' equity as of such date. In addition, at June 30, 1996, $3.3 million of the Association's investment securities were deemed to be held to maturity and, consequently, are generally not available to be sold in response to changes in interest rates.

     Prepayment Risk. Changes in interest rates also can affect the average life of loans and mortgage-backed securities. Decreases in interest rates in recent periods have resulted in increased prepayments of loans and mortgage-backed securities, as borrowers refinanced to reduce borrowing costs. Under these circumstances, the Association is subject to reinvestment risk to the extent that it is not able to reinvest such prepayments at rates which are comparable to the rates on the maturing loans or securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Recapitalization of SAIF and Related Legislative Proposals

     The deposits of the Association are currently insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). Both the SAIF and the Bank Insurance Fund ("BIF"), the federal deposit insurance fund that covers commercial bank deposits, are required by law to attain and thereafter maintain a reserve ratio of 1.25% of insured deposits. The BIF has achieved a fully funded status in contrast to the SAIF and, therefore, as discussed below, the FDIC recently substantially reduced the average deposit insurance premium paid by commercial banks to a level substantially below the average premium paid by savings institutions.

     On November 14, 1995, the FDIC approved a final rule regarding deposit insurance premiums. The final rule reduced deposit insurance premiums for BIF member institutions to zero basis points (subject to a $2,000 minimum) for institutions in the lowest risk category, while holding deposit insurance premiums for SAIF members at their current levels (23 basis points for institutions in the lowest risk category). The reduction was effective with respect to the semiannual premium assessment beginning January 1, 1996. Accordingly, in the absence of further legislative action, SAIF members such as the Association will be competitively disadvantaged as compared to commercial banks by the resulting premium differential.

     The U.S. House of Representatives and Senate have actively considered legislation which would eliminate the premium differential between SAIF-insured institutions and BIF-insured institutions by recapitalizing the SAIF's reserves to the required ratio. The proposed legislation provides that all SAIF member institutions pay a special one-time assessment to recapitalize the SAIF, which in the aggregate will be sufficient to bring the reserve ratio in the SAIF to 1.25% of insured deposits. Based on the current level of reserves maintained by the SAIF, it is currently anticipated that the amount of the special assessment required to recapitalize the SAIF will be approximately 65 to 85 basis points of the SAIF-assessable deposits. It is anticipated that after the recapitalization of the SAIF, that premiums of SAIF-insured institutions would be reduced comparable to those currently being assessed BIF-insured commercial banks. The legislation also provides for the merger of the BIF and SAIF, with such merger being conditioned upon the prior elimination of the thrift charter. If adopted, such legislation could require the Association to convert to a bank charter.

     While the outcome of the proposed legislation cannot be predicted with certainty, it is likely that some kind of legislative or regulatory action will be undertaken that will impact the Association's insured deposits. A one-time special assessment of 65 to 85 basis points would result in the Association paying approximately $165,000 to $230,000, net of related tax benefits (assuming a 34% effective tax rate). In addition, the enactment of such legislation may have the effect of immediately reducing the capital of SAIF-member institutions by the amount of the special assessment. Nevertheless, management does not believe that this one-time charge to the Association, if incurred, will have a material adverse effect on the Association's overall financial condition and thereafter the Association would continue to be a well-capitalized institution.

     In light of the different proposals currently under consideration and the uncertainty of the legislative process generally, management cannot predict whether legislation reducing SAIF premiums and/or imposing a special one-time assessment will be adopted, or, if adopted, the amount of the assessment, if any, that would be imposed on the Association.

     In addition, recently enacted legislation will affect the Association's method of establishing a tax reserve for bad debts and its ability to make annual additions thereto. Pursuant to such legislation, the percentage of taxable income method would be repealed and the Association would be permitted to use only the experience method of computing additions to its bad debt reserve. In addition, the Association would be unable to make additions to its tax bad debt reserve, would be permitted to deduct bad debts only as they occur and would additionally be required to recapture (i.e. take into income) over a six-year period the excess of the balance of its bad debt reserves as of December 31, 1995 over the balance of such reserves as of December 31, 1987. However, pursuant to the legislation, such recapture requirements would be suspended for each of two successive taxable years beginning January 1, 1996, in which the Association originates a minimum amount of certain residential loans based upon the average of the principal amounts of such loans made by the Association during its six taxable years preceding 1996. It anticipated that any recapture of the Association's bad debt reserves accumulated after 1987 would not have a material adverse effect on the Association's financial condition and results of operations. For additional information, see "Taxation - Federal Taxation."

Consumer and Nonresidential Real Estate Lending

     The Association has recently begun to emphasize the origination of consumer loans, particularly mobile home loans and real estate secured consumer loans, and nonresidential real estate loans. At June 30, 1996, the Association's total portfolio of consumer and other loans and nonresidential real estate loans amounted to $7.0 million or 14.1% and $3.2 million or 6.4% of the Association's total loans, respectively. Although consumer and other loans and nonresidential real estate loans provide for higher interest rates and shorter terms than single-family residential real estate loans, these loans generally have a higher degree of credit risk. Nevertheless, at June 30, 1996, the Association had only $14,000 of non-performing consumer and other loans and no non-performing nonresidential real estate loans. See "Business - Lending Activities - Multi-Family Residential and Nonresidential Real Estate Loans" and "- Consumer and Other Loans."

Certain Anti-Takeover Provisions

     Provisions in the Company's Governing Instruments and Indiana Law. Certain provisions of the Company's Articles of Incorporation and Bylaws, as well as certain provisions in Indiana law, will assist the Company in maintaining its status as an independent publicly owned corporation. Provisions in the Company's Articles of Incorporation and Bylaws provide for, among other things, supermajority voting on certain matters (which may be waived by the Board of Directors under certain circumstances), a staggered board of directors, noncumulative voting for directors, limits on the calling of special meetings by stockholders and, for a period of five years following the Conversion and Reorganization, limits on acquiring beneficial ownership of more than 10.0% of the outstanding Common Stock (which may be waived by the Board of Directors under certain circumstances). Provisions under Indiana law applicable to the Company, among other things, provide that persons who acquire more than 20% of the outstanding voting stock may not vote such shares unless the disinterested stockholders approve such shares having voting rights. The above provisions may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Board of Directors, and thus generally may serve to perpetuate current management. See "Restrictions on Acquisition of the Company."

     Voting Power of Directors and Executive Officers. Directors and executive officers of the Company expect to hold approximately 163,010 shares or 18.7% of the shares of Common Stock outstanding (excluding stock options) upon consummation of the Conversion and Reorganization based upon the midpoint of the Offering Price Range. See "Beneficial Ownership of Capital Stock."

     In addition, and subject to stockholder approval (which is expected to be received not less than one year following the consummation of the Conversion and Reorganization), the Company may acquire Common Stock on behalf of the 1997 Recognition Plan, a non-tax qualified restricted stock plan, in an amount equal to 4.0% of the Conversion Stock issued in the Offerings (20,189 shares based on the maximum of the Offering Price Range). Under the terms of the 1997 Recognition Plan, the trustees of such plan, who will also be directors of the Company, will have discretionary authority to vote all shares held by such plan. Subject to stockholder approval (which is expected to be received not less than one year following the consummation of the Conversion and Reorganization), the Company also may reserve for future issuance pursuant to the 1997 Stock Option Plan a number of authorized shares of Common Stock equal to an aggregate of 10.0% of the Conversion Stock issued in the Offerings (50,473 shares, based on the maximum of the Offering Price Range). These options are in addition to the options for 12,274 shares of Association Common Stock which were previously granted and remain unexercised under the option plans adopted by the Association in connection with the MHC Reorganization. See "Management of the Company - Benefits" and "Management of the Association - Stock Benefit Plans."

     Management's potential voting power could, together with additional stockholder support, preclude or make more difficult takeover attempts which do not have the support of the Company's Board of Directors and may tend to perpetuate existing management.

     Employment Arrangements. The Company and the Association may enter into employment agreements with Donald C. Siemers, the current President and Chief Executive Officer of the Company and the Association, Jay Gary Fraley, the current Vice President of the Company and the Association, and Edward L. Fischer, the current Chief Financial Officer of the Company and the Association. The agreements may provide for severance payments equal to three times (two times in the case of Messrs. Fraley and Fischer) such employee's average annual compensation for the last five years if his respective employment is terminated in connection with a change in control of the Company, as defined. These provisions may have the effect of increasing the cost of acquiring the Company. See "Restrictions on Acquisition of the Company" and "Management of the Company
- - Employment Agreements."

Absence of Market For Common Stock

     The Company has never issued capital stock (other than 100 shares issued to the Association, which will be cancelled upon consummation of the Conversion and Reorganization), and to date an active and liquid trading market has not developed for the 207,726 Public Association Shares outstanding prior to the Offerings. The Company has applied to have its Common Stock quoted on the Nasdaq SmallCap Market under the symbol "VIBA" upon completion of the Conversion and Reorganization and will seek to encourage and assist at least two market makers to make a market in its Common Stock. Although under no obligation to do so, KB&W has informed the Company that it intends, upon the completion of the Conversion and Reorganization, to make a market in the Common Stock by maintaining bid and ask quotations and trading in the Common Stock so long as the volume of trading activity and certain other market making considerations justify it doing so. While the Company has attempted to obtain commitments from other broker-dealers to act as market makers, and anticipates that prior to the completion of the Conversion and Reorganization, it will be able to obtain the commitment from at least one other broker-dealer to act as a market maker for the Common Stock, there can be no assurance there will be two or more market makers for the Common Stock. Accordingly, there can be no assurance that an active and liquid trading market for the Common Stock will develop or that, if developed, it will continue.

     Making a market in securities involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Association, or any market maker. Accordingly, as discussed above, there can be no assurance that an active and liquid trading market for the Common Stock will develop, or once developed, will continue. The absence of an active and liquid trading market for the Common Stock could affect the price and liquidity of the Common Stock.

Possible Dilutive Effect of Issuance of Additional Shares

     Various possible and planned issuances of Common Stock could dilute the interests of prospective stockholders of the Company or existing stockholders of the Association following consummation of the Conversion and Reorganization, as noted below.

     The number of shares to be sold in the Conversion and Reorganization may be increased as a result of an increase in the Offering Price Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Offerings or pursuant to an over-allotment option which the Company intends to grant to Webb in the Public Offering. In the event that the Offering Price Range is so increased, it is expected that the Company will issue up to 580,445 shares of Conversion Stock at the Purchase Price for an aggregate price of up to $5,804,450. An increase in the number of shares will decrease net earnings per share and stockholders' equity per share on a pro forma basis and will increase the Company's consolidated stockholders' equity and net earnings. See "Capitalization" and "Pro Forma Data."

     If the 1997 Recognition Plan is approved by stockholders at an annual or special meeting of the Company's stockholders held at least one year following the consummation of the Conversion and Reorganization, the 1997 Recognition Plan may acquire an amount of Common Stock equal to 4.0% of the shares of Conversion Stock issued in the Offerings (20,189 shares, based on the maximum of the Offering Price Range). Such shares of Common Stock may be acquired in the open market with funds provided by the Company, if permissible, or from authorized but unissued shares of Common Stock. In the event that additional shares of Common Stock are issued to the 1997 Recognition Plan, stockholders would experience dilution of their ownership interests and per share stockholders' equity and per share net earnings would decrease as a result of an increase in the number of outstanding shares of Common Stock. See "Pro Forma Data" and "Management of the Company - Benefits - 1997 Management Recognition Plan and Trust."

     If the Company's 1997 Stock Option Plan is approved by stockholders at an annual or special meeting of stockholders held at least one year following the consummation of the Conversion and Reorganization, the Company may reserve for future issuance pursuant to such plan a number of authorized shares of Common Stock equal to an aggregate of 10% of the Conversion Stock issued in the Offerings (50,473 shares, based on the maximum of the Offering Price Range). See "Pro Forma Data" and "Management of the Company - Benefits - 1997 Stock Option Plan."

     In addition, the Association currently maintains an ESOP for the benefit of employees of the Association. Although the ESOP does not intend to purchase additional shares of Common Stock in the Offerings, the ESOP may purchase additional shares of Common Stock not earlier than one year following completion of the Conversion and Reorganization. Such additional shares of Common Stock may be acquired in the open market with funds provided by the Company or from authorized but unissued shares of Common Stock. In the event that additional shares of Common Stock are issued to the ESOP, stockholders would experience dilution of their ownership interests and per share stockholders' equity and per share net earnings would decrease as a result of an increase in the number of outstanding shares of Common Stock. See "Management of the Association - Stock Benefit Plans - Employee Stock Ownership Plan."

     The Association also has adopted and maintains the 1993 Stock Incentive Plan and the 1993 Directors' Stock Option Plan, which reserve for issuance 13,000 shares and 7,000 shares of Association Common Stock. As of June 30, 1996, 7,726 shares had been issued as a result of the exercise of options granted under such option plans. Upon consummation of the Conversion and Reorganization, these plans will become plans of the Company and Common Stock will be issued in lieu of Association Common Stock pursuant to the terms of such plans. See "Management of the Association - Stock Benefit Plans."

Possible Dilution to Public Stockholders as a Result of Purchase Limitations

     The OTS has required that the purchase limitations contained in the Plan of Conversion include Exchange Shares to be issued to Public Stockholders for their Public Association Shares. As a result, certain holders of Public Association Shares may be limited in their ability to purchase Conversion Stock in the Offerings. For example, a Public Stockholder which acquires Exchange Shares in an amount equal to 5.0% of the Conversion Stock will not be able to purchase any shares of Conversion Stock in the Offerings, although such a stockholder will be able to purchase shares of Common Stock in the market during the Offerings and thereafter. Similarly, a Public Stockholder which qualifies as an Eligible Account Holder and acquires Exchange Shares in an amount equal to 2.5% of the Conversion Stock will not be able to participate as a first priority purchaser in the Subscription Offering. As a result, the purchase limitations may prevent such stockholders from maintaining their current ownership percentage of the Association after the Conversion and Reorganization through purchases of Conversion Stock in the Offerings. See "The Conversion and Reorganization - Limitations on Conversion Stock Purchases."

Competition

     The Association faces significant competition both in making loans and in attracting deposits. The State of Indiana in general and Dearborn County in particular have a high density of financial institutions, many of which are branches of significantly larger institutions which have greater financial resources than the Association. All of these institutions are competitors of the Association to varying degrees. The Association's competition for loans comes principally from commercial banks, savings banks, savings and loan associations, credit unions, mortgage banking companies and insurance companies. Its most direct competition for deposits has historically come from commercial banks, savings banks, savings and loan associations and credit unions. The Association faces additional competition for deposits from short-term money market funds, other corporate and government securities funds and from other financial institutions such as brokerage firms and insurance companies. In addition, the Association may face additional competition from commercial banks headquartered outside of the State of Ohio as a result of the enactment of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, which becomes fully effective on June 1, 1997 and which will allow banks and bank holding companies headquartered outside of Indiana to enter the Association's market through acquisition, merger or de novo branching.

Possible Adverse Income Tax Consequences of the Distribution of Subscription Rights

     The Primary Parties have received an opinion of RP Financial that subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, directors, officers and employees and Public Stockholders have no value. However, this opinion is not binding on the Internal Revenue Service ("IRS"). If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, directors, officers and employees and Public Stockholders are deemed to have an ascertainable value, receipt of such rights likely would be taxable only to those Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, directors, officers and employees and Public Stockholders who exercise the subscription rights (either as capital gain or ordinary income) in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. See "The Conversion and Reorganization - Effects of the Conversion and Reorganization" and "- Tax Aspects."


                              VISION BANCORP, INC.

     The Company was organized in August 1996 at the direction of the Board of Directors of the Association for the purpose of holding all of the capital stock of the Association and in order to facilitate the Conversion and Reorganization. The Company has applied for the approval of the OTS to become a thrift holding company and as such will be subject to regulation by the OTS. After completion of the Conversion and Reorganization, the Company will conduct business initially as a unitary thrift holding company. See "Regulation - The Company." Upon consummation of the Conversion and Reorganization, the Company will have no significant assets other than all of the outstanding shares of Association Common Stock and the portion of the net proceeds from the Offerings retained by the Company, and the Company will have no significant liabilities. See "Use of Proceeds." Initially, the management of the Company and the Association will be substantially similar and the Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Association. At the present time, the Company does not intend to employ any persons other than officers who are also officers of the Association, and the Company will utilize the support staff of the Association from time to time. Additional employees may be hired as appropriate to the extent the Company expands or changes its business in the future.

     Management believes that the holding company structure will provide the Company with additional flexibility to diversify, should it decide to do so, its business activities through existing or newly-formed subsidiaries, or through acquisitions of or mergers with other financial institutions and financial services related companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities or transactions, the Company will be in a position after the Conversion and Reorganization, subject to regulatory limitations and the Company's financial position, to take advantage of any such acquisition and expansion opportunities that may arise. The initial activities of the Company are anticipated to be funded by the proceeds to be retained by the Company and earnings thereon, as well as dividends from the Association. See "Dividend Policy."

     The Company's principal executive office is located at the home office of the Association at 118 Walnut Street, Lawrenceburg, Indiana 47025-1838, and its telephone number is (812) 537-0940.


                       DEARBORN SAVINGS ASSOCIATION, F.A.

General

     The Association is a federally chartered savings association which conducts business through one full-service office and one loan origination office, both of which are located in Lawrenceburg, Indiana. In October 1993, the Mutual Association reorganized into the mutual holding company form of organization whereby the Mutual Association (i) formed a newly formed stock savings association; (ii) transferred substantially all of its assets and liabilities to the newly formed stock savings association in exchange for all of the common stock of such institution; and (iii) reorganized from a federally chartered, mutual savings association to a federally chartered, mutual holding company known as "Dearborn Mutual Holding Company." As part of the MHC Reorganization, the newly formed stock savings association issued 200,000 shares of Association Common Stock to certain members of the general public and 250,000 shares of Association Common Stock to the Mutual Holding Company. At June 30, 1996, the Association had $63.5 million of total assets, $56.7 million of total liabilities, including $41.4 million of deposits, and $6.8 million of stockholders' equity.

     The Association is primarily engaged in attracting deposits from the general public through its office and using those and other available sources of funds to originate loans secured by single-family residences located primarily in Dearborn County, Indiana. Such loans amounted to $35.3 million or 71.4% of the Association's total loan portfolio (including loans classified as held for sale) at June 30, 1996. To a much lesser extent, the Association originates loans secured by existing multi-family residential and nonresidential real estate, which amounted to $543,000 or 1.1% and $3.2 million or 6.4%, respectively, of the total loan portfolio (including loans classified as held for sale) at June 30, 1996, as well as construction loans and consumer and other loans, which respectively amounted to $3.5 million or 7.0% and $7.0 million or 14.1% of the total loan portfolio (including loans classified as held for sale) at such date. The Association also invests in interest-bearing deposits in other financial institutions (including certificates of deposit), U.S. Government and federal agency obligations, municipal obligations and mortgage-backed securities which are insured or guaranteed by federal agencies.

     The Association is a community-oriented savings association which emphasizes customer service and convenience. As part of this strategy, the Association has sought to develop a variety of products and services which meet the needs of its retail customers. The Association generally has sought to achieve long-term financial strength and stability by (i) increasing the amount and stability of its net interest income, (ii) maintaining a high level of asset quality, (iii) maintaining a high level of regulatory capital, and (iv) maintaining low general, administrative and other expenses. In pursuit of these goals, the Association has adopted a number of complementary business strategies which emphasize retail lending and deposit products and services traditionally offered by savings institutions. Highlights of the Association's business strategy include the following:

     Emphasis on Traditional Lending and Investment Activities. Management believes that the Association is more likely to achieve its goals of long-term financial strength and profitability by emphasizing retail products and services, as opposed to wholesale or commercial activities. The Association's primary lending emphasis is the origination of loans secured by first liens on single-family (one-to-four units) residences. In addition, the Association recently increased its emphasis on the origination of consumer loans, such as mobile home loans, second mortgage, home improvement loans and home equity lines of credit, and nonresidential real estate loans. Such loans generally provide for higher interest rates and shorter terms than single-family residential real estate loans. At June 30, 1996, the Association's net loans (including loans classified as held for sale) amounted to $46.8 million or 73.7% of the Association's total assets.

     Maintain Asset Quality. Management believes that high asset quality is key to long-term financial success and, as a result, the investments which are emphasized by the Association and its related policies and practices are intended to maintain a high level of asset quality and reduce credit risk. At June 30, 1996, the Association's non-performing assets, which consist of non-accrual loans, accruing loans that are contractually past due 90 days or more and real estate owned, amounted to $27,000 or .04% of the Association's total assets. At June 30, 1996, the Association's allowance for loan losses amounted to $226,000 or .46% of the Association's total loans outstanding (including loans classified as held for sale).

     Emphasis on Retail Deposits. The Association's liability strategy emphasizes retail deposits obtained through its office. This strategy is facilitated by the Association's emphasis on lower-costing NOW, money market and passbook deposits, which in the aggregate amounted to $8.0 million, or 19.3%, of the Association's total deposits at June 30, 1996. At June 30, 1996, the weighted average rate paid on the Association's NOW, money market and passbook savings accounts amounted to 2.89%, as compared to a weighted average rate paid of 5.79% on the Association's certificates of deposit at such date.

     Maintain Strong Levels of Regulatory Capital. The Association seeks to maintain high levels of regulatory capital to give it maximum flexibility in the changing regulatory environment and to respond to changes in market and economic conditions. At June 30, 1996, the Association's tangible, core and risk-based capital ratios amounted to 10.8%, 10.8% and 23.1%, respectively, which exceeded the minimum requirements of 1.5%, 3.0% and 8.0% by $5.9 million, $4.9 million and $4.6 million, respectively.

     Maintain Low Expenses. The Association's general, administrative and other expenses have amounted to 2.08%, 2.10% and 2.21% of total assets for the years ended June 30, 1996, 1995 and 1994, respectively.

Regulation

     The Association is subject to examination and comprehensive regulation by the OTS, which is the Association's chartering authority and primary regulator, and by the FDIC, which as administrator of the SAIF insures the Association's deposits up to applicable limits. The Association also is subject to certain reserve requirements established by the Board of Governors of the Federal Reserve System ("Federal Reserve Board") and is a member of the Federal Home Loan Bank ("FHLB") of Indianapolis, which is one of the 12 regional banks comprising the FHLB System. See "Regulation - The Association."

Office

     The Association's principal executive office is located at 118 Walnut Street, Lawrenceburg, Indiana 47025-1838, and its telephone number is (812) 537-0940.


                         DEARBORN MUTUAL HOLDING COMPANY

     The Mutual Holding Company is a federally chartered mutual holding company which was chartered on October 22, 1993 in connection with the MHC Reorganization. The Mutual Holding Company's primary asset is 250,000 shares of Association Common Stock, which represent 54.6% of the shares of Association Common Stock outstanding as of the date of this Prospectus. The Mutual Holding Company's only other assets consist of deposit accounts in the amount of $80,000 as of June 30, 1996 (which will become assets of the Association upon consummation of the Conversion and Reorganization). Prior to the

Conversion and Reorganization, each depositor in the Association has both a deposit account in the institution and a pro rata ownership interest in the net worth of the Mutual Holding Company based upon the value in his account, which interest may only be realized in the event of a liquidation of the Mutual Holding Company. As part of the Conversion and Reorganization, the Mutual Holding Company will convert from mutual form to a federal interim stock savings institution and simultaneously merge with and into the Association, with the Association being the surviving entity.


                                 USE OF PROCEEDS

     Net proceeds from the sale of the Conversion Stock are estimated to be between $3.4 million and $4.7 million ($5.5 million assuming an increase in the Offering Price Range by 15%). See "Pro Forma Data" as to the assumptions used to arrive at such amounts.

     The Company plans to contribute to the Association 50% of the net proceeds from the Offerings and retain the remainder of the net proceeds. The net proceeds will be initially used to invest primarily in short-term interest-bearing deposits and marketable securities. The net proceeds retained by the Company also may be used to support the future expansion of operations or diversification into other banking-related businesses and for other business or investment purposes, including the acquisition of other financial institutions and/or branch offices, although there are no current plans, arrangements, understandings or agreements regarding such expansion, diversification or acquisitions. A portion of the net proceeds retained by the Company also may be utilized in order to refinance the existing third party loan to the ESOP. In addition, subject to applicable regulatory limitations, the net proceeds also may be used to repurchase shares of Common Stock, although the Company currently has no intention of effecting any such transactions following consummation of the Conversion and Reorganization. See "The Conversion and Reorganization - Certain Restrictions on Purchase or Transfer of Shares after the Conversion and Reorganization." The portion of the net proceeds contributed to the Association will be used for general corporate purposes, including investment in loans and mortgage-backed securities, and will be initially used to invest primarily in short-term interest-bearing deposits and marketable securities.

                                 DIVIDEND POLICY

     Upon completion of the Conversion and Reorganization, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. Following consummation of the Conversion and Reorganization, the Board of Directors of the Company intends to pay cash dividends on the Common Stock at an initial quarterly rate equal to $.07 per share, commencing with the first full quarter following consummation of the Conversion and Reorganization. Declarations of dividends by the Board of Directors will depend upon a number of factors, including the amount of net proceeds from the Offerings retained by the Company, investment opportunities available to the Company or the Association, capital requirements, regulatory limitations, the Company's and the Association's financial condition and results of operations, tax considerations, and general economic conditions. Consequently, there can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. The Association intends to continue to pay regular quarterly dividends through either the date of consummation of the Conversion and Reorganization (on a pro rata basis) or the end of the fiscal quarter during which the consummation of the Conversion and Reorganization occurs.

     Dividends from the Company will depend, in part, upon receipt of dividends from the Association, because the Company initially will have no source of income other than dividends from the Association and earnings from the investment of proceeds from the sale of Conversion Stock retained by the Company. A regulation of the OTS imposes limitations on "capital distributions" by savings institutions, including cash dividends, payments by a savings institution to repurchase or otherwise acquire its stock, payments to stockholders of another savings institution in a cash-out merger and other distributions charged against capital. The regulation establishes a three-tiered system, with the greatest flexibility being afforded to well-capitalized or Tier 1 savings institutions and the least flexibility being afforded to under-capitalized or Tier 3 savings institutions. As of June 30, 1996, the Association was a Tier 1 savings institution and is expected to continue to so qualify immediately following the consummation of the Conversion and Reorganization.

     Any payment of dividends by the Association to the Company which would be deemed to be a distribution from the Association's pre-1988 bad debt reserves for federal income tax purposes would require a payment of taxes at the then-current tax rate by the Association on the amount of earnings deemed to be removed from the reserves for such distribution (at June 30, 1996, the Association's stockholders' equity and bad debt reserves for federal income tax purposes amounted to $6.8 million and $1.2 million, respectively, and as a result for tax purposes (but not regulatory purposes) the Association could declare approximately $5.6 million of dividends without having to pay taxes on its bad debt reserves for federal income tax purposes). The Association has no current intention of making any distribution that would create such a federal tax liability either before or after the Conversion and Reorganization. See "Taxation."

     Unlike the Association, the Company is not subject to the aforementioned regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends will be, in part, dependent upon dividends from the Association in addition to the net proceeds retained by the Company and earnings thereon. The Company is subject, however, to the requirements of Indiana law. See "Comparison of Stockholders' Rights - Payment of Dividends."

                             MARKET FOR COMMON STOCK

     The Company has never issued capital stock (other than 100 shares issued to the Association, which will be cancelled upon consummation of the Conversion and Reorganization), and to date an active and liquid trading market has not developed for the 207,726 Public Association Shares outstanding prior to the Offerings. Consequently, there is no established market for the Common Stock at this time. The Company has applied to have its Common Stock quoted on the Nasdaq SmallCap Market under the symbol "VIBA." The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Association or any market maker. Accordingly, there can be no assurance that an active and liquid trading market for the Common Stock will develop or that, if developed, it will continue. Therefore, investors in the Common Stock could have difficulty disposing of their shares and should not view the Common Stock as a short-term investment. The absence of an active and liquid trading market for the Common Stock could affect the price and liquidity of the Common Stock.

     Quotation on the Nasdaq SmallCap Market is dependent upon, among other things, the Company having at least two market makers for the Common Stock and a minimum number of stockholders of record. Based upon the minimum of 373,065 shares of Conversion Stock being offered, the minimum of 272,935 Exchange Shares to be issued, and the anticipated pro forma ownership of officers and directors, the Company expects to satisfy the required minimum number of stockholders of record. Although under no obligation to do so, KB&W has informed the Company that it intends, upon the completion of the Conversion and Reorganization, to make a market in the Common Stock by maintaining bid and ask quotations and trading in the Common Stock so long as the volume of trading activity and certain other market making considerations justify it doing so. While the Company has attempted to obtain commitments from other broker-dealers to act as market makers, and anticipates that prior to the completion of the Conversion and Reorganization, it will be able to obtain the commitment from at least one other broker-dealer to act as a market maker for the Common Stock, there can be no assurance there will be two or more market makers for the Common Stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. Accordingly, there can be no assurance that an active and liquid trading market for the Common Stock will develop or that, if developed, it will continue.

                                 CAPITALIZATION

     The following table presents the historical consolidated capitalization of the Association at June 30, 1996, and the pro forma consolidated capitalization of the Company after giving effect to the Conversion and Reorganization, based upon the sale of the number of shares shown below, the issuance of Exchange Shares and the other assumptions set forth under "Pro Forma Data."

                                                                                   The Company - Pro Forma
                                                                             Based Upon Sale at $10.00 Per Share
                                                      ----------------------------------------------------------------------
                                         The
                                    Association-       373,065 Shares       438,900 Shares      504,735 Shares     580,445 Shares(1)
                                     Historical          (Minimum of         (Midpoint of        (Maximum of          (15% above
                                   Capitalization          Range)               Range)              Range)         Maximum of Range)
                                  ---------------     ---------------     ---------------      --------------    -------------------
                                                                             (In Thousands)

Deposits(2)                            $ 41,379             $ 41,379             $ 41,379          $ 41,379              $ 41,379
Borrowings(3)                            14,630               14,630               14,630            14,630                14,630
                                       --------              -------              -------           -------               -------
Total deposits and borrowings          $ 56,009             $ 56,009             $ 56,009          $ 56,009              $ 56,009
                                       ========              =======              =======           =======               =======

Stockholders' equity:
  Preferred Stock, $.10 par
   value, 2,000,000 shares
   authorized; none to
   be issued                           $     --             $     --             $     --          $     --              $     --
  Common Stock, $.10 par
    value, 8,000,000 shares
    authorized; shares issued or
    to be issued as reflected(4)             46                   65                   76                87                   101
 Additional paid-in capital(5)            1,795                5,237                5,884             6,531                 7,275
 Retained earnings(5)(6)                  5,157                5,157                5,157             5,157                 5,157
Less:
  Net unrealized loss on
   securities available for sale(5)         (31)                 (31)                 (31)              (31)                  (31)
  Unearned Common Stock
    held by the Management
    Recognition Plan                        (38)                 (38)                 (38)              (38)                  (38)
  Common Stock acquired by
    the ESOP                               (114)                (114)                (114)             (114)                 (114)
                                       --------              -------              -------           -------               -------
Total stockholders' equity             $  6,815              $10,276              $10,934           $11,592               $12,349
                                       ========              =======              =======           =======               =======





(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Offering Price Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Offerings or pursuant to an over-allotment option which the Company intends to grant Webb in the Public Offering, if any.

(2) Does not reflect withdrawals from deposit accounts for the purchase of Conversion Stock in the Offerings. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) Consists of FHLB advances and a third party loan to the Association's Employee Stock Ownership Plan ("ESOP").

(4) Assumes (i) that the 207,726 Public Association Shares outstanding at June 30, 1996 are converted into 272,935, 321,100, 369,265 and 424,655 Exchange
     Shares at the minimum, midpoint, maximum and 15% above the maximum of the Offering Price Range, respectively, and (ii) that no fractional shares of Exchange Shares will be issued by the Company. No effect has been given to the issuance of additional shares of Common Stock pursuant to existing and proposed stock benefit plans. See "Pro Forma Data," "Management of the Company - Benefits" and "Management of the Association - Stock Benefit Plans."

(5) The pro forma additional paid-in capital and retained earnings reflect a restriction of the original retained earnings of the Association prior to the MHC Reorganization. The pro forma additional paid-in capital reflects the $80,000 to be acquired by the Association upon the merger of the Mutual Holding Company (following its conversion to a federal interim stock savings institution) with and into the Association.

(6) The retained earnings of the Association will be substantially restricted after the Conversion and Reorganization by virtue of the liquidation account to be established in connection with the Conversion and Reorganization. See "The Conversion and Reorganization - Liquidation Rights." In addition, certain distributions from the Association's retained earnings may be treated as being from its pre-1988 accumulated bad debt reserve for tax purposes, which would cause the Association to have additional taxable income. See "Taxation - Federal Taxation."

                               REGULATORY CAPITAL

     The following table presents the historical regulatory capital of the Association at June 30, 1996, and the pro forma regulatory capital of the Association after giving effect to the Conversion and Reorganization, based upon the sale of the number of shares shown below, the issuance of Exchange Shares and the other assumptions set forth under "Pro Forma Data."



                                                                                       Pro Forma Regulatory Capital Based Upon(1)
                                                             --------------------------------------------------------------------


                                  Actual Regulatory                  373,065 Shares                    438,900 Shares
                                     Capital at                         (Minimum                          (Midpoint
                                  June 30, 1996(1)                      of Range)                         of Range)
                           --------------------------        -------------------------         ---------------------------

                                                Percent                          Percent                            Percent
                               Amount        of Assets(2)        Amount        of Assets(2)        Amount        of Assets(2)
                           ------------      -----------     ------------     -----------      -------------     -----------


                                                                                                    (Dollars in Thousands)
Tangible capital:
  Actual                          $6,846           10.8%           $8,616            13.2%            $8,946           13.6%
  Requirement                        953            1.5               980             1.5                985            1.5
                                  ------           ----            ------            ----             ------           ----
  Excess                          $5,893            9.3%           $7,636            11.7%            $7,961           12.1%
                                  ======            ===            ======            ====             ======           ====
Core capital:
  Actual                          $6,846           10.8%           $8,616            13.2%            $8,946           13.6%
  Requirement(3)                   1,906            3.0             1,960             3.0              1,970            3.0
                                  ------           ----            ------            ----             ------           ----
  Excess                          $4,940            7.8%           $6,656            10.2%            $6,976           10.6%
                                  ======            ===            ======            ====             ======           ====
Risk-based capital(4)(5)
  Actual                          $7,072           23.1%           $8,842            28.5%            $9,172           29.5%
  Requirement(3)                   2,450            8.0             2,478             8.0              2,484            8.0
                                  ------           ----            ------            ----             ------           ----
  Excess                          $4,622           15.1%           $6,364            20.5%            $6,688           21.5%
                                  ======            ===            ======            ====             ======           ====



                                            580,445 Shares
         504,735 Shares                       (15% Above
            (Maximum                           Maximum
            of Range)                        of Range)(1)
- --------------------------------    -----------------------------

                      Percent                          Percent
     Amount         of Assets(2)        Amount        of Assets(2)
- --------------     -------------      -----------    ------------





        $9,275            14.1%          $9,653            14.6%
           990             1.5              995             1.5
        ------            ----           ------            ----
        $8,285            12.6%          $8,658            13.1%
        ======            ====           ======            ====

        $9,275            14.1%          $9,653            14.6%
         1,979             3.0            1,991             3.0
        ------            ----           ------            ----
        $7,296            11.1%          $7,662            11.6%
        ======            ====           ======            ====

        $9,501            30.5%          $9,879            31.7%
         2,489             8.0            2,495             8.0
        ------            ----           ------            ----
        $7,012            22.5%          $7,384            23.7%
        ======            ====           ======            ====




(1) The OTS recently revised its policy to exclude net unrealized gains or losses on securities classified as available for sale from regulatory capital when computing core and risk-based capital. The net unrealized loss on securities classified as available for sale amounted to $31,000 as of June 30, 1996.

(2) Tangible and core capital are computed as a percentage of adjusted total assets of $63.5 million prior to the consummation of the Offerings and $65.3 million, $65.7 million, $66.0 million and $66.4 million following the issuance of 373,065, 438,900, 504,735 and 580,445 shares in the Conversion and Reorganization, respectively. Risk-based capital is computed as a percentage of total risk-weighted assets of $30.6 million prior to the consummation of the Offerings and $31.0 million, $31.0 million, $31.1 million and $31.2 million following the issuance of 373,065, 438,900, 504,735 and 580,445 shares in the Conversion and Reorganization, respectively.

(3) Does not reflect proposed amendments to regulatory capital requirements or, in the case of the core capital requirement, the 4.0% requirement to be met in order for an institution to be "adequately capitalized" under applicable laws and regulations. See "Regulation - The Association - Prompt Corrective Action."

(4) The pro forma risked-based capital ratios (i) reflect the receipt by the Association of the assets held by the Mutual Holding Company and of 50% of the estimated net proceeds from the Offerings, and (ii) assume the investment of the net proceeds received by the Association in assets which have a risk-weight of 20% under applicable regulations, as if such net proceeds had been received and so applied at June 30, 1996.

(5) Includes the $226,000 of general allowance for loan losses that was included in risk-based capital as of June 30, 1996.


                                 PRO FORMA DATA

     The actual net proceeds from the sale of the Conversion Stock cannot be determined until the Conversion and Reorganization is completed. However, net proceeds are currently estimated to be between $3.4 million and $4.7 million (or $5.5 million in the event the Offering Price Range is increased by 15%) based upon the following assumptions: (i) all shares of Conversion Stock will be sold in the Subscription and Community Offerings; and (ii) total expenses, including the marketing fees to be paid to Webb, will be approximately $350,000. Actual expenses may vary from those estimated.

     Pro forma net earnings and stockholders' equity have been calculated for the year ended June 30, 1996 as if the Conversion Stock to be issued in the Offerings had been sold (and the Exchange Shares issued) at the beginning of the year and the net proceeds had been invested at 5.68%, which represents the yield on one-year U.S. Government securities at June 30, 1996 (which, in light of changes in interest rates in recent periods, is deemed to more accurately reflect a pro forma reinvestment rate than the arithmetic average method). The effect of withdrawals from deposit accounts for the purchase of Conversion Stock has not been reflected. An effective federal tax rate of 35.0% has been assumed for the year, resulting in an after-tax yield of 3.69% for the year ended June 30, 1996. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "Use of Proceeds," the Company intends to retain 50% of the net proceeds from the Offerings.

     No effect has been given in the tables to the issuance of additional shares of Common Stock pursuant to existing and proposed stock benefit plans. See "Management of the Company - Benefits" and "Management of the Association - Stock Benefit Plans." No effect has been given to (i) the Company's results of operations after the Conversion and Reorganization, or (ii) the market price of the Common Stock after the Conversion and Reorganization.

     The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of the Company computed in accordance with generally accepted accounting principles ("GAAP"). The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation.

        The following table summarizes historical data of the Association and pro forma data of the Company at or for the dates and periods indicated based on assumptions set forth above and in the tables and should not be used as a basis for projections of the market value of the Common Stock following the Conversion and Reorganization.

                                                                    At or For the Year Ended June 30, 1996
                                                 --------------------------------------------------------------------------

                                                      373,065             438,900             504,735             580,445
                                                    Shares Sold         Shares Sold         Shares Sold         Shares Sold
                                                     at $10.00           at $10.00           at $10.00         at $10.00 Per
                                                     Per Share           Per Share           Per Share          Share (15%
                                                    (Minimum of          (Midpoint          (Maximum of        above Maximum
                                                      Range)             of Range)            Range)           of Range)(5)
                                                 ---------------     ---------------     ---------------     ---------------

                                                                  (Dollars in Thousands, Except Per Share Amounts)

Gross proceeds                                          $ 3,731             $ 4,389             $ 5,047             $ 5,804
Less offering expenses and commissions                      350                 350                 350                 350
                                                         ------              ------              ------              ------
  Estimated net proceeds                                  3,381               4,039               4,697               5,454
Add assets consolidated from the
  Mutual Holding Company                                     80                  80                  80                  80
                                                         ------              ------              ------              ------
Total estimated net proceeds, as adjusted               $ 3,461             $ 4,119             $ 4,777             $ 5,534
                                                         ======              ======              ======              ======
Net earnings:
  Historical                                            $   453             $   453             $   453             $   453
  Pro forma earnings on net proceeds                        128                 152                 176                 204
                                                         ------              ------              ------              ------
  Pro forma net earnings(1)                             $   581             $   605             $   629             $   657
                                                         ======              ======              ======              ======
Net earnings per share(2):
  Historical                                            $   .70             $   .60             $   .52             $   .45
  Pro forma earnings on net proceeds                        .20                 .20                 .20                 .20
                                                         ------              ------              ------              ------
  Pro forma net earnings per share(1)                   $   .90             $   .80             $   .72             $   .65
                                                         ======              ======              ======              ======
Offering price to pro forma
 annualized net earnings per share(2)                     11.11x              12.50x              13.89x              15.38x
                                                         ======              ======              ======              ======
Stockholders' equity:
  Historical(3)                                         $ 6,895             $ 6,895             $ 6,895             $ 6,895
  Estimated net proceeds                                  3,381               4,039               4,697               5,454
                                                         ------              ------              ------              ------
 Pro forma stockholders' equity(1)(4)                   $10,276             $10,934             $11,592             $12,349
                                                         ======              ======              ======              ======
Stockholders' equity per share(2):
  Historical(3)                                         $ 10.67             $  9.07             $  7.89             $  6.86
  Estimated net proceeds                                   5.24                5.32                5.37                5.43
                                                         ------              ------              ------              ------
  Pro forma stockholders' equity
    per share(1)(4)                                     $ 15.91             $ 14.39             $ 13.26             $ 12.29
                                                         ======              ======              ======              ======
Offering price as a percentage of pro
  forma stockholders' equity per share(2)                 62.85%              69.49%              75.41%              81.37%
                                                         ======              ======              ======              ======

________________________________

(1) No effect has been given to the issuance of additional shares of Common Stock pursuant to the 1997 Stock Option Plan or the purchase of additional shares of Common Stock pursuant to the 1997 Recognition Plan, which plans may be adopted by the Company following the Conversion and Reorganization and presented for approval by stockholders at an annual or special meeting of stockholders of the Company held at least one year following the consummation of the Conversion and Reorganization. In addition, no effect has been given to the purchase of additional shares of Common Stock by the ESOP, which purchases, if made, would not be conducted earlier than one year following consummation of the Conversion and Reorganization. The issuance of Common Stock pursuant to the exercise of options under the 1997 Stock Option Plan will result in the dilution of existing stockholders' interests. See "Management of the Company - Benefits - 1997 Stock Option Plan." Moreover, funds used by the 1997 Recognition Plan to purchase the shares initially may be contributed to the 1997 Recognition Plan by the Company and the shares may be acquired either in the open market or from the Company. The issuance of authorized but unissued shares of Common Stock pursuant to the 1997 Recognition Plan would result in the dilution of existing stockholders' interests. See "Management of the Company - Benefits
     - 1997 Management Recognition Plan and Trust." Finally, any additional shares of Common Stock purchased by the ESOP could be acquired in the open market with funds provided by the Company or from authorized but unissued shares of Common Stock. In the event that additional shares of Common Stock are issued to the ESOP, stockholders would experience dilution of their ownership interests. See "Management of the Association - Stock Benefit Plans - Employee Stock Ownership Plan."

(2) The per share calculations are determined by adding the number of shares assumed to be issued in the Conversion and Reorganization.

(3) Includes the $80,000 to be acquired by the Association upon the merger of the Mutual Holding Company (following its conversion to a federal interim stock savings institution) with and into the Association.

(4) The retained earnings of the Association will be substantially restricted after the Conversion by virtue of the liquidation account to be established in connection with the Conversion and Reorganization. See "Dividend Policy" and "The Conversion and Reorganization - Liquidation Rights." In addition, certain distributions from the Association's retained earnings may be treated as being from its pre-1988 accumulated bad debt reserve for tax purposes, which would cause the Association to have additional taxable income. See "Taxation - Federal Taxation."

(5) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Offering Price Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Offerings or pursuant to an over-allotment option which the Company intends to grant Webb in the Public Offering, if any.

                       DEARBORN SAVINGS ASSOCIATION, F.A.
                             STATEMENTS OF EARNINGS
                      (In Thousands, Except Per Share Data)

     The following Statements of Earnings of the Association for each of the years in the three-year period ended June 30, 1996 have been audited by Grant Thornton L.L.P., independent certified public accountants, whose report thereon appears elsewhere herein. The Statements of Earnings should be read in conjunction with the Financial Statements and related Notes included elsewhere herein.

                                                                 Year Ended June 30,
                                                     -------------------------------------
                                                        1996          1995          1994
                                                     --------       -------        -------
Interest income:
  Loans                                              $ 3,869        $ 3,654        $ 3,780
  Mortgage-backed securities                             182            245            222
  Investment securities                                  381            404            264
  Interest-bearing deposits and other                    276            280            311
                                                      ------         ------         ------
    Total interest income                              4,708          4,583          4,577
Interest expense:
  Deposits                                             2,077          1,980          1,824
  Borrowings                                             892            893            782
                                                      ------         ------         ------
    Total interest expense                             2,969          2,873          2,606
                                                      ------         ------         ------
    Net interest income                                1,739          1,710          1,971
Provision for losses on loans                             12              8             12
                                                      ------         ------         ------
    Net interest income after provision for
      losses on loans                                  1,727          1,702          1,959
Other income:
  Gain (loss) on sale of loans                            45            (13)           124
  Gain (loss) on sale of investment and
    mortgage-backed securities transactions               14             (1)             2
  Other operating                                        141            140            101
                                                      ------         ------         ------
    Total other income                                   200            126            227
General, administrative and other expense:
  Employee compensation and benefits                     646            646            628
  Occupancy and equipment                                115            100             91
  Federal deposit insurance premiums                      87             90             87
  Other operating                                        437            453            489
                                                      ------         ------         ------
    Total general, administrative and
      other expense                                    1,285          1,289          1,295
                                                      ------         ------         ------
    Earnings before income taxes                         642            539            891
Federal income taxes:
  Current                                                152            116            257
  Deferred                                                37             38             31
                                                      ------         ------         ------
    Total federal income taxes                       $   189        $   154        $   288
                                                      ------         ------         ------
    Net earnings                                     $   453        $   385        $   603
                                                      ======         ======         ======
    Earnings per share                               $  1.02        $  0.86         $  N/A
                                                      ======         ======          =====


        The accompanying notes are an integral part of these statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

        The Association's results of operations depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, which principally consist of loans, mortgage-backed securities and investment securities, and interest expense on interest-bearing liabilities, which principally consist of deposits and borrowings. The Association's results of operations also are affected by the provision for losses on loans, resulting from management's assessment of the adequacy of the allowance for loan losses; the level of its other income, including deposit fees and related income and gains and losses from the sale of loans, investments, mortgage-backed securities and real estate owned; the level of its general, administrative and other expense, including employee compensation and benefits, occupancy and equipment expense, federal deposit insurance premiums and miscellaneous other operating expenses; and income tax expense.

Asset and Liability Management

        The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect.

        The lending activities of savings associations have historically emphasized long-term, fixed-rate loans secured by single-family residences, and the primary source of funds of such institutions has been deposits. The deposit accounts of savings associations generally bear interest rates that reflect market rates and largely mature or are subject to repricing within a short period of time. This factor, in combination with substantial investments in long-term, fixed-rate loans, has historically caused the income earned by savings associations on their loan portfolios to adjust more slowly to changes in interest rates than their cost of funds.

        In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on the Association's results of operations, the Association's management, through its Asset and Liability Committee, has implemented and continues to monitor asset and liability management policies to better match the maturities and repricing terms of the Association's interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of: (i) emphasizing the origination of adjustable-rate single-family residential loans ("ARMs"); (ii) emphasizing the origination of single-family residential loans on terms which permit the sale to the Federal Home Loan Mortgage Corporation ("FHLMC") and other institutional investors, and the sale of selected fixed-rate residential mortgage loans in the secondary market as economic and market conditions permit; and (iii) managing interest expense.

        In the past few years, the Association has successfully emphasized the origination of single-family residential ARMs. However, due to the generally lower interest rates which have prevailed in recent years, the Association's originations of ARMs has decreased due to the preference of the Association's customers for fixed-rate residential mortgage loans. Nevertheless, as a consequence of the Association's efforts, $10.5 million or 28.9% of the single-family residential mortgages originated by the Association during fiscal 1996, 1995 and 1994 consisted of ARMs. As a result, as of June 30, 1996, $11.6 million or 32.8% of the Association's portfolio of single-family residential mortgage loans consisted of ARMs.

        Since 1985, the Association has sold selected fixed-rate single-family residential mortgage loans to the FHLMC and other institutional investors in the secondary market as economic and market conditions permit. During fiscal 1996, 1995 and 1994, such sales amounted to $8.2 million, $2.5 million and $6.4 million, respectively. Such sales were conducted as a means of minimizing interest rate risk associated with such loans and in order to generate additional funds for lending and other purposes.

        Finally, in order to manage its interest expense more effectively, the Association has elected to offer rates on its deposit accounts that are competitive with certain of its competitors' rates. Pursuant to this policy, the Association has generally neither engaged in sporadic increases or decreases in interest rates paid nor offered the highest rates available in its deposit market except upon specific occasions when market conditions have created opportunities to attract longer-term deposits or when the Association has deemed such actions necessary in order to reduce excessive deposit outflows. In addition, the Association utilizes FHLB advances to, among other things, fund the volume of mortgage loan originations. This policy has assisted the Association in controlling its cost of funds.

        Management presently monitors and evaluates the potential impact of interest rate changes upon the market value of the Association's portfolio equity and the level of net interest income on a quarterly basis. As discussed under "Regulation - The Association - Regulatory Capital Requirements," the OTS adopted a final rule in August 1993 incorporating an interest rate risk component into the risk-based capital rules. Under the rule, an institution with a greater than "normal" level of interest rate risk will be subject to a deduction of its interest rate component from total capital for purposes of calculating the risk-based capital requirement. An institution with a greater than "normal" interest rate risk is defined as an institution that would suffer a loss of net portfolio value ("NPV") exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts. A resulting change in NPV of more than 2% of the estimated market value of an institution's assets will require the institution to deduct from its capital 50% of that excess change. The rule provides that the OTS will calculate the interest rate risk component quarterly for each institution. The rule is effective for institutions with total assets in excess of $300 million and, in any event, the OTS has recently indicated that no institution will be required to deduct capital for interest rate risk until further notice. See "Regulation - The Association - Regulatory Capital Requirements."

        The following table presents the Association's NPV as of March 31, 1996 (the latest date such information is available), as calculated by the OTS, based on information provided to the OTS by the Association.


                                                     Net Portfolio Value
- ----------------------------------------------------------------------------------------------------------------


                                                       Estimated
       Change in                                        NPV as a
    Interest Rates               Estimated             Percentage                Amount
    (basis points)                  NPV                of Assets                of Change               Percent
    --------------               ----------            ----------               ---------               -------
                                                    (Dollars in Thousands)

         +400                     $3,050                  5.40%                 $(4,662)                 (60)%
         +300                      4,231                  7.27                   (3,481)                 (45)
         +200                      5,446                  9.09                   (2,266)                 (29)
         +100                      6,641                 10.77                   (1,071)                 (14)
          --                       7,712                 12.18                       --                   --
         -100                      8,492                 13.13                      780                   10
         -200                      8,829                 13.45                    1,117                   14
         -300                      9,005                 13.54                    1,293                   17
         -400                      9,320                 13.80                    1,608                   21



        Although the actions taken by management of the Association have reduced the potential effects of changes in interest rates on the Association's results of operations, significant increases in interest rates may adversely affect the Association's net interest income and/or NPV because of the excess of interest-bearing liabilities over interest-earning assets within shorter periods and because the Association's adjustable-rate, interest-earning assets generally are not as responsive to changes in interest rates as its interest-bearing liabilities due to terms which generally permit only annual adjustments to the interest rate and which generally limit the amount which interest rates thereon can adjust at such time and over the life of the related asset. In addition, the proportion of adjustable-rate loans in the Association's loan portfolio could decrease in future periods if market rates of interest remain at or decrease below current levels.

Changes in Financial Condition

        General. At June 30, 1996, the Association's assets totalled $63.5 million, as compared to $61.7 million at June 30, 1995, reflecting an increase of $1.9 million or 3.0%. The increase in assets in fiscal 1996 was funded primarily by an increase in deposits of $3.9 million or 10.5%, and current year undistributed earnings of $114,000, which were partially offset by a decrease in FHLB advances of $2.3 million or 13.7%.

        Cash and Interest-Bearing Deposits. Cash and interest-bearing deposits (including certificates of deposit) in other financial institutions declined by $259,000 or 10.4% during the fiscal year ended June 30, 1996, as excess liquidity was redeployed into higher yielding investment securities.

        Investment Securities. Investment securities (including investment securities classified as available for sale) increased by $3.7 million or 61.9%, from $6.0 million at June 30, 1995 to $9.7 million at June 30, 1996. Such increase was due primarily to the purchase of $10.4 million of predominantly short and medium-term U.S. Government agency obligations, which was partially offset by the maturity of $6.7 million of investment securities. At June 30, 1996, $6.4 million of the Association's investment securities were classified as available for sale.

         Mortgage-Backed Securities. Mortgage-backed securities (including mortgage-backed securities classified as available for sale) decreased by $1.5 million or 50.3%, from $3.0 million at June 30, 1995 to $1.5 million at June 30, 1996. Such decrease resulted primarily from the principal repayments on mortgage-backed securities of $453,000 and the sale of $1.1 million of mortgage-backed securities classified as available for sale. At June 30, 1996, all $1.5 million of the Association's mortgage-backed securities were classified as available for sale.

         Loans Receivable. Loans receivable (including loans classified as held for sale) decreased by $454,000 or 1.0% during fiscal 1995, from $47.2 million at June 30, 1995 to $46.8 million at June 30, 1996. The decrease resulted primarily from $16.8 million of loan originations being offset by $17.3 million of loans sold and loan principal reductions. At June 30, 1996, $182,000 of the Association's loans receivable were classified as held for sale.

         Allowance for Loan Losses. At June 30, 1996, the Association's allowance for loan losses totalled $226,000, which represented a $12,000 increase over the level maintained at June 30, 1995. At June 30, 1996, the Association's allowance for loan losses was comprised solely of a general loan loss allowance, which is includable as a component of regulatory risk-based capital. The allowance represented approximately .46% of the gross loan portfolio (including loans classified as held for sale). At that date, the ratio of total non-performing loans to total loans amounted to .05%, as compared to .14% at June 30, 1995. Although management of the Association believes that its allowance for loan losses at June 30, 1996 was adequate based on the facts and circumstances available to it, there can be no assurance that additions to such allowance will not be necessary in future periods, which could adversely affect the Association's results of operations.

         Deposits. Deposits totalled $41.4 million at June 30, 1996, as compared to $37.5 million at June 30, 1995, reflecting an increase of $3.9 million or 10.4%. Deposit accounts subject to daily repricing (passbook, money market deposit and NOW accounts) increased by $317,000 or 4.1% from June 30, 1995 to June 30, 1996. During the same period, certificates of deposit increased by $3.6 million or 12.1%. The Association has generally not engaged in sporadic increases or decreases in interest rates paid or offered the highest rates available in its deposit market except upon specific occasions when market conditions have created opportunities to attract longer-term deposits.

         FHLB Advances. Advances from the FHLB of Indianapolis amounted to $14.5 million at June 30, 1996, as compared to $16.8 million at June 30, 1995. The FHLB advances were predominantly drawn upon in prior years and consisted primarily of longer-term advances which were utilized to fund the loan growth in fiscal years 1992 and 1993. The weighted average rate on FHLB advances was 5.96% at June 30, 1996, as compared to 6.30% at June 30, 1995.

         Stockholders' Equity. For the year ended June 30, 1996, the Association's stockholders' equity increased by $128,000 or 1.9%, from $6.7 million at June 30, 1995 to $6.8 million at June 30, 1996. This increase was primarily due to $453,000 of net earnings during the year, which was partially offset by $339,000 in dividends which were declared during the year together with a $33,000 increase in unrealized losses on investment and mortgage-backed securities classified as available for sale. In addition, adjustments to stockholders' equity relating to unearned Association Common Stock held by the Management Recognition Plan and unallocated shares of Association Common Stock held by the ESOP declined from (197,000) to (152,000) from June 30, 1995 to June 30, 1996.

 Results of Operations

         Average Balances, Net Interest Income and Yields Earned and Rates Paid. The following table presents for the periods indicated the total dollar amount of interest from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. The table does not reflect any effect of income taxes.

                                                                                                   Year Ended June 30,
                                      ----------------------------------------------------------------------------------------------

                                                           1996                                             1995
                                     ----------------------------------------------      ------------------------------------------

                                        Average                           Yield/           Average                           Yield/
                                        Balance          Interest         Rate(1)          Balance         Interest           Rate
                                     ------------      ------------     -----------      ------------     ------------     ---------
                                                                                                 (Dollars in Thousands)

Interest-earning assets:
  Loans receivable(2)                   $47,529           $3,869             8.14%         $46,294           $3,654            7.89%
  Mortgage-backed securities(3)           2,412              182             7.55            3,579              245            6.85
  Investment securities(3)                5,880              381             6.48            5,834              404            6.92
  Other interest-earning assets           3,766              276             7.33            3,664              280            7.64
                                         ------            -----                            ------            -----
  Total interest-earning assets          59,587            4,708             7.90%          59,371            4,583            7.72%
                                         ------            -----             ====           ------            -----            ====
Non-interest-earning assets               2,077                                              1,953
                                         ------                                             ------
    Total assets                        $61,664                                            $61,324
                                         ======                                             ======

Interest-bearing liabilities
  Deposits                              $39,434            2,077             5.27%         $39,511            1,980            5.01%
  FHLB advances and other
    borrowings(4)                        14,554              892             6.13           14,488              893            6.16
                                         ------            -----                            ------            -----
  Total interest-bearing
    liabilities                          53,988            2,969             5.50%          53,999            2,873            5.32%
                                         ------            -----             ====           ------            -----            ====
Non-interest-bearing liabilities            805                                                687
                                         ------                                             ------

    Total liabilities                    54,793                                             54,686
                                         ------                                             ------

Stockholders' equity                      6,871                                              6,638
                                         ------                                             ------

  Total liabilities and
    stockholders' equity                $61,664                                            $61,324
                                         ======                                             ======

Net interest income; interest
  rate spread                                             $1,739             2.40%                           $1,710            2.40%
                                                           =====           ======                             =====            ====

Net interest margin(5)                                                       2.92%                                             2.88%
                                                                           ======                                              ====

Average interest-earning assets
to average interest-bearing
liabilities                                                                110.37%                                           109.95%
                                                                           ======                                            ======





                                                                  1994
                                             --------------------------------------------

                                                 Average                          Yield/
                                                 Balance          Interest         Rate
                                             --------------     -----------     ----------


Interest-earning assets:
  Loans receivable(2)                            $45,720           $3,780           8.27%
  Mortgage-backed securities(3)                    3,052              222           7.27
  Investment securities(3)                         5,866              264           4.50
  Other interest-earning assets                    4,198              311           7.41
                                                  ------           ------
  Total interest-earning assets                   58,836            4,577           7.78%
                                                  ------            -----           ====
Non-interest-earning assets                        2,283
                                                 -------
    Total assets                                 $61,119
                                                  ======

Interest-bearing liabilities
  Deposits                                       $40,814            1,824           4.47%
  FHLB advances and other
    borrowings(4)                                 13,691              782           5.71
                                                  ------           ------
  Total interest-bearing
    liabilities                                   54,505            2,606           4.78%
                                                  ------           ------           ====
Non-interest-bearing liabilities                     625
                                                  ------

    Total liabilities                             55,130
                                                  ------

Stockholders' equity                               5,989
                                                 -------

  Total liabilities and
    stockholders' equity                         $61,119
                                                  ======

Net interest income; interest
  rate spread                                                      $1,971          3.00%
                                                                   ======          ====


Net interest margin(5)                                                             3.35%
                                                                                   ====

Average interest-earning assets
to average interest-bearing
liabilities                                                                      107.95%
                                                                                 ======


                                                                                    (Footnotes on following page)

- ----------------------

(1) At June 30, 1996 the yields earned and rates paid were as follows: loans receivable, 8.16%; mortgage-backed securities, 8.09%; investment securities, 6.71%; other interest-earning assets, 7.37%; total interest-earning assets, 7.89%; deposits, 5.23%; FHLB advances and other borrowings, 5.96%; total interest-bearing liabilities, 5.42%; and interest rate spread, 2.47%.

(2)    Includes loans classified as held for sale.

(3) Includes mortgage-backed securities classified as available for sale and held for sale and investment securities classified as available for sale.

(4) Includes a loan from a third party financial institution to the Association's ESOP.

(5) Net interest margin is net interest income divided by average interest-earning assets.

         Rate/Volume Analysis. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Association's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                                                            Year Ended June 30,
                                            ----------------------------------------------------------------------------------------

                                                       1996 vs. 1995                                  1995 vs. 1994
                                           ---------------------------------------       -------------------------------------------

                                                    Increase                                    Increase
                                                  (Decrease)                                   (Decrease)
                                                    Due To                                       Due To
                                           ----------------------          Total         ----------------------          Total
                                                                         Increase                                       Increase
                                            Rate          Volume        (Decrease)        Rate          Volume         (Decrease)
                                           ------        --------       ----------       ------         -------        ----------
                                                                              (In Thousands)
Interest-earning assets:
  Loans receivable                           $118          $  97            $215          $(173)           $ 47           $(126)
  Mortgage-backed securities                   17            (80)            (63)           (15)             38              23
  Investment securities                      (165)           142             (23)           141              (1)            140
  Other interest-earning assets               (12)             8               4              9             (40)            (31)
                                             ----            ---             ---           ----             ---            ----

    Total interest-earning assets           $ (42)          $167            $125          $ (38)           $ 44            $  6
                                             ====            ===             ===           ====             ===             ===

Interest-bearing liabilities:
  Deposits                                    101             (4)             97            214             (58)            156
  FHLB advances and other borrowings           (5)             4              (1)            65              46             111
                                             ----           ----           ----            ----             ---            ----

    Total interest-bearing
      liabilities                           $  96         $   --           $  96          $ 279           $ (12)          $ 267
                                             ====          =====           =====           ====            ====            ====

Increase (decrease) in net interest
  income                                                                   $  29                                          $(261)
                                                                           =====                                           ====


Comparison of Results of Operations for the Years Ended June 30, 1996 and June 30, 1995

         General. Net earnings for the fiscal year ended June 30, 1996 totalled $453,000, representing an increase of $68,000 or 17.7% from the $385,000 of net earnings reported for the year ended June 30, 1995. The increase in net earnings during fiscal 1996 is primarily attributable to a $29,000 increase in net interest income, a $74,000 increase in other income and a $4,000 decrease in general, administrative and other expense, which were partially offset by a $4,000 increase in the Association's provision for losses on loans and a $35,000 increase in the provision for federal income taxes.

         Net Interest Income. Net interest income is determined by an institution's interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities), the relative amounts of interest-earning assets and interest-bearing liabilities and by the degree of mismatch in the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

         Interest income on loans and mortgage-backed securities totalled $4.1 million in fiscal 1996, an increase of $152,000 or 3.9% from the $3.9 million recorded in fiscal 1995. The increase in interest income on loans, partially offset by a decrease in interest income on mortgage-backed securities, is primarily attributable to a combined increase in the average balance of loans and mortgage-backed securities of $68,000. In addition, the weighted average yield earned on the Association's aggregate loan and mortgage-backed securities portfolio increased from 7.82% during fiscal 1995 to 8.11% for fiscal 1996.

         Interest income on investment securities and other interest-earning assets (consisting primarily of U.S. Government agency obligations, municipal obligations, interest-bearing deposits and FHLB of Indianapolis stock) decreased during fiscal 1996 by $27,000 or 3.9%. This was primarily due to a decrease in the weighted average yield from 7.20% at June 30, 1995 to 6.80% at June 30, 1996, which was partially offset by an increase in the average balance of such investments during fiscal 1996 of $148,000 or 1.6%, as compared to fiscal 1995.

         Interest expense on deposits increased by $97,000 or 4.9% from $2.0 million for the fiscal year ended June 30, 1995 to $2.1 million for the fiscal ended June 30, 1996. Such increase in interest expense was due to an increase in the weighted average cost of deposits from 5.01% in fiscal 1995 to 5.27% in fiscal 1996, which was partially offset by a $77,000 decrease in the average balance of deposits outstanding year-to-year. The increase in the cost of deposits generally reflects the increase in interest rates in the economy.

         Interest expense on FHLB advances and other borrowings decreased slightly by $1,000 or 0.1% during fiscal 1996. Such decrease was due to a decrease in the weighted average rate paid thereon from 6.16% for fiscal 1995 to 6.13% for fiscal 1996, which was partially offset by a $66,000 increase in the average balance of such borrowings during fiscal 1996 as compared to fiscal 1995.

         As a result of the foregoing changes in interest income and interest expense, net interest income increased by $29,000 or 1.7% to $1.7 million for the fiscal year ended June 30, 1996.

         The Association's interest rate spread amounted to 2.40% for both the fiscal years ended June 30, 1995 and 1996. The Association's net interest margin increased from 2.88% during fiscal 1995 to 2.92% during fiscal 1996.

         Provision for Losses on Loans. The Association established a provision for losses on loans of $12,000 and $8,000 during fiscal 1996 and 1995, respectively.

         Other Income. Total other income totalled $200,000 in fiscal 1996, an increase of $74,000 or 58.7% from fiscal 1995. The increase in fiscal 1996 was primarily attributable to a $58,000 increase in gain on the sales of loans, a $15,000 increase in gain on sales of investments and mortgage-backed securities and a $1,000 increase in other operating income (which consist primarily of loan servicing fee income, late charges and fees and other miscellaneous fee income).

         General, Administrative and Other Expense. Total general, administrative and other expense totalled $1.3 million for the fiscal year ended June 30, 1996, a decrease of $4,000 or .3% from the fiscal year ended June 30, 1995. The decrease was primarily due to a $16,000 or 3.5% decrease in other operating expense (which consists primarily of data processing costs, advertising expenses, franchise taxes, professional fees and supervisory assessments), which reflects a pro-rata decrease in all other operating expense categories except those described below. In addition, Federal deposit insurance premiums decreased by $3,000 or 3.3%, reflecting fluctuations in the balance of the Association's deposit accounts. These decreases were partially offset by an increase of $15,000 or 15.5% in occupancy and equipment expense. Such increase resulted primarily from an increase in building maintenance and maintenance contract expense.

         Federal Income Taxes. The provision for federal income taxes totalled $189,000 in fiscal 1996, an increase of $35,000 or 22.7% from the 1995 provision. The increase in the fiscal 1996 provision was due primarily to a $103,000 or 19.1% increase in pre-tax earnings.

Comparison of Results of Operations for the Years Ended June 30, 1995 and June 30, 1994

         General. Net earnings for the fiscal year ended June 30, 1995 totalled $385,000, representing a decline of $218,000 or 36.2% from the $603,000 of net earnings reported for the year ended June 30, 1994. The reduction in net earnings during fiscal 1995 is primarily attributable to a $261,000 decrease in net interest income and a $101,000 decrease in other income, which were partially offset by a $4,000 decrease in the Association's provision for losses on loans, a $6,000 decrease in general, administrative and other expense and a $134,000 decrease in the provision for federal income taxes.

         Net Interest Income. Interest income on loans and mortgage-backed securities totalled $3.9 million in fiscal 1995, a decline of $103,000 or 2.6% from the $4.0 million recorded in fiscal 1994. The reduction of interest income on loans and mortgage-backed securities is primarily attributable to a $122,000 reduction in amortization of deferred loan origination fees, which was the result of the decline in loan refinancing activity during the fiscal year ended June 30, 1995, as compared to fiscal year ended June 30, 1994, which was partially offset by growth in the average loan and mortgage-backed securities portfolios of $1.1 million or 2.3%.

         Interest income on investment securities and other interest-earning assets (consisting primarily of U.S. Government agency obligations, municipal obligations, interest-bearing deposits and FHLB of Indianapolis stock) increased during fiscal 1995 by $109,000 or 19.0%. This increase was primarily due to an increase in the weighted average yield earned on such investments from 5.71% at June 30, 1994 to 7.20% at June 30, 1995, which was partially offset by a decrease of $566,000 in the aggregate average balance of such investments during fiscal 1995, as compared to fiscal 1994.

         Interest expense on deposits increased by $156,000 or 8.6% from $1.8 million for the fiscal year ended June 30, 1994 to $2.0 million for the fiscal ended June 30, 1995. Such increase in interest expense was due to an increase in the weighted average rate paid on deposits from 4.47% in fiscal 1994 to 5.01% in fiscal 1995, which was partially offset by a decrease of $1.3 million in the average balance of deposits outstanding year-to-year. The increase in the rate paid on deposits generally reflected the increase in market rates of interest during the year.

         Interest expense on FHLB advances and other borrowings increased by $111,000 or 14.2% due to a $797,000 increase in the average balance of borrowings outstanding, together with an increase in the weighted average rate paid thereon from 5.71% for fiscal 1994 to 6.16% for fiscal 1995.

         As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $261,000 or 13.2% from $2.0 million for the fiscal year ended June 30, 1994 to $1.7 million for the fiscal year ended June 30, 1995.

         The Association's interest rate spread decreased from 3.00% for the fiscal year ended June 30, 1994 to 2.40% for the fiscal year ended June 30, 1995. The Association's net interest margin declined from 3.35% during fiscal 1994 to 2.88% during fiscal 1995.

         Provision for Losses on Loans. The Association established a provision for losses on loans of $8,000 and $12,000 during fiscal 1995 and 1994, respectively. The $4,000 or 33.3% decrease in the provision during fiscal 1995 reflected the decline in net charge-offs during the year.

         Other Income. Total other income totalled $126,000 in fiscal 1995, a decrease of $101,000 or 44.5% from fiscal 1994. The decrease in other income during fiscal 1995 was primarily attributable to a reduction in gain on the sale of loans, which declined by $137,000 primarily due to a decline in loan originations and loan sales during fiscal 1995. The decrease in gain on the sale of loans was partially offset by an increase in other operating income of $39,000 or 38.6%, which resulted from increased servicing fees on loans sold of $21,000 or 73.7%, with the remainder of the increase resulting from a pro-rata increase in miscellaneous other income accounts.

         General, Administrative and Other Expense. Total general, administrative and other expense totalled $1.3 million for the fiscal year ended June 30, 1995, a decrease of $6,000 or .5% from the fiscal year ended June 30, 1994. This decrease was primarily due to a $36,000 or 7.4% decrease in other operating expense, which reflects a pro-rata decrease in all other operating expense categories except those described below. The decrease in other operating expense was partially offset by increases of $18,000 or 2.9% in employee compensation and benefits, $9,000 or 9.9% in occupancy and equipment expense and $3,000 or 3.4% in federal deposit insurance premiums. The increase in employee compensation and benefits was due to normal merit increases as well as expenses relating to employee benefit plans adopted in connection with the Association's conversion to stock form. The increase in occupancy and equipment expense resulted primarily from an increase in depreciation and maintenance contract expense. Federal deposit insurance premiums vary in accordance with fluctuations in the balance of the Association's deposit accounts.

         Federal Income Taxes. The provision for federal income taxes totalled $154,000 in fiscal 1995, a decrease of $134,000 or 46.5% from the fiscal 1994 provision. The decrease in the fiscal 1995 provision was due primarily to a $352,000 or 39.5% decrease in pre-tax earnings.

Regulatory Capital Requirements

         Federally insured savings associations are required to maintain minimum levels of regulatory capital. Pursuant to the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), the OTS has established capital standards applicable to all savings associations. These standards generally must be as stringent as the comparable capital requirements imposed on national banks. The OTS also is authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

         Savings associations must satisfy three different OTS capital requirements. Under these standards, savings associations must maintain "tangible" capital equal to at least 1.5% of adjusted total assets, "core" capital equal to at least 3% of adjusted total assets and "total" capital (a combination of core and "supplementary" capital) equal to at least 8% of "risk-weighted" assets.

         The following table sets forth the Association's compliance with each of the above-described regulatory capital requirements at June 30, 1996.

                                                    Tangible               Core          Risk-Based
                                                    Capital             Capital(1)       Capital(2)
                                                    -------             ----------        --------
                                                                 (Dollars in Thousands)

Regulatory capital                                  $6,846              $6,846             $7,072
Minimum required regulatory capital                    953               1,906              2,450
                                                     -----               -----              -----
Excess regulatory capital                           $5,893              $4,940             $4,622
                                                     =====               =====              =====
Regulatory capital as a percentage of
  assets(3)                                           10.8%               10.8%              23.1%
Minimum regulatory capital required
  as a percentage of assets                            1.5                 3.0                8.0
                                                      ----                ----               ----
Excess regulatory capital as a
  percentage in excess of requirement                  9.3%                7.8%              15.1%
                                                      ====                 ===               ====


- ---------------

(1) Does not reflect the 4.0% requirement to be met in order for an institution to be deemed "adequately capitalized" under applicable laws and regulations. See "Regulation - The Association - Prompt Corrective Action."

(2) Does not reflect the interest rate component to the risk-based capital requirement, the effective date of which has been postponed. See "Regulation - The Association - Regulatory Capital Requirements."

(3) Tangible and core capital are computed as a percentage of adjusted total assets of $63.5 million. Risk-based capital is computed as a percentage of total risk-weighted assets of $30.6 million.

Liquidity and Commitments

         The Association is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of United States Government and government agency obligations and other similar investments having maturities of five years or less. Such investments are intended to provide a source of relatively liquid funds upon which the Association may rely if necessary to fund deposit withdrawals and for other short-term funding needs. The required level of such liquid investments is currently 5% of certain liabilities as defined by the OTS and is changed from time to time to reflect economic conditions.

         The liquidity of the Association, as measured by the ratio of cash, cash equivalents (not committed, pledged or required to liquidate specific liabilities), investment and qualifying mortgage-backed securities to the sum of total deposits plus borrowings payable within one year, was 13.4% at June 30, 1996, as compared to 11.6% and 14.9% at June 30, 1995 and 1994, respectively. At June 30, 1996, the Association's "liquid" assets totalled approximately $6.0 million, which was $3.6 million in excess of the current OTS minimum requirement.

         The Association's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Association's primary sources of funds are deposits, borrowings, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment and mortgage-backed securities and other short-term investments, sales of loans and investment and mortgage-backed securities and funds provided from operations. While scheduled loan and mortgage-backed securities amortization and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Association manages the pricing of its deposits to maintain a steady deposit balance. In addition, the Association invests excess funds in overnight deposits and other short-term interest-earning assets which provides liquidity to meet lending requirements. The Association generates cash through the retail deposit market and, to the extent deemed necessary, utilizes borrowings for liquidity purposes (primarily consisting of advances from the FHLB of Indianapolis). At June 30, 1996, the Association had $14.5 million of outstanding advances from the FHLB of Indianapolis. Furthermore, the Association has access to the Federal Reserve Bank discount window.

         Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits. On a longer-term basis, the Association maintains a strategy of investing in various loans, mortgage-backed securities and investment securities as described in greater detail under "Business - Lending Activities" and "- Investment Activities." The Association uses its sources of funds primarily to meet its ongoing commitments, to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain a portfolio of investment and mortgage-backed securities. At June 30, 1996, the total approved loan commitments outstanding amounted to $689,000. At the same date, commitments under unused lines of credit amount to $523,000 and the unadvanced portion of construction loans approximated $2.2 million. Certificates of deposit scheduled to mature in one year or less at June 30, 1996 totalled $20.9 million. The Association believes that it has adequate resources to fund all of its commitments and that it can adjust the rate of certificates of deposit in order to retain deposits in changing interest rate environments.

         The Company, as a separately incorporated holding company, will have no significant operations other than serving as sole stockholder of the Association. On an unconsolidated basis, the Company initially will have no paid employees. The Company's assets will consist of its investment in the Association and the net proceeds retained from the Offerings (see "Use of Proceeds"), and its sources of income will consist primarily of earnings from the investment of such funds as well as any dividends from the Association. The only expenses expected to be incurred initially by the Company will relate to its reporting obligations under the Exchange Act, and related expenses as a publicly traded company. Management believes that the Company currently has adequate liquidity available to respond to its liquidity demands.

Impact of Inflation and Changing Prices

         The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation.

         Unlike most industrial companies, virtually all of the Association's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation.

Recent Accounting Pronouncements

         In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Pursuant to SFAS No. 125, after a transfer of financial assets, an entity would be required to recognize all financial assets and servicing it controls and liabilities it has incurred and, conversely, would not be required to recognize financial assets when control has been surrendered and liabilities when extinguished. SFAS No. 125 provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 will be effective with respect to the transfer and servicing of financial assets and the extinguishment of liabilities occurring after December 31, 1996, with earlier application prohibited. Management of the Association does not believe adoption of SFAS No. 125 will have a material effect on the Association's financial condition or results of operations.


                                    BUSINESS


Market Area

         The Association conducts its operations out of one full service office located in Lawrenceburg, Indiana, which represents the county seat and largest town in Dearborn County, Indiana. In addition to the main office, the Association maintains a loan production office in Lawrenceburg, Indiana. Dearborn County is located in southeastern Indiana near the borders of Indiana, Kentucky and Ohio. The primary market area for the Association is considered to consist of Dearborn County, and to a much lesser extent, the counties of Switzerland and Franklin in Indiana, Hamilton, Ripley and Clemont in Ohio, and Boone and Kenton in Kentucky.

         Dearborn County is included in the Cincinnati metropolitan statistical area. Dearborn County's economy has traditionally been supported by manufacturing, together with employment in services, wholesale/retail trade and miscellaneous other employment sectors. While manufacturing employment continues to account for the highest proportion of industry earnings in Dearborn County, manufacturing employment has been recently declining and employment growth has been occurring mostly in services and wholesale/retail trade. The favorable demographic growth being realized in Dearborn County has also supported employment growth in the construction industry. Based on 1994 data (the most recent data available), the largest employment sector in Dearborn County is wholesale/retail trade (23% of total employment) followed by services (21% of total employment) and manufacturing (14% of total employment). The balance of employment in Dearborn County is concentrated in government and construction.

         Lawrenceburg's location on the Ohio River and its proximity to Cincinnati makes it the center of economic activity in Dearborn County, and many of the largest employers in Dearborn County are based in Lawrenceburg. The current largest employer in Dearborn County is Joseph Seagram's and Sons. Based in Lawrenceburg, Joseph Seagram's and Sons is the largest distillery of its kind in the world with approximately 750 employees. Other major employers in Dearborn County include Aurora Casket Company, Dearborn County Hospital and American Electric Power. Economic activity in the Association's primary market area is expected to be further enhanced by the building of a riverboat gambling casino in Lawrenceburg, which will create additional jobs and result in economic growth throughout the entire business community. The casino is scheduled to open in late 1996. Overall, the economy within Dearborn County is fairly diverse, which provides for a relatively stable economic environment.

Lending Activities

         General. At June 30, 1996, the Association's net loans receivable (including loans classified as held for sale) totalled $46.8 million, which represented 73.7% of the Association's $63.5 million of total assets at that date. The principal lending activity of the Association is the origination of single-family residential loans and, to a lesser extent, multi-family residential and nonresidential real estate loans, construction loans and consumer and other loans. Substantially all of the Association's loan portfolio consists of conventional loans, which are loans that are neither insured by the Federal Housing Administration nor partially guaranteed by the Department of Veterans Affairs.

         As a federally-chartered savings association, the Association has general authority to originate and purchase loans secured by real estate located throughout the United States. Notwithstanding this nationwide lending authority, substantially all of the mortgage loans in the Association's portfolio are secured by properties located in Indiana, Ohio and Kentucky, with a majority of the mortgage loans in the Association's portfolio secured by property located in the Association's market area in Dearborn County in Southeastern Indiana. Nevertheless, the Association has recently increased its origination of loans in neighboring counties within Ohio and Kentucky.

         Federal regulations permit the Association to invest without limitation in residential mortgage loans and up to four times its capital in loans secured by nonresidential or commercial real estate. The Association is also permitted to invest in secured and unsecured consumer loans in an amount not exceeding 35% of the Association's total assets; however, such 35% limit may be exceeded for certain types of consumer loans, such as home equity and property improvement. In addition, the Association is permitted to invest up to 10% of its total assets in secured (by other than real estate) and unsecured loans for commercial, corporate, business or agricultural purposes.

         Although the Association historically originated loans with lesser dollar balances than was permitted by federal regulations, current loans-to-one borrower limitations may restrict its ability to do business with certain customers. A savings association generally may not make loans to one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. See "Regulation - The Association
- - General." At June 30, 1996, the Association's limit on loans-to-one borrower was $1.0 million and its five largest loans or groups of loans-to-one borrower, including related entities, ranged from $443,000 to $523,000. The $523,000 loan consists of a nonresidential loan secured by a nursing home located in Lawrenceburg, Indiana. In addition, during August 1996, the Association originated a commercial real estate loan secured by an office building located in Cincinnati, Ohio with a principal balance of $5.1 million, with the Association retaining $758,000 of the loan and selling participation interests to several other financial institutions for the remaining principal balance. If such loan had been outstanding at June 30, 1996, it would have represented the Association's largest loan as of such date. All of the Association's five largest loans or groups of loans consisted of nonresidential loans and all of such loans were performing in accordance with their terms at June 30, 1996.

         Loan Portfolio Composition. The following table sets forth the composition of Association's loan portfolio by type of loan at the dates indicated.

                                                                                 June 30,
                                                   --------------------------------------------------------------------------


                                                           1996                   1995                          1994
                                                   ---------------------   ----------------------     ----------------------

                                                    Amount          %       Amount            %        Amount            %
                                                   --------      -------   ---------       -------    -------         -------
                                                                            (Dollars in Thousands)
Real estate loans:
  Single-family residential(1) ..............      $35,346         71.4%    $36,793          74.6%    $35,170           74.1%
  Multi-family residential ..................          543          1.1         581           1.2         621            1.3
  Nonresidential real estate ................        3,183          6.4       2,703           5.5       3,627            7.7
  Construction(2) ...........................        3,477          7.0       3,156           6.4       3,197            6.7
                                                   -------       ------     -------        ------     -------          ------
     Total real estate loans ................       42,549         85.9      43,233          87.7      42,615           89.8

Consumer and other loans:
  Loans secured by savings accounts .........           86           .2         133            .3         196             .4
  Second mortgage, home equity and
    improvement loans .......................        2,095          4.2       1,773           3.6         851            1.8
  Mobile home loans .........................        4,125          8.3       3,463           7.0       3,033            6.4
  Other(3) ..................................          665          1.4         706           1.4         744            1.6
                                                   -------        -----     -------        ------     -------         ------
     Total consumer and other loans .........        6,971         14.1       6,075          12.3       4,824           10.2
                                                   -------        -----     -------        ------     -------         ------

       Total loans ..........................       49,520        100.0%     49,308         100.0%     47,439          100.0%
                                                   -------        =====     -------        ======     -------         ======

Less:
  Loans in process ..........................        2,212                    1,491                     1,432
  Deferred loan origination fees ............          196                      211                       229
  Unearned discount .........................          100                      152                       237
  Allowance for loan losses .................          226                      214                       212
                                                   -------                  -------                    ------
       Net loans ............................      $46,786                  $47,240                   $45,329
                                                  ========                  =======                   =======

- ------------------------------------


(1)   At June 30, 1996, 1995 and 1994, includes $182,000, $489,000 and $445,000 of loans classified as held for sale, respectively.

(2) Includes construction loans which convert to permanent loans at the end of the construction period. Also includes one land acquisition and development loan which amounted to $373,000 at June 30, 1996.

(3) Consists solely of Small Business Administration loans guaranteed by the U.S. Government.

         Contractual Principal Repayments and Interest Rates. The following table sets forth certain information at June 30, 1996 regarding the dollar amount of loans maturing in the Association's portfolio, based on the contractual terms to maturity, after giving effect to net items. Demand loans, loans having no stated schedule of repayments and no stated maturity and overdrafts are reported as due in one year or less.


                                                                      Due 3-5     Due 5-10      Due 10-15   Due more than
                                                                     years after years after   years after  15 years after
                                  1997        1998         1999        6/30/96     6/30/96       6/30/96       6/30/96      Total
                                 ------      ------        -----       ------      -------       -------      --------    --------
                                                                         (In Thousands)

Single-family residential        $  575      $  621       $  671       $1,510       $4,979       $ 7,341       $19,649     $35,346
Multi-family residential             17          19           21           48          169           269            --         543
Nonresidential real estate          105         115          125          288          992         1,558            --       3,183
Construction (1)                     73          80           86          194          646           963         1,435       3,477
Consumer and other                  326         358          394          911        3,205         1,777            --       6,971
                                  -----       -----        -----        -----        -----       -------      --------      ------
     Total                       $1,096      $1,193       $1,297       $2,951       $9,991       $11,908       $21,084     $49,520
                                  =====       =====        =====        =====        =====        ======        ======      ======

- ------------------------------------


(1) Includes construction loans which convert to permanent loans at the end of the construction period and $373,000 of land acquisition and development loans.

         Scheduled contractual amortization of loans does not reflect the expected term of the Association's loan portfolio. The average life of loans is substantially less than their contractual terms because of prepayments and due-on-sale clauses, which give the Association the right to declare a conventional loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are lower than current mortgage loan rates (due to refinancings of adjustable-rate and fixed-rate loans at lower rates). Under the latter circumstance, the weighted average yield on loans decreases as higher-yielding loans are repaid or refinanced at lower rates.

         The following table sets forth the dollar amount of all loans, before net items, due after one year from June 30, 1996 which have fixed interest rates or which have floating or adjustable interest rates.

                                    Fixed           Floating or
                                    Rates        Adjustable Rates      Total
                                   -------       ----------------     -------
                                                  (In Thousands)

Single-family residential          $23,347            $11,424         $34,771
Multi-family residential                --                526             526
Nonresidential real estate             227              2,851           3,078
Construction                         3,404                 --           3,404
Consumer and other                   5,079              1,566           6,645
                                    ------             ------          ------
    Total                          $32,057            $16,367         $48,424
                                    ======             ======          ======



         Origination, Purchase and Sale of Loans. The lending activities of the Association are subject to the written, non-discriminatory, underwriting standards and loan origination procedures established by the Association's Board of Directors and management. Loan originations are obtained from a variety of sources, including referrals from real estate brokers, developers, builders, existing customers, newspaper, radio, periodical advertising and walk-in customers. Loan applications are taken by lending personnel, and the loan department supervises the obtainment of credit reports, appraisals and other documentation involved with a loan. Property valuations are generally performed by independent outside appraisers approved by the Association's Board of Directors. Title and hazard insurance are required on all security properties.

         Applications for owner-occupied residential mortgage loans also are obtained through two field loan originators who solicit and refer residential mortgage loan applications to the Association. These representatives are compensated in part on a commission basis and provide convenient origination services during banking and nonbanking hours. In addition, the Association also occasionally utilizes the services of one or more loan brokers. The

Association's loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. Single-family residential loans which do not exceed the limit established by the Federal Home Loan Mortgage Corporation ("FHLMC") (which is currently $203,150) and home improvement and home equity loans which do not exceed $15,000 may be approved by the Association's President or Vice President. Single-family residential loans and home improvement and home equity loans in excess of such amounts, as well as all other mortgage or consumer loans, require approval by the Association's Loan Committee, which consists of Messrs. Meador, Denney, Siemers and Fraley. In addition, all loans committed or approved by the Association are reported to the Board of Directors of the Association and ratified by the Board.

         Historically, the Association has originated substantially all of the loans in its portfolio and has held them until maturity. Nevertheless, the Association's residential loans are generally made on terms, conditions and documentation which permit the sale to the FHLMC and other institutional investors in the secondary market. Since 1982, the Association has occasionally sold participations in mortgage loans to other financial institutions. The majority of such loan sales in recent years have consisted of sales of participation interests in large nonresidential loans on a non-recourse basis in order to reduce the Association's potential credit risk and loss exposure.

         In addition, since 1985, the Association has sold selected conforming fixed-rate single-family residential loans to the FHLMC and other institutional investors in the secondary market as market and economic conditions permit as a means of minimizing interest rate risk as well as generating additional funds for lending and other purposes. At June 30, 1996, loans classified as held for sale amounted to $182,000. Sales of loans to date generally have been under terms which do not provide any recourse to the Association by the purchaser in the event of default on the loan by the borrower.

         The Association generally continues to collect payments on conventional loans which it sells to others as they become due, to inspect the security property, to make certain insurance and tax advances on behalf of borrowers and to otherwise service such loans. The Association records a premium or discount, as adjusted for a normal servicing fee, when it realizes a gain or loss from the sale of loans, respectively. The Association amortizes such premiums and discounts over the estimated lives of the loans using the level yield method, and recognizes the servicing fee when the related loan payments are received. At June 30, 1996, the Association was servicing $14.1 million of loans for others.

         Historically, the Association has not been an active purchaser of loans. At June 30, 1996, loans purchased and serviced by others totalled $522,000. The Association does not currently intend to become an active purchaser of loans in the future.

         The following table shows total loans originated, purchased, sold and repaid during the periods indicated.


                                                                Year Ended June 30,
                                                   --------------------------------------------

                                                    1996               1995              1994
                                                   -------          ---------         ----------
                                                                (In Thousands)
Loan originations:
  Single-family residential(1)                     $10,403          $  4,220          $ 15,993
  Multi-family residential                              --                --                --
  Nonresidential real estate                           587                64             1,286
  Construction                                       3,315             3,438             3,816
  Consumer and other                                 2,497             2,460               857
                                                    ------           -------           -------
    Total loans originated                          16,802            10,182            21,952
Loan purchases                                          --                --                --
                                                    ------           -------           -------
    Total loans originated and purchased            16,802            10,182            21,952
Sales and loan principal
  reductions:
  Loans sold                                         8,115             2,470             6,442
  Loan principal reductions                          9,185             5,776            15,279
  Conversion of residential loans to
    mortgage-backed securities                          --                --             2,058
                                                   -------           -------           -------
    Total loans sold and converted and
      principal reductions                          17,300             8,246            23,779
Increase (decrease) due to
  other items, net                                      44               (25)              396
                                                    ------           -------           -------
Net increase (decrease) in
  loan portfolio(1)                               $   (454)         $  1,911          $ (1,431)
                                                   =======           =======           =======

- ------------------------------------

(1) Includes loans originated for sale in the secondary market.


         Residential Real Estate Loans. Historically savings institutions have concentrated their lending activities on the origination of loans secured primarily by first mortgage liens on existing single-family residences. At June 30, 1996, $35.3 million or 71.4% of the Association's total loan portfolio (including loans classified as held for sale) consisted of such loans.

         In recent years, the Association has been emphasizing for its portfolio single-family residential mortgage loans which provide for periodic adjustments to the interest rate. The loans emphasized by the Association have 15 to 30-year terms and an interest rate which adjusts every year in accordance with a designated index (the weekly average yield on U.S. Treasury securities adjusted to a constant comparable maturity of one year, as made available by the Federal Reserve Board). There is a cap on the amount of any increase or decrease in the interest rate per year, and various caps, depending on when the loan was originated, on the amount which the interest rate can increase or decrease over the life of the loan. The Association's adjustable-rate loans can, upon payment of a fee, be converted into fixed-rate loans during certain specified periods. The Association's adjustable-rate loans currently being originated are not assumable and do not contain prepayment penalties. The Association has not engaged in the practice of using a cap on the payments that could allow the loan balance to increase rather than decrease, resulting in negative amortization. Approximately 34.6% of the permanent single-family residential loans in the Association's loan portfolio at June 30, 1996 (including loans classified as held for sale) had adjustable interest rates.

         The demand for adjustable-rate loans in the Association's primary market area has been a function of several factors, including the level of interest rates, the expectations of changes in the level of interest rates and the difference between the interest rates and loan fees offered for fixed-rate loans and adjustable-rate loans. The relative amount of fixed-rate and adjustable-rate residential loans that can be originated at any time is largely determined by the demand for each in a competitive environment.

         Adjustable-rate loans decrease the risks associated with changes in interest rates but involve other risks, primarily because as interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. The Association believes that these risks, which have not had a material adverse effect on the Association to date, generally are less than the risks associated with holding fixed-rate loans in an increasing interest rate environment.

         The Association continues to originate long-term, fixed-rate loans in order to provide a full range of products to its customers, but generally only under terms, conditions and documentation which permit the sale thereof in the secondary market. At June 30, 1996, approximately $23.1 million or 65.4% of the permanent single-family residential loans in the Association's loan portfolio (including loans classified as held for sale) consisted of loans which provide for fixed rates of interest. Although these loans provide for repayments of principal over a fixed period of up to 30 years, it is the Association's experience that such loans remain outstanding for a substantially shorter period of time. Since 1985, the Association has sold selected conforming, fixed-rate single-family residential loans to the FHLMC and other institutional investors in the secondary market as economic and market conditions permit.

         The Association is permitted to lend up to 100% of the appraised value of the real property securing a residential loan (referred to as the loan-to-value ratio); however, if the amount of a residential loan originated or refinanced exceeds 90% of the appraised value, the Association is required by federal regulations to obtain mortgage insurance on the portion of the principal amount that exceeds 80% of the appraised value of the security property. Pursuant to underwriting guidelines adopted by the Board of Directors, the Association will lend up to 95% of the appraised value of the property securing a single-family residential loan, and generally requires borrowers to obtain private mortgage insurance on the portion of the principal amount of the loan that exceeds 80% of the appraised value of the security property.

         The Association generally requires title insurance insuring the priority of its mortgage lien, as well as fire and extended coverage casualty insurance in order to protect the properties securing its residential and other mortgage loans. Borrowers may be required to advance funds, with each monthly payment of principal and interest, to a loan escrow account from which the Association makes disbursements for items such as real estate taxes, hazard insurance premiums and mortgage insurance premiums as they become due. The properties securing all of the Association's mortgage loans are appraised by independent appraisers approved by the Board of Directors.

         Multi-Family Residential and Nonresidential Real Estate Loans. At June 30, 1996, $543,000 or 1.1% and $3.2 million or 6.4% of the Association's total loan portfolio (including loans classified as held for sale) consisted of loans secured by existing multi-family residential and nonresidential real estate, respectively. The Association's multi-family residential and nonresidential real estate loan portfolio includes, for the most part, 32 loans secured by apartment buildings, small office buildings, retail establishments and other special purpose properties located within the Association's primary lending area. The Association's largest multi-family residential or non-residential real estate loan at June 30, 1996 consists of a $523,000 non-residential real estate loan secured by a nursing home located in Lawrenceburg, Indiana. However, during August 1996, the Association originated a commercial real estate loan secured by an office building located in Cincinnati, Ohio with a principal balance of $5.1 million, with the Association retaining $758,000 of the loan and selling participation interests to several other financial institutions for the remaining principal balance. If such loan had been outstanding at June 30, 1996 it would have represented the Association's largest multi-family residential or nonresidential loan as of such date.

         Multi-family residential and nonresidential real estate loans have terms which range up to 25 years. Although some of the multi-family residential and nonresidential real estate loans which were originated in prior periods have fixed interest rates, interest rates on originations in recent years generally adjust at a one-year interval in accordance with a designated index. The maximum adjustment in any one period is 1% with a 5% cap over the life of the loan. At June 30, 1996, $3.7 million or 98.9% of the multi-family residential and nonresidential real estate loan portfolio consisted of adjustable-rate loans.

         Multi-family residential and nonresidential real estate loans are generally made in amounts up to 75% of the appraised value of the security property. All appraisals are generally performed by an independent appraiser designated by the Association and are reviewed by management. In originating multi-family residential and nonresidential real estate loans, the Association considers the quality of the property, the credit of the borrower, cash flow of the project, location of the real estate and the quality of management involved with the property.

         Multi-family residential and nonresidential real estate lending is generally considered to involve a higher degree of risk than single-family residential lending. Such lending typically involves large loan balances concentrated in a single borrower or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties is typically dependent on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market or in the economy generally. The Association generally attempts to mitigate the risks associated with multi-family residential and nonresidential real estate lending by, among other things, lending primarily in its market area and using low loan-to-value ratios in the underwriting process.

         Construction Loans. The Association also makes construction loans to individuals for the construction of their residences. At June 30, 1996, construction loans amounted to $3.5 million or 7.0% of the Association's total loan portfolio (including loans classified as held for sale). Included in such amount was one land acquisition and development loan with a principal balance as of June 30, 1996 of $373,000.

         Construction lending is generally limited to the Association's primary lending area. Construction loans are structured to be converted to permanent loans at the end of the construction phase, which typically does not exceed six months. Construction loans have rates and terms which generally match the non-construction loans then offered by the Association, except that during the construction phase the borrower only pays interest on the loan. Advances are made on a percentage of completion basis. Construction loans are underwritten pursuant to the same general guidelines used for originating permanent loans. In addition, the Association has in the past (and may continue in the future on a case-by-case basis) to originate a limited amount of land acquisition and development loans.

         Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, owner-occupied real estate because of the uncertainties of construction, including the possibility of costs exceeding the initial estimates and the need to obtain a tenant or purchaser if the property will not be owner-occupied. The Association generally attempts to mitigate the risks associated with construction lending by, among other things, lending primarily in its market area and using low loan-to-value ratios in the underwriting process.

         Consumer and Other Loans. Subject to restrictions contained in applicable federal laws and regulations, the Association is authorized to make loans for a wide variety of personal or consumer purposes. At June 30, 1996, $7.0 million or 14.1% of the Association's total loan portfolio (including loans classified as held for sale) consisted of consumer loans.

         The Association has been emphasizing the origination of consumer loans in recent years in order to provide a full range of financial services to its customers and because such loans generally have shorter terms and higher interest rates than mortgage loans. The consumer loans offered by the Association include second mortgage and home improvement loans, home equity lines of credit, deposit account secured loans and loans that are secured by mobile homes.

         Second mortgage and home improvement loans are originated by the Association for up to 90% of the appraised value, less the amount of any existing prior liens on the property. The Association also offers home equity lines of credit in amounts up to 75% of the appraised value, less the amount of any existing prior liens. Second mortgage and home equity line of credit loans have a maximum term of 20 years, and the interest rate is dependent upon current market conditions. The Association secures the loan with a mortgage on the property (generally a second mortgage) and will originate the loan even if another institution holds the first mortgage. Home improvement loans cannot exceed $15,000, while second mortgage and home equity line of credit loans can be made up to $100,000 upon receipt of approval by the Association's Loan Committee. At June 30, 1996, second mortgage and home improvement loans and lines of credit totalled $2.1 million or 4.2% of the Association's total loan portfolio (including loans classified as held for sale).

         The Association currently offers loans secured by deposit accounts, which amounted to $86,000 or .2% of the Association's total loan portfolio (including loans classified as held for sale) at June 30, 1996. Such loans are originated for up to 95% of the account balance, with a hold placed on the account restricting the withdrawal of the account balance.

         The Association also originates mobile home loans through a corporation located in Ohio which specializes in the financing, origination and servicing of mobile home loans. This company markets the dealer base, receives and processes all credit applications, submits applications to the Association for approval and funding and assists in the collection of delinquent accounts and resale of repossessed collateral. Mobile homes securing such loans are located primarily in Ohio, Kentucky and Indiana. Mobile home loans are typically made at a higher yield and for a shorter maturity than single-family residential loans. Most of the Association's mobile home loans have been originated with fixed rates of interest and are generally made in amounts of up to a maximum of 90% of the buyer's cost. Mobile home loans are limited to a term of 15 years or less. At June 30, 1996, mobile home loans totalled $4.1 million or 8.3% of the Association's total loan portfolio (including loans classified as held for sale).

         Consumer loans generally have shorter terms and higher interest rates than mortgage loans but generally involve more credit risk than mortgage loans because of the type and nature of the collateral and, in certain cases, the absence of collateral. In addition, consumer lending collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely effected by job loss, divorce, illness and personal bankruptcy. In most cases, any repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of improper repair and maintenance of the underlying security. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. The Association believes that the generally higher yields earned on consumer loans compensate for the increased credit risk associated with such loans and that consumer loans are important to its efforts to increase rate sensitivity, shorten the average maturity of its loan portfolio and provide a full range of services to its customers.

         The Association previously purchased certain Small Business Administration loans which are guaranteed by the U.S. Government. At June 30, 1996, $665,000 or 1.4% of the
                                      -65-

Association's total loan portfolio (including loans classified as held for sale) consisted of such Small Business Administration loans. The Association may consider purchasing additional Small Business Administration loans in the future.

         Loan Origination and Other Fees. In addition to interest earned on loans, the Association receives loan origination fees or "points" for originating loans. Loan points are a percentage of the principal amount of a mortgage loan and are charged to the borrower in connection with the origination of the loan.

         In accordance with SFAS No. 91, which deals with the accounting for non-refundable fees and costs associated with originating or acquiring loans, the Association's loan origination fees and certain related direct loan origination costs are offset, and the resulting net amount is deferred and amortized as interest income over the contractual life of the related loans as an adjustment to the yield of such loans. At June 30, 1996, the Association had $196,000 of loan fees which had been deferred and are being recognized as income over the contractual maturities of the related loans.

Asset Quality

         General. When a borrower fails to make a required payment on a loan, the Association attempts to cure the deficiency by contacting the borrower and seeking payment. Contacts are generally made following the fifteenth day after a payment is due. In most cases, deficiencies are cured promptly. If a delinquency extends beyond 15 days, the loan and payment history is reviewed and efforts are made to collect the loan. While the Association generally prefers to work with borrowers to resolve such problems, when the account becomes 90 days delinquent, the Association does institute foreclosure or other proceedings, as necessary, to minimize any potential loss.

         Loans are placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. As a matter of policy, the Association does not accrue interest on loans past due 90 days or more except when the estimated value of the collateral and collection efforts are deemed sufficient to ensure full recovery.

         Real estate acquired by the Association as a result of foreclosure or by deed-in-lieu of foreclosure are classified as real estate owned until sold. Pursuant to a statement of position ("SOP 92-3") issued by the American Institute of Certified Public Accountants in April 1992, which provides guidance on determining the balance sheet treatment of foreclosed assets in annual financial statements for periods ending on or after December 15, 1992, there is a rebuttable presumption that foreclosed assets are held for sale and such assets are recommended to be carried at the lower of fair value minus estimated costs to sell the property, or cost (generally the balance of the loan on the property at the date of acquisition). After the date of acquisition, all costs incurred in maintaining the property are expensed and costs incurred for the improvement or development of such property are capitalized up to the extent of fair value. The Association's accounting for its real estate owned complies with the guidance set forth in SOP 92-3.

         Delinquent Loans. The following table sets forth information concerning delinquent loans at June 30, 1996, in dollar amount and as a percentage of the Association's total loan portfolio (including loans classified as held for sale). The amounts presented represent the total outstanding principal balances of the related loans, rather than the actual payment amounts which are past due.


                                        Single-family             Multi-family              Nonresidential
                                         Residential              Residential                Real Estate            Construction
                                   ----------------------   ----------------------     ----------------------   --------------------

                                   Amount     Percentage     Amount     Percentage      Amount     Percentage   Amount    Percentage
                                  -------     ----------    --------    -----------    --------   -----------  --------   ----------

                                                                                                  (Dollars in Thousands)
Loans delinquent for:

  30-59 days                       $410         1.2%         $  --          --%        $  --          --%        $110        3.2%

  60-89 days                         15          --             --          --            --          --           --         --

  90 days and over                   13          --             --          --            --          --           --         --
                                    ---         ---          -----        ----          ----        ----          ---        ---
    Total delinquent loans         $438         1.2%        $   --          --%        $  --          --%        $110        3.2%
                                    ===         ===          =====        ====          ====        ====          ===        ===




                                       Consumer and Other                   Total
                                   -------------------------     --------------------------

                                     Amount       Percentage        Amount       Percentage
                                   ---------     -----------     ----------     -----------

Loans delinquent for:

  30-59 days                           $46            .7%            $566           1.1%

  60-89 days                            29             .4              44            .1

  90 days and over                      14             .2              27            .1
                                       ---            ---             ---           ---

    Total delinquent loans            $ 89            1.3%           $637           1.3%
                                       ===            ===            ====           ===


         Non-Performing Assets. The following table sets forth the amounts and categories of the Association's non-performing assets at the dates indicated. The Association did not have any troubled debt restructurings at any of the dates presented.


                                                              June 30,
                                                   ----------------------------
                                                    1996       1995        1994
                                                   -----      -------     ------
                                                       (Dollars in Thousands)
Non-accruing loans:
  Single-family residential ................       $ 13        $--         $ 30
  Multi-family residential .................        --          --          --
  Nonresidential real estate ...............        --          --           32
  Construction .............................        --          --          --
  Consumer and other .......................         14          66           6
                                                   ----        ----        ----
      Total non-accruing loans .............         27          66          68

Accruing loans greater than 90 days
 delinquent:
  Single-family residential ................        --          --           79
  Multi-family residential .................        --          --          --
  Nonresidential real estate ...............        --          --          --
  Construction .............................        --          --          --
  Consumer and other .......................        --          --          --
                                                   ----        ----        ----
    Total accruing loans greater than
      90 days delinquent ...................        --          --           79
                                                   ----        ----        ----
    Total non-performing loans .............         27          66         147

Real estate owned ..........................        --           23         --
                                                   ----        ----        ----
    Total non-performing assets ............       $ 27        $ 89        $147
                                                   ====        ====        ====

    Total non-performing loans as a
      percentage of total loans ............        .06%        .14%        .33%
                                                   ====        ====        ====

    Total non-performing assets as a
      percentage of total assets ...........        .04%        .14%        .24%
                                                   ====        ====        ====

         Classified Assets. Federal regulations require that each insured savings association classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution's classifications and amounts reserved. For information concerning a recent OTS proposal which would revise the amount of general loss allowances required with respect to classified and other assets, see "- Allowance for Loan Losses."

         Exclusive of assets classified loss which have been fully reserved or charged-off, the Association's classified assets at June 30, 1996 consisted of $27,000 of assets classified as special mention, no assets classified as substandard and no assets classified as doubtful. At June 30, 1996, the Association's classified assets totalled $27,000 or .04% of total assets.

         Allowance for Loan Losses. It is management's policy to maintain an allowance for estimated losses on loans based upon an assessment of prior loss experience, the volume and type of lending conducted by the Association, industry standards, past due loans, general economic conditions and other factors related to the collectibility of the loan portfolio.

         Effective December 21, 1993, the OTS, in conjunction with the Office of the Comptroller of the Currency, the FDIC and the Federal Reserve Board, issued an Interagency Policy Statement on the Allowance for Loan and Lease Losses ("Policy Statement"). The Policy Statement, which effectively supersedes the proposed guidance issued in September 1992, includes guidance (i) on the responsibilities of management for the assessment and establishment of an adequate allowance and (ii) for the agencies' examiners to use in evaluating the adequacy of such allowance and the policies utilized to determine such allowance. The Policy Statement also sets forth quantitative measures for the allowance with respect to assets classified substandard and doubtful and with respect to the remaining portion of an institution's loan portfolio. Specifically, the Policy Statement sets forth the following quantitative measures which examiners may use to determine the reasonableness of an allowance: (i) 50% of the portfolio that is classified doubtful; (ii) 15% of the portfolio that is classified substandard and (iii) for the portions of the portfolio that have not been classified (including loans designated special mention), estimated credit losses over the upcoming twelve months based on facts and circumstances available on the evaluation date. While the Policy Statement sets forth this quantitative measure, such guidance is not intended as a "floor" or "ceiling."

         The following table sets forth an analysis of the Association's allowance for loan losses during the periods indicated.

                                                      Year Ended June 30,
                                            --------------------------------------

                                             1996            1995            1994
                                            -------        --------        -------
                                                     (Dollars in Thousands)

Total loans outstanding(1)                 $49,520         $49,308         $45,329
                                            ======          ======          ======
Average loans outstanding(1)               $47,529         $46,294         $45,720
                                            ======          ======          ======
Balance at beginning of period                 214             212             174
Charge-offs                                     --              (6)             34
Recoveries                                      --              --              60
                                           -------          ------          ------
Net recoveries (charge-offs)                    --              (6)             26
Provision for losses on loans                   12               8              12
                                            ------          ------          ------
Balance at end of period                   $   226         $   214         $   212
                                            ======          ======          ======
Allowance for loan losses as a percent
  of total loans outstanding                  .46%             .43%            .47%
                                              ===              ===             ===
Ratio of net charge-offs to average
  loans outstanding                            --%             .01%            .07%
                                             ====              ===             ===


- ---------------------

(1) Total and average loans outstanding include loans classified as held for sale during the respective periods.

         The following table sets forth information concerning the allocation of the Association's allowance for loan losses by loan categories at the dates indicated.

                                                                                June 30,
                                       -------------------------------------------------------------------------------------------
                                                  1996                              1995                          1994
                                       ----------------------------      ----------------------------     ------------------------
                                                        Percent of                        Percent of                   Percent of
                                                       Total Loans                        Total Loans                  Total Loans
                                       Amount          by Category        Amount          by Category     Amount       by Category
                                       -------         ------------      --------        ------------     --------    ------------

Single family residential loans         $ 68               71.4%          $ 64               74.6%         $ 53           74.1%
Multi-family residential loans            22                1.1             21                1.2            11            1.3
Nonresidential real estate loans          68                6.4             64                5.5           119            7.7
Construction loans                        11                7.0             11                6.4             9            6.7
Consumer and other loans                  57               14.1             54               12.3            20           10.2
                                         ---              -----            ---              -----           ---          -----
    Total                               $226              100.0%          $214              100.0%         $212          100.0%
                                         ===              =====            ===              =====           ===          =====



         Management of the Association believes that the reserves it has established are adequate to cover any potential losses in the Association's loan portfolio. However, future adjustments to these reserves may be necessary, and the Association's results of operations could be adversely affected if circumstances differ substantially from the assumptions used by management in making its determinations in this regard.

Investment Activities

         Mortgage-Backed Securities. Mortgage-backed securities represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments on which are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors such as the Association. Such quasi-governmental agencies, which guarantee the payment of principal and interest to investors, primarily include the FHLMC, the FNMA and the GNMA.

         The FHLMC is a corporation chartered by the U.S. Government and owned by the 12 Federal Home Loan Banks and federally-insured savings institutions. The FHLMC issues participation certificates backed principally by conventional mortgage loans. The FHLMC guarantees the timely payment of interest and the ultimate return of principal. FHLMC securities are indirect obligations of the U.S. Government. The FNMA is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for conventional mortgage loans. The FNMA guarantees the timely payment of principal and interest, and FNMA securities are indirect obligations of the U.S. Government. The GNMA is a government agency within the Department of Housing and Urban Development which is intended to help finance government assisted housing programs. The GNMA guarantees the timely payment of principal and interest, and GNMA securities are backed by the full faith and credit of the U.S. Government. Because the FHLMC, the FNMA and the GNMA were established to provide support for low- and middle-income housing, there are limits to the maximum size of loans that qualify for these programs. For example, the FNMA and the FHLMC currently limit their loans secured by single-family, owner-occupied residences to $203,150. To accommodate larger-sized loans, and loans that, for other reasons, do not conform to the agency programs, a number of private institutions have established their own home-loan origination and securitization programs.

         Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages.

         The Association invests in mortgage-backed securities which are insured or guaranteed by the GNMA, the FHLMC or the FNMA, as well as mortgage-backed securities which are issued by non-governmental entities. At June 30, 1996, the carrying value of the Association's mortgage-backed securities amounted to $1.5 million (all of which was classified as available for sale) which represented 2.4% of the Association's $63.5 million of total assets at that date. All of the Association's $1.5 million of mortgage-backed securities at June 30, 1996 was insured or guaranteed by federal agencies, and all $1.5 million of such securities had fixed rates of interest.

         Mortgage-backed securities generally increase the quality of the Association's assets by virtue of the insurance or guarantees that back them, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of the Association.

         The following table sets forth the activity in the Association's mortgage-backed securities portfolio during the periods indicated.


                                                       At or For the
                                                    Year Ended June 30,
                                         -------------------------------------
                                            1996         1995            1994
                                         --------       -------        -------
                                                   (Dollars in Thousands)
Mortgage-backed securities
  at beginning of period                 $ 3,008        $ 3,542        $ 1,578
Purchases                                   --            1,115          2,051
Conversions from mortgage loans             --             --            2,058
Sales                                     (1,048)          (755)        (1,058)
Repayments                                  (460)          (893)        (1,114)
Discount (premium)
  amortization, net                           (4)            (1)            27
                                         -------        -------        -------
Mortgage-backed securities
  at end of period(1)                    $ 1,496        $ 3,008        $ 3,542
                                         =======        =======        =======
Weighted average yield at
  end of period                             8.09%          7.69%          7.41%


- ----------------------

(1) At June 30, 1996, 1995 and 1994, the market value of the Association's mortgage-backed securities amounted to $1.5 million, $3.0 million and $2.8 million, respectively.

         Of the Association's $1.5 million of mortgage-backed securities at June 30, 1996, $394,000 with a weighted average yield of 7.98% was scheduled to mature from one to five years; $232,000 with a weighted average yield of 8.47% was scheduled to mature from five to ten years; and $866,000 with a weighted average yield of 8.00% was scheduled to mature in over 10 years. Due to prepayments of the underlying loans, the actual maturities of mortgage-backed securities are substantially less than the scheduled maturities.

         Investment Securities. Federally-chartered savings institutions have authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various Federal agencies and of state and municipal governments, certificates of deposit at federally-insured banks and savings and loan associations, certain bankers' acceptances and Federal funds. Subject to various restrictions, federally-chartered savings institutions may also invest a portion of their assets in commercial paper, corporate debt securities and mutual funds, the assets of which conform to the investments that federally-chartered savings institutions are otherwise authorized to make directly.

         The Association's investment securities portfolio is managed by the President, the Vice President and/or the Treasurer of the Association in accordance with a comprehensive investment policy which addresses strategies, types and levels of allowable investments and which is reviewed and approved by the Board of Directors on an annual basis. The management of the investment securities portfolio is set in accordance with strategies developed by the Association's Asset and Liability Committee. These strategies currently emphasize lending activities in order to increase the weighted average yield on the Association's interest-earning assets.

         The following table sets forth certain information relating to the Association's investment securities portfolio (including investment securities classified as available for sale) at the dates indicated.

                                                                                    June 30,
                                             --------------------------------------------------------------------------------------

                                                       1996                           1995                           1994
                                             ------------------------       ------------------------        -----------------------

                                             Carrying         Market        Carrying           Market        Carrying        Market
                                               Value          Value           Value            Value          Value          Value
                                             --------        --------       ---------        --------        -------        -------
                                                                           (Dollars in Thousands)
U.S. Government agency
  obligations(1)                              $8,866          $8,737          $4,047          $4,055          $3,588         $3,555
Municipal obligations                            917             917           1,961           1,944           2,190          2,160
                                              ------          ------          ------          ------          ------         ------
    Total(1)                                  $9,783          $9,654          $6,008          $5,999          $5,778         $5,715
                                              ======          ======          ======          ======          ======         ======

- ----------------------

(1)   At June 30, 1996, 1995 and 1994, included $6.5 million, $400,000 and
      $6.5 million of U.S. Government agency securities classified as available for sale.


         The following table sets forth certain information regarding the maturities of the Association's investment securities (including investment securities classified as available for sale) at June 30, 1996.

                                                                      Contractually Maturing
                                         ------------------------------------------------------------------------------------------
                                                    Weighted               Weighted                 Weighted               Weighted
                                         Under 1     Average      1-5       Average       6-10      Average   Over 10       Average
                                          Year        Yield      Years       Yield       Years       Yield      Years        Yield
                                         ------      ------     --------    -------     --------    -------    ------       -------
                                                                        (Dollars in Thousands)
U.S. Government
  agency obligations                     $ --          --%       $4,070       6.5%       $4,196       7.2%       $600         8.2%
Municipal obligations                       715       4.3            23       5.6            65       5.6         114         5.6
                                         ------       ---        ------       ---        ------       ---        ----         ---
    Total                                $  715       4.3%       $4,093       6.5%       $4,261       7.2%       $714         7.8%
                                         ======       ===        ======       ===        ======       ===        ====         ===


Sources of Funds

         General. Deposits are the primary source of the Association's funds for lending and other investment purposes. In addition to deposits, the Association derives funds from loan principal repayments, prepayments and advances from the FHLB of Indianapolis. Loan repayments are a relatively stable source of funds, while deposits inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. They may also be used on a longer term basis for general business purposes.

         Deposits. The Association's deposit products include a broad selection of deposit instruments, including NOW accounts, money market accounts, passbook accounts and term certificate accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

         The Association's deposits are obtained primarily from residents of Dearborn County, Indiana, and management of the Association estimates that less than 15% of the Association's deposits are obtained from customers residing outside of Indiana. The Association does not pay fees to brokers to solicit funds for deposit with the Association or, except as described below, actively solicit negotiable-rate certificates of deposit with balances of $100,000 or more. The Association does actively solicit deposits from various state, county and local government units. The amount of such deposits generally ranges between $500,000 and $1.0 million.

         The Association attracts deposits by offering a wide variety of accounts and services, competitive interest rates and convenient customer hours. Deposit account terms offered by the Association vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the characteristics of its deposit accounts, consideration is given to the profitability of the Association, matching terms of the deposits with loan products, the attractiveness to customers and the rates offered by the Association's competitors.

         The following table sets forth the dollar amount of deposits in the various types of deposit programs offered by the Association at the dates indicated.

                                                                               June 30,
                                      ---------------------------------------------------------------------------------------------

                                                1996                            1995                                1994
                                     -------------------------        ---------------------------       ----------------------------

                                      Amount        Percentage         Amount         Percentage          Amount         Percentage
                                     --------       ----------       ----------      ------------       ---------       -----------
                                                                      (Dollars in Thousands)

2.00 - 4.00%                               --             --%          $    95             .3%           $ 9,002            23.3%
4.01 - 6.00%                          $24,288           58.7            14,950           39.9             15,037            38.8
6.01 - 8.00%                            8,612           20.8            13,638           36.4              3,821             9.9
8.01 - 10.00%                             477            1.2             1,012            2.7              1,250             3.2
10.01 - 12.00%                             --             --                80             .2                282              .7
                                     --------         ------            ------          -----              -----           -----
Total certificate
  accounts(1)                          33,377           80.7            29,775           79.5             29,392            75.9
                                      -------          -----            ------          -----             ------           -----

Transaction accounts:
Passbook accounts(2)                    3,577            8.6             3,435            9.2              3,814             9.9
Money market accounts(3)                3,259            7.9             3,194            8.5              4,444            11.5
NOW accounts(4)                         1,166            2.8             1,056            2.8              1,066             2.7
                                      -------          -----            ------          -----             ------           -----

Total transaction accounts              8,002           19.3             7,685           20.5              9,324            24.1
                                      -------          -----            ------          -----             ------           -----

Total deposits                        $41,379          100.0%          $37,460          100.0%           $38,716           100.0%
                                       ======          =====            ======          =====             ======           =====

- ------------------------

(1) The weighted average rates paid on certificates of deposit at June 30, 1996, 1995 and 1994 were 5.79%, 5.89% and 5.00%, respectively.

(2) The weighted average rates paid on passbook accounts at June 30, 1996, 1995 and 1994 were 3.00%, 3.00% and 3.00%, respectively.

(3) The weighted average rates paid on money market accounts fluctuate with the general movement of interest rates. At June 30, 1996, 1995 and 1994, the weighted average rates paid on money market accounts were 3.01%, 2.95% and 3.05%, respectively.

(4) The weighted average rates paid on NOW accounts fluctuate with the general movement of interest rates. At June 30, 1996, 1995 and 1994, the weighted average rates paid on NOW accounts were 2.23%, 2.30% and 2.35%, respectively.

         The following table sets forth the savings activities of the Association during the periods indicated.

                                                        Year Ended June 30,
                                            ---------------------------------------

                                              1996           1995            1994
                                           ----------     ----------      ----------
                                                       (In Thousands)
Deposits(1)                                  $48,931       $123,141         $82,597
Withdrawals(1)                                46,378        125,579          82,036
                                             -------      ---------         -------
  Net increase (decrease) before
    interest credited                          2,553         (2,438)            561
Interest credited                              1,366          1,244           1,028
                                             -------        -------         -------
  Net increase (decrease) in deposits        $ 3,919       $ (1,194)        $ 1,589
                                             =======       ========         =======

- ---------------------------
(1) The significant level of deposits and withdrawals during fiscal 1995 and 1994 reflected the Association's increased use of public deposits (which represent a much more volatile source of funds) during such years.



         The following table shows the interest rate and maturity information for the Association's certificates of deposit at June 30, 1996.


                                                                      Maturity Date
                             ----------------------------------------------------------------------------------------------
                              One Year              Over                  Over                  Over
                              or Less             1-2 Years             2-3 Years              3 Years               Total
                             ----------           ---------            ----------             ---------            ---------
                                                                      (In Thousands)
 2.00 -  4.00%                 $    --              $   --                $   --                $   --               $   --
 4.01 -  6.00%                  19,885               3,312                 1,091                    --                24,288
 6.01 -  8.00%                   1,054               2,159                 1,951                 3,448                 8,612
 8.01 - 10.00%                      18                  49                    83                   327                   477
                                ------               -----                 -----                 -----                ------
  Total                        $20,957              $5,520                $3,125                $3,775               $33,377
                                ======               =====                 =====                 =====                ======

         The following table sets forth the maturities of the Association's certificates of deposit having principal amounts of $100,000 or more at June 30, 1996.

            Certificates of deposit maturing
                   in quarter ending:
           --------------------------------
                     (In Thousands)

          September 30, 1996                                         $ 6,249
          December 31, 1996                                            5,574
          March 31, 1997                                               4,622
          June 30, 1997                                                4,512
          After June 30, 1997                                         12,420
                                                                      ------
  Total certificates of deposit with
    balances of $100,000 or more                                     $ 3,344
                                                                      ======


         Borrowings. The Association may obtain advances from the FHLB of Indianapolis upon the security of the common stock it owns in that bank and certain of its residential mortgage loans, provided certain standards related to creditworthiness have been met. Such advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Such advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending. See
"Regulation - The Association - Federal Home Loan Bank System." In recent years, FHLB advances have represented a significant source of funds for the Association with respect to its lending and investment activities. At June 30, 1996, the Association had $14.5 million of advances from the FHLB of Indianapolis.

         The following table sets forth the maximum month-end balance and average balance of the Association's FHLB advances during the periods indicated.



                                                     Year Ended June 30,
                                          -------------------------------------
                                            1996           1995           1994
                                          -------         -------        ------
                                                    (Dollars in Thousands)

Maximum balance                           $17,073        $16,821        $15,698
Average balance                            14,554         14,488         13,691
Weighted average interest rate
  of FHLB advances                           6.13%          6.16%          5.71%


         The following table sets forth certain information as to the Association's FHLB advances at the dates indicated.

                                                       June 30,
                                      ----------------------------------------
                                         1996            1995            1994
                                      ---------        --------       --------
                                                (Dollars in Thousands)

FHLB advances                          $14,517          $16,821        $14,362
Weighted average interest rate
  of FHLB advances                        5.96%            6.30%          6.07%



Employees

         The Association had 16 full-time employees and no part-time employees at June 30, 1996. None of these employees is represented by a collective bargaining agent, and the Association believes that it enjoys good relations with its personnel.

Competition

         The Association faces strong competition both in attracting deposits and making real estate loans. Its most direct competition for deposits has historically come from other savings associations, credit unions and commercial banks located in Dearborn County, Indiana, including many large financial institutions which have greater financial and marketing resources available to them. In addition, during times of high interest rates, the Association has faced additional significant competition for investors' funds from short-term money market securities, mutual funds and other corporate and government securities. The ability of the Association to attract and retain savings deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

         The Association experiences strong competition for real estate loans principally from other savings associations, commercial banks and mortgage banking companies. The Association competes for loans principally through the interest rates and loan fees it charges and the efficiency and quality of services it provides borrowers. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.

Legal Proceedings

         The Association is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition and results of operations of the Association.

Offices

         At June 30, 1996, the Association conducted its business from its headquarters and main office at 118 Walnut Street, Lawrenceburg, Indiana 47025-1838. The Association owns its office, which had a net book value at June 30, 1996 of $110,000. In August 1992, the Association purchased an additional office located at 141 Ridge Avenue, Lawrenceburg, Indiana 47025, which serves as the Association's loan origination center. This office had a net book value at June 30, 1996 of $261,000. The estimated net book value of the electronic data processing equipment owned by the Association was $38,000 at June 30, 1996.

                                   REGULATION

         Set forth below is a brief description of those laws and regulations which, together with the descriptions of laws and regulations contained elsewhere herein, are deemed material to an investor's understanding of the extent to which the Company and the Association are regulated. The description of the laws and regulations hereunder and elsewhere herein does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

The Company

         General. The Company, as a savings and loan holding company within the meaning of the Home Owners' Loan Act ("HOLA"), will be required to register with the OTS and will be subject to OTS regulations, examinations, supervision and reporting requirements. As a subsidiary of a savings and loan holding company, the Association will be subject to certain restrictions in its dealings with the Company and affiliates thereof.

         Activities Restrictions. There are generally no restrictions on the activities of a savings and loan holding company which holds only one subsidiary savings institution. However, if the Director of the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings institution, the Director may impose such restrictions as deemed necessary to address such risk, including limiting (i) payments of dividends by the savings institution; (ii) transactions between the savings institution and its affiliates; and (iii) any activities of the savings institution that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings institution. Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings institution subsidiary of such a holding company fails to meet a qualified thrift lender ("QTL") test, then such unitary holding company also shall become subject to the activities restrictions applicable to multiple savings and loan holding companies and, unless the savings institution requalifies as a QTL within one year thereafter, shall register as, and become subject to the restrictions applicable to, a bank holding company. See "- The Association - Qualified Thrift Lender Test."

         If the Company were to acquire control of another savings institution, other than through merger or other business combination with the Association, the Company would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings institution meets the QTL test, as set forth below, the activities of the Company and any of its subsidiaries (other than the Association or other subsidiary savings institutions) would thereafter be subject to further restrictions. Among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings institution shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof any business activity, upon prior notice to, and no objection by the OTS, other than: (i) furnishing or performing management services for a subsidiary savings institution; (ii) conducting an insurance agency or escrow business; (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings institution;
(iv) holding or managing properties used or occupied by a subsidiary savings institution; (v) acting as trustee under deeds of trust; (vi) those activities authorized by regulation as of March 5, 1987 to be engaged in by multiple savings and loan holding companies; or (vii) unless the Director of the OTS by regulation prohibits or limits such activities for savings and loan holding companies, those activities authorized by the Federal Reserve Board as permissible for bank holding companies. Those activities described in (vii) above also must be approved by the Director of the OTS prior to being engaged in by a multiple savings and loan holding company.

         Limitations on Transactions with Affiliates. Transactions between savings institutions and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings institution is any company or entity which controls, is controlled by or is under common control with the savings institution. In a holding company context, the parent holding company of a savings institution (such as the Company) and any companies which are controlled by such parent holding company are affiliates of the savings institution. Generally, Sections 23A and 23B (i) limit the extent to which the savings institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and
(ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. In addition to the restrictions imposed by Sections 23A and 23B, no savings institution may (i) loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities which are permissible for bank holding companies, or (ii) purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings institution.

         In addition, Sections 22(h) and (g) of the Federal Reserve Act places restrictions on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, an executive officer and to a greater than 10% stockholder of a savings institution, and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the institution's loans to one borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons and also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a savings institution to all insiders cannot exceed the institution's unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers. At June 30, 1996, the Association was in compliance with the above restrictions.

         Restrictions on Acquisitions. Except under limited circumstances, savings and loan holding companies are prohibited from acquiring, without prior approval of the Director of the OTS, (i) control of any other savings institution or savings and loan holding company or substantially all the assets thereof or (ii) more than 5% of the voting shares of a savings institution or holding company thereof which is not a subsidiary. Except with the prior approval of the Director of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock, may acquire control of any savings institution, other than a subsidiary savings institution, or of any other savings and loan holding company.

         The Director of the OTS may only approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings institutions in more than one state if (i) the multiple savings and loan holding company involved controls a savings institution which operated a home or branch office located in the state of the institution to be acquired as of March 5, 1987; (ii) the acquiror is authorized to acquire control of the savings institution pursuant to the emergency acquisition provisions of the Federal Deposit Insurance Act ("FDIA"); or (iii) the statutes of the state in which the institution to be acquired is located specifically permit institutions to be acquired by the state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions).

         FIRREA amended provisions of the Bank Holding Company Act of 1956 to specifically authorize the Federal Reserve Board to approve an application by a bank holding company to acquire control of a savings institution. FIRREA also authorized a bank holding company that controls a savings institution to merge or consolidate the assets and liabilities of the savings institution with, or transfer assets and liabilities to, any subsidiary bank which is a member of the BIF with the approval of the appropriate federal banking agency and the Federal Reserve Board. As a result of these provisions, there have been a number of acquisitions of savings institutions by bank holding companies in recent years.

         Federal Securities Laws. The Company has filed with the Securities and Exchange Commission ("SEC") a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the Common Stock to be issued pursuant to the Conversion. Upon completion of the Conversion, the Company's Common Stock will be registered with the SEC under
Section 12(g) of the Exchange Act. The Company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

         The registration under the Securities Act of shares of the Common Stock to be issued in the Conversion and Reorganization does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates of the Company may be sold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks.

The Association

         General. The OTS has extensive authority over the operations of federally chartered savings institutions. As part of this authority, savings institutions are required to file periodic reports with the OTS and are subject to periodic examinations by the OTS and the FDIC. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Those laws and regulations generally are applicable to all federally chartered savings institutions and may also apply to state-chartered savings institutions. Such regulation and supervision is primarily intended for the protection of depositors.

         The OTS' enforcement authority over all savings institutions was substantially enhanced by FIRREA. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. FIRREA significantly increased the amount of and grounds for civil money penalties.

         On December 19, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted into law. The FDICIA provided for, among other things, the recapitalization of the BIF; the authorization of the FDIC to make emergency special assessments under certain circumstances against BIF members and members of the SAIF; the establishment of risk-based deposit insurance premiums; and improved examinations and reporting requirements. The FDICIA also provided for enhanced federal supervision of depository institutions based on, among other things, an institution's capital level. See "- Prompt Corrective Action."

         Insurance of Accounts. The deposits of the Association are insured to the maximum extent permitted by the SAIF, which is administered by the FDIC, and are backed by the full faith and credit of the U.S. Government. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the OTS an opportunity to take such action.

         The annual assessment for SAIF members for deposit insurance for the period from January 1, 1991 through December 31, 1992 was equal to .23% of insured deposits, which was payable on a semi-annual basis. Recent legislation eliminated limitations on increases in federal deposit insurance premiums and authorized the FDIC to increase the assessment rates to the extent necessary to protect the SAIF (as well as the BIF). Under current FDIC regulations, institutions are assigned to one of three capital groups which are based solely on the level of an institution's capital--"well capitalized," "adequately capitalized," and "undercapitalized"--which are defined in the same manner as the regulations establishing the prompt corrective action system under Section 38 of the FDIA, as discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates ranging from .23% for well capitalized, healthy institutions to .31% for undercapitalized institutions with substantial supervisory concerns. As of June 30, 1996, the insurance premiums for the Association amounted to .23% of insured deposits.

         On November 14, 1995, the FDIC adopted a new assessment rate schedule of zero to 27 basis points (subject to a $2,000 minimum) for BIF members beginning on or about January 1, 1996 while retaining the existing assessment rate schedule for SAIF member institutions. In announcing this new schedule, the FDIC noted that the premium differential may have adverse consequences for SAIF members, including reduced earnings and an impaired ability to raise funds in the capital markets. In addition, SAIF members, such as the Association, could be placed at a competitive disadvantage to BIF members with respect to pricing of loans and deposits and the ability to achieve lower operating costs. For information concerning proposed legislation which is intended to address this competitive disadvantage and, among other things, recapitalize the SAIF, see "Risk Factors - Recapitalization of SAIF and Related Legislative Proposals."

         The FDIC may terminate the deposit insurance of any insured depository institution, including the Association, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. There are no pending proceedings to terminate the deposit insurance of the Association.

         Regulatory Capital Requirements. Federally insured savings institutions are required to maintain minimum levels of regulatory capital. Pursuant to FIRREA, the OTS has established capital standards applicable to all savings institutions. These standards generally must be as stringent as the comparable capital requirements imposed on national banks. The OTS also is authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

         Current OTS capital standards require savings institutions to satisfy three different capital requirements. Under these standards, savings institutions must maintain "tangible" capital equal to at least 1.5% of adjusted total assets, "core" capital equal to at least 3.0% of adjusted total assets and "total" capital (a combination of core and "supplementary" capital) equal to at least 8.0% of "risk-weighted" assets. For purposes of the regulation, core capital generally consists of common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of fully consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits and "qualifying supervisory goodwill." Tangible capital is given the same definition as core capital but does not include qualifying supervisory goodwill and is reduced by the amount of all the savings institution's intangible assets, with only a limited exception for purchased mortgage servicing rights. The Association had no goodwill or other intangible assets at June 30, 1996. Both core and tangible capital are further reduced by an amount equal to a savings institution's debt and equity investments in subsidiaries engaged in activities not permissible to national banks (other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies). These adjustments do not affect the Association's regulatory capital. Supplementary capital generally consists of hybrid capital instruments; perpetual preferred stock which is not eligible to be included as core capital; subordinated debt and intermediate-term preferred stock; and general allowances for loan losses up to a maximum of 1.25% of risk-weighted assets.

         In determining compliance with the risk-based capital requirement, a savings institution is allowed to include both core capital and supplementary capital in its total capital, provided that the amount of supplementary capital included does not exceed the savings institution's core capital. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risks inherent in the type of assets. The risk weights assigned by the OTS for principal categories of assets are (i) 0% for cash and securities issued by the U.S. Government or unconditionally backed by the full faith and credit of the U.S. Government; (ii) 20% for securities (other than equity securities) issued by U.S. Government-sponsored agencies and mortgage-backed securities issued by, or fully guaranteed as to principal and interest by, the FNMA or the FHLMC, except for those classes with residual characteristics or stripped mortgage-related securities; (iii) 50% for prudently underwritten permanent one-to four-family first lien mortgage loans not more than 90 days delinquent and having a loan-to-value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by the FNMA or the FHLMC, qualifying residential bridge loans made directly for the construction of one- to four-family residences and qualifying multi-family residential loans; and
(iv) 100% for all other loans and investments, including consumer loans, commercial loans, and single-family residential real estate loans more than 90 days delinquent, and for repossessed assets.

         At June 30, 1996, the Association exceeded all of its regulatory capital requirements, with tangible, core and risk-based capital ratios of 10.80% and 10.80% and 23.09%, respectively. For additional information, see "Regulatory Capital" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Regulatory Capital Requirements."

         A savings institution which is not in capital compliance or which is otherwise deemed to require more than normal supervision is subject to restrictions on its ability to grow pursuant to Regulatory Bulletin 3a-1. In addition, a provision of HOLA generally provides that the Director of OTS must restrict the asset growth of savings institutions not in regulatory capital compliance, subject to a limited exception for growth not exceeding interest credited.

         A savings institution which is not in capital compliance is also automatically subject to the following: (i) new directors and senior executive officers and employment contracts for senior executive officers must be approved by the OTS in advance; (ii) the savings institution may not accept or renew any brokered deposits; (iii) the savings institution is subject to higher OTS assessments as a capital-deficient institution; and (iv) the savings institution may not make any capital distributions without prior written approval.

         Any savings institution that fails any of the capital requirements is subject to possible enforcement actions by the OTS or the FDIC. Such actions could include a capital directive, a cease and desist order, civil money penalties, the establishment of restrictions on the institution's operations, termination of federal deposit insurance and the appointment of a conservator or receiver. The OTS' capital regulation provides that such actions, through enforcement proceedings or otherwise, could require one or more of a variety of corrective actions.

         In August 1993, the OTS adopted a final rule incorporating an interest-rate risk component into the risk-based capital regulation. Under the rule, an institution with a greater than "normal" level of interest rate risk is subject to a deduction of its interest rate risk component from total capital for purposes of calculating its risk-based capital. As a result, such an institution is required to maintain additional capital in order to comply with the risk-based capital requirement. An institution with a greater than "normal" interest rate risk is defined as an institution that would suffer a loss of net portfolio value exceeding 2.0% of the estimated economic value of its assets in the event of a 200 basis point increase or decrease (with certain minor exceptions) in interest rates. The interest rate risk component is calculated, on a quarterly basis, as one-half of the difference between an institution's measured interest rate risk and 2.0%, multiplied by the economic value of its assets. The rule also authorizes the Director of the OTS, or his designee, to waive or defer an institution's interest rate risk component on a case-by-case basis. The final rule was originally to be effective as of January 1, 1994, subject however to a three quarter "lag" time between the reporting date of the data used to calculate an institution's interest rate risk and the effective date of each quarter's interest rate risk component. However, in October 1994, the Director of the OTS indicated that it would waive the capital deduction for institutions with greater than "normal" interest rate risk until the OTS publishes an appeals process. The OTS has recently indicated that no savings institution will be required to deduct capital for interest rate risk until further notice. In any event, management of the Association does not believe that the OTS' adoption of an interest rate risk component to the risk-based capital requirement will adversely affect the Association's regulatory capital position.

         Prompt Corrective Action. Under Section 38 of the FDIA, as added by the FDICIA, each federal banking agency was required to implement a system of prompt corrective action for institutions which it regulates. The federal banking agencies, including the OTS, adopted substantially similar regulations to implement Section 38 of the FDIA, effective as of December 19, 1992. Under the regulations, an institution is deemed to be (i) "well capitalized" if it has total risk-based capital of 10.0% or more, has a Tier 1 risk-based capital ratio of 6.0% or more, has a Tier 1 leverage capital ratio of 5.0% or more and is not subject to any order or final capital directive to meet and maintain a specific capital level for any capital measure, (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based capital ratio of 4.0% or more and a Tier 1 leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized," (iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio that is less than 4.0% or a Tier 1 leverage capital ratio that is less than 4.0% (3.0% under certain circumstances), (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier 1 risk-based capital ratio that is less than 3.0% or a Tier 1 leverage capital ratio that is less than 3.0%, and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Section 38 of the FDIA and the regulations promulgated thereunder also specify circumstances under which a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized).

         An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate federal banking agency within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency.

         An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. Such guaranty shall be limited to the lesser of (i) an amount equal to 5.0% of the institution's total assets at the time the institution was notified or deemed to have notice that it was undercapitalized or (ii) the amount necessary to restore the relevant capital measures of the institution to the levels required for the institution to be classified as adequately capitalized. Such a guarantee shall expire after the federal banking agency notifies the institution that it has remained adequately capitalized for each of four consecutive calendar quarters. An institution which fails to submit a written capital restoration plan within the requisite period, including any required performance guarantee(s), or fails in any material respect to implement a capital restoration plan, shall be subject to the restrictions in Section 38 of the FDIA which are applicable to significantly undercapitalized institutions.

         Immediately upon becoming undercapitalized, an institution shall become subject to the provisions of Section 38 of the FDIA (i) restricting payment of capital distributions and management fees, (ii) requiring that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital, (iii) requiring submission of a capital restoration plan, (iv) restricting the growth of the institution's assets and (v) requiring prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include requiring the institution to raise additional capital; restricting transactions with affiliates; restricting interest rates paid by the institution on deposits; requiring replacement of senior executive officers and directors; restricting the activities of the institution and its affiliates; requiring divestiture of the institution or the sale of the institution to a willing purchaser; and any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

         At June 30, 1996, the Association was deemed a "well capitalized" institution for purposes of the above regulations and as such was not subject to the above mentioned restrictions.

         Safety and Soundness. FDICIA requires each federal banking regulatory agency to prescribe, by regulation or guideline, standards for all insured depository institutions and depository institution holding companies relating to
(i) internal controls, information systems and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk

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exposure; (v) asset growth; (vi) compensation, fees and benefits; and (vii) such other operational and managerial standards as the agency determines to be appropriate. The compensation standards would prohibit employment contracts or other compensatory arrangements that provide excess compensation, fees or benefits or could lead to material financial loss. In addition, each federal banking regulatory agency must prescribe, by regulation or guideline, standards relating to asset quality, earnings and stock valuation as the agency determines to be appropriate. On July 10, 1995, the federal banking agencies, including the OTS, adopted final rules and proposed guidelines concerning standards for safety and soundness required to be prescribed by regulation pursuant to Section 39 of the FDIA. In general, the standards relate to (1) operational and managerial matters; (2) asset quality and earnings; and (3) compensation. The operational and managerial standards cover (a) internal controls and information systems,
(b) internal audit systems, (c) loan documentation, (d) credit underwriting,
(e) interest rate exposure, (f) asset growth, and (g) compensation, fees and benefits. Under the proposed asset quality and earnings standards, the Association would be required to establish and maintain systems to (i) identify problem assets and prevent deterioration in those assets, and (ii) evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital reserves. Finally, the proposed compensation standard states that compensation will be considered excessive if it is unreasonable or disproportionate to the services actually performed by the individual being compensated. If a savings institution fails to meet any of the standards promulgated by regulation, then such institution will be required to submit a plan within 30 days to the OTS specifying the steps it will take to correct the deficiency. In the event that a savings institution fails to submit or fails in any material respect to implement a compliance plan within the time allowed by the federal banking agency, Section 39 of the FDIA provides that the OTS must order the institution to correct the deficiency and may (1) restrict asset growth; (2) require the savings institution to increase its ratio of tangible equity to assets; (3) restrict the rates of interest that the savings institution may pay; or (4) take any other action that would better carry out the purpose of prompt corrective action. The Association believes that it has been and will continue to be in compliance with each of the standards as they have been adopted by the OTS.

         Liquidity Requirements. All savings institutions are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings institutions. At the present time, the required minimum liquid asset ratio is 5%. At June 30, 1996, the Association's liquidity ratio was 12.59%.

         Capital Distributions. OTS regulations govern capital distributions by savings institutions, which include cash dividends, stock redemptions or repurchases, cash-out mergers, interest payments on certain convertible debt and other transactions charged to the capital account of a savings institution to make capital distributions. Generally, the regulation creates a safe harbor for specified levels of capital distributions from institutions meeting at least their minimum capital requirements, so long as such institutions notify the OTS and receive no objection to the distribution from the OTS. Savings institutions and distributions that do not qualify for the safe harbor are required to obtain prior OTS approval before making any capital distributions.

         Generally, a savings institution that before and after the proposed distribution meets or exceeds its fully phased-in capital requirements (Tier 1 institutions) may make capital distributions during any calendar year equal to the higher of (i) 100% of net income for the calendar year-to-date plus 50% of its "surplus capital ratio" at the beginning of the calendar year or (ii) 75% of net income over the most recent four-quarter period. The "surplus capital ratio" is defined to mean the percentage by which the institution's ratio of total capital to assets exceeds the ratio of its fully phased-in capital requirement to assets. "Fully phased-in capital requirement" is defined to mean an institution's capital requirement under the statutory and regulatory standards to be applicable on December 31, 1994, as modified to reflect any applicable individual minimum capital requirement imposed upon the institution. Failure to meet fully phased-in or minimum capital requirements will result in further restrictions on capital distributions, including possible prohibition without explicit OTS approval. See "- Regulatory Capital Requirements."

         Tier 2 institutions, which are institutions that before and after the proposed distribution meet or exceed their minimum capital requirements, may make capital distributions up to 75% of their net income over the most recent four quarter period.

         In order to make distributions under these safe harbors, Tier 1 and Tier 2 institutions must submit 30 days written notice to the OTS prior to making the distribution. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns. In addition, a Tier 1 institution deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 institution as a result of such a determination.

         Tier 3 institutions, which are institutions that do not meet current minimum capital requirements, or that have capital in excess of either their fully phased-in capital requirement or minimum capital requirement but which have been notified by the OTS that it will be treated as a Tier 3 institution because they are in need of more than normal supervision, cannot make any capital distribution without obtaining OTS approval prior to making such distributions.

         At June 30, 1996, the Association was a Tier 1 institution for purposes of this regulation.

         On December 5, 1994, the OTS published a notice of proposed rulemaking to amend its capital distribution regulation. Under the proposal, savings institutions would be permitted to only make capital distributions that would not result in their capital being reduced below the level required to remain "adequately capitalized." A savings institution

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is adequately capitalized if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based capital ratio of 4.0% or more and a Tier 1 leverage capital ratio of 4.0% or more and does not meet the definition of "well capitalized." Because the Association will be a subsidiary of the Company, the proposal would require the Association to provide notice to the OTS of its intent to make a capital distribution. The Association does not believe that the proposal will adversely affect its ability to make capital distributions if it is adopted substantially as proposed.

         Loans to One Borrower. FIRREA imposed limitations on the aggregate amount of loans that a savings institution could make to any one borrower, including related entities. Under FIRREA, the permissible amount of loans-to-one borrower now follows the national bank standard for all loans made by savings institutions, as compared to the pre-FIRREA rule that applied that standard only to commercial loans made by federally chartered savings institutions. The regulations promulgated pursuant to FIRREA generally do not permit loans-to-one borrower to exceed the greater of $500,000 or 15% of unimpaired capital and surplus. Loans in an amount equal to an additional 10% of unimpaired capital and surplus also may be made to a borrower if the loans are fully secured by readily marketable securities. For information about the largest borrowers from the Association, see "Business Lending Activities - General."

         Branching by Federal Savings Institutions. Effective May 11, 1992, the OTS amended its Policy Statement on Branching by Federal Savings Institutions to permit interstate branching to the full extent permitted by statute (which is essentially unlimited). Prior policy permitted interstate branching for federal savings institutions only to the extent allowed for state-chartered institutions in the states where the institution's home office is located and where the branch is sought. Prior policy also permitted healthy out-of-state federal institutions to branch into another state, regardless of the law in that state, provided the branch office was the result of a purchase of an institution that was in danger of default.

          Generally, federal law prohibits federal savings institutions from establishing, retaining or operating a branch outside the state in which the federal institution has its home office unless the institution meets the IRS's domestic building and loan test (generally, 60% of a thrift's assets must be housing-related) ("IRS Test"). The IRS Test requirement does not apply if: (i) the branch(es) result(s) from an emergency acquisition of a troubled savings institution (however, if the troubled savings institution is acquired by a bank holding company, does not have its home office in the state of the bank holding company bank subsidiary and does not qualify under the IRS Test, its branching is limited to the branching laws for state-chartered banks in the state where the savings institution is located); (ii) the law of the state where the branch would be located would permit the branch to be established if the federal savings institution were chartered by the state in which its home office is located; or (iii) the branch was operated lawfully as a branch under state law prior to the savings institution's conversion to a federal charter.

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


         Furthermore, the OTS will evaluate a branching applicant's record of compliance with the Community Reinvestment Act of 1977 ("CRA"). An unsatisfactory CRA record may be the basis for denial of a branching application.

         Qualified Thrift Lender Test. All savings institutions are required to meet a QTL test set forth in Section 10(m) of the HOLA and regulations of the OTS thereunder to avoid certain restrictions on their operations. A savings institution that does not meet the QTL test set forth in the HOLA and implementing regulations must either convert to a bank charter or comply with the following restrictions on its operations: (i) the institution may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (ii) the branching powers of the institution shall be restricted to those of a national bank; (iii) the institution shall not be eligible to obtain any advances from its FHLB; and (iv) payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the savings institution ceases to be a QTL, it must cease any activity and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations).

         Currently, the QTL test requires that 65% of an institution's "portfolio assets" (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. Assets that qualify without limit for inclusion as part of the 65% requirement are loans made to purchase, refinance, construct, improve or repair domestic residential housing and manufactured housing; home equity loans; mortgage-backed securities (where the mortgages are secured by domestic residential housing or manufactured housing); stock issued by the FHLB of Indianapolis; and direct or indirect obligations of the FDIC. In addition, the following assets, among others, may be included in meeting the test subject to an overall limit of 20% of the savings institution's portfolio assets: 50% of residential mortgage loans originated and sold within 90 days of origination; 100% of consumer and educational loans (limited to 10% of total portfolio assets); and stock issued by the FHLMC or the FNMA. Portfolio assets consist of total assets minus the sum of (i) goodwill and other intangible assets, (ii) property used by the savings institution to conduct its business, and (iii) liquid assets up to 20% of the institution's total assets. At June 30, 1996, the qualified thrift investments of the Association were approximately 79.2% of its portfolio assets.

         Federal Home Loan Bank System. The Association is a member of the FHLB of Indianapolis, which is one of 12 regional FHLBs that administers the home financing credit function of savings institutions. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB.

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


         As a member, the Association is required to purchase and maintain stock in the FHLB of Indianapolis in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year. At June 30, 1996, the Association had $1.0 million in FHLB stock, which was in compliance with this requirement.

         As a result of FIRREA, the FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low-and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future. These contributions also could have an adverse effect on the value of FHLB stock in the future. For the year ended June 30, 1996, dividends paid by the FHLB of Indianapolis to the Association amounted to $81,000, compared to $66,000 during the year ended June 30, 1995.

         Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts). As of June 30, 1996, no reserves were required to be maintained on the first $4.3 million of transaction accounts, reserves of 3% were required to be maintained against the next $52.0 million of net transaction accounts (with such dollar amounts subject to adjustment by the Federal Reserve Board), and a reserve of 10% (which is subject to adjustment by the Federal Reserve Board to a level between 8% and 14%) against all remaining net transaction accounts. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce an institution's earning assets.


                                    TAXATION
Federal Taxation

         General. The Company and the Association are subject to the generally applicable corporate tax provisions of the Internal Revenue Code of 1986 as amended (the "Code"), and the Association is subject to certain additional provisions of the Code which apply to thrifts and other types of financial institutions. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive discussion of the tax rules applicable to the Association.

         Fiscal Year. The Association files a federal income tax return on the basis of a fiscal year ending on June 30.

         Bad Debt Reserves. Savings institutions, such as the Association, which meet certain definitional tests primarily relating to their assets and the nature of their businesses, are permitted to establish a reserve for bad debts and to make annual additions to the reserve.

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These additions may, within specified formula limits, be deducted in arriving at the institution's taxable income. For purposes of computing the deductible addition to its bad debt reserve, the institution's loans are separated into "qualifying real property loans" (i.e., generally those loans secured by certain interests in real property) and all other loans ("non-qualifying loans"). The deduction with respect to non-qualifying loans must be computed under the experience method as described below. The following formulas previously could be used to compute the bad debt deduction with respect to qualifying real property loans: (i) actual loss experience, or (ii) a percentage of taxable income. Reasonable additions to the reserve for losses on non-qualifying loans must be based upon actual loss experience and would reduce the current year's addition to the reserve for losses on qualifying real property loans, unless that addition is also determined under the experience method. The sum of the additions to each reserve for each year is the institution's annual bad debt deduction.

         Under the experience method, the deductible annual addition to the institution's bad debt reserves is the amount necessary to increase the balance of the reserve at the close of the taxable year to the greater of (a) the amount which bears the same ratio to loans outstanding at the close of the taxable year as the total net bad debts sustained during the current and five preceding taxable years bear to the sum of the loans outstanding at the close of the six years, or (b) the lower of (i) the balance of the reserve account at the close of the last taxable year prior to the most recent adoption of the experience method (the "base year"), except that for taxable years beginning after 1987, the base year shall be the last taxable year beginning before 1988, or (ii) if the amount of loans outstanding at the close of the taxable year is less than the amount of loans outstanding at the close of the base year, the amount which bears the same ratio to loans outstanding at the close of the taxable year as the balance of the reserve at the close of the base year bears to the amount of loans outstanding at the close of the base year.

         Under the percentage of taxable income method, the bad debt deduction equals 8% of taxable income determined without regard to that deduction and with certain adjustments. The prior availability of the percentage of taxable income method permitted a qualifying savings institution to be taxed at a lower effective federal income tax rate than that applicable to corporations in general. This resulted generally in an effective federal income tax rate payable by a qualifying savings institution fully able to use the maximum deduction permitted under the percentage of taxable income method, in the absence of other factors affecting taxable income, of 31.3% exclusive of any minimum tax or environmental tax (as compared to 34% for corporations generally). For tax years beginning on or after January 1, 1993, the maximum corporate tax rate was increased to 35%, which increased the maximum effective federal income tax rate payable by a qualifying savings institution fully able to use the maximum deduction to 32.2%. Any savings institution at least 60% of whose assets are qualifying assets, as described in the Code, was generally eligible for the full deduction of 8% of taxable income. As of June 30, 1996, at least 60% of the assets of the Association were "qualifying assets" as defined in the Code, and the Association anticipates that at least 60% of its assets will continue to be qualifying assets in the immediate future.

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


         Under the percentage of taxable income method, the bad debt deduction for an addition to the reserve for qualifying real property loans cannot exceed the amount necessary to increase the balance in this reserve to an amount equal to 6% of such loans outstanding at the end of the taxable year. The bad debt deduction is also limited to the amount which, when added to the addition to the reserve for losses on non-qualifying loans, equals the amount by which 12% of deposits at the close of the year exceeds the sum of surplus, undivided profits and reserves at the beginning of the year. In addition, the deduction for qualifying real property loans is reduced by an amount equal to all or part of the deduction for non-qualifying loans.

         Pursuant to certain legislation which was recently enacted and which will be effective for tax years beginning after 1995, a small thrift institution (one with an adjusted basis of assets of less than $500 million), such as the Association, would no longer be permitted to make additions to its tax bad debt reserve under the percentage of taxable income method. Such institutions would be permitted to use the experience method in lieu of deducting bad debts only as they occur. Such legislation will require the Association to realize increased tax liability over a period of at least six years, beginning in 1996. Specifically, the legislation will require a small thrift institution to recapture (i.e., take into income) over a multi-year period the balance of its bad debt reserves in excess of the lesser of (i) the balance of such reserves as of the end of its last taxable year ending before 1988 or (ii) an amount that would have been the balance of such reserves had the institution always computed its additions to its reserves using the experience method. The recapture requirement would be suspended for each of two successive taxable years beginning January 1, 1996 in which the Association originates an amount of certain kinds of residential loans which in the aggregate are equal to or greater than the average of the principal amounts of such loans made by the Association during its six taxable years preceding 1996. It is anticipated that any recapture of the Association's bad debt reserves accumulated after 1987 would not have a material adverse effect on the Association's financial condition and results of operations.

         At June 30, 1996, the federal income tax reserves of the Association included $1.2 million for which no federal income tax has been provided. Because of these federal income tax reserves and the liquidation account to be established for the benefit of certain depositors of the Association in connection with the Conversion and Reorganization, the retained earnings of the Association are substantially restricted.

         Distributions. If the Association distributes cash or property to its stockholders, and the distribution is treated as being from its pre-1988 accumulated bad debt reserves, the distribution will cause the Association to have additional taxable income. A distribution is deemed to have been made from pre-1988 accumulated bad debt reserves to the extent that (a) the reserves exceed the amount that would have been accumulated on the basis of actual loss experience, and (b) the distribution is a "non-qualified distribution." A distribution with respect to stock is a non-dividend distribution to the extent that, for federal income tax purposes, (i) it is in redemption of shares, (ii) it is pursuant to a liquidation of the institution, or (iii) in the case of a current distribution, together with all other such distributions during the taxable year, it exceeds the institution's current and post-1951 accumulated earnings and profits. The amount of additional taxable income created by a non-dividend distribution is an amount that when reduced by the tax attributable to it is equal to the amount of the distribution.

         Minimum Tax. The Code imposes an alternative minimum tax at a rate of 20%. The alternative minimum tax generally applies to a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI") and is payable to the extent such AMTI is in excess of an exemption amount. The Code provides that an item of tax preference is the excess of the bad debt deduction allowable for a taxable year pursuant to the percentage of taxable income method over the amount allowable under the experience method. Other items of tax preference that constitute AMTI include (a) tax-exempt interest on newly issued (generally, issued on or after August 8, 1986) private activity bonds other than certain qualified bonds and (b) 75% of the excess (if any) of (i) adjusted current earnings as defined in the Code, over (ii) AMTI (determined without regard to this preference and prior to reduction by net operating losses).

         Net Operating Loss Carryovers. A financial institution may carry back net operating losses ("NOLs") to the preceding three taxable years and forward to the succeeding 15 taxable years. This provision applies to losses incurred in taxable years beginning after 1986. At June 30, 1996, the Association had no NOL carryforwards for federal income tax purposes.

         Capital Gains and Corporate Dividends-Received Deduction. Corporate net capital gains are taxed at a maximum rate of 34%. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf. However, a corporation may deduct 100% of dividends from a member of the same affiliated group of corporations.

         Other Matters. Federal legislation is introduced from time to time that would limit the ability of individuals to deduct interest paid on mortgage loans. Individuals are currently not permitted to deduct interest on consumer loans. Significant increases in tax rates or further restrictions on the deductibility of mortgage interest could adversely affect the Association.

         The Association's federal income tax returns have not been audited by the IRS in recent years and its federal income tax returns for the tax years ended June 30, 1995, 1994 and 1993 are open under the statute of limitations and are subject to review by the IRS.

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


State Taxation

         Effective January 1, 1990, the State of Indiana imposed a franchise tax assessed on net income (adjusted gross income as defined in the statute) of financial institutions. The new tax replaced the gross receipts tax, excise tax and supplemental net income tax imposed prior to 1990. This new financial institution's tax is imposed at the rate of 8.5% of the association's adjusted gross income. In computing adjusted gross income, no deductions are allowed for municipal interest, United States Government interest, the excess of the federal tax bad debt deduction over actual net charge-offs, or pre-1990 net operating losses. The Association is not currently under audit with respect to its Indiana franchise tax returns.


                            MANAGEMENT OF THE COMPANY

Directors and Executive Officers

         The Board of Directors is divided into three classes, each of which contains approximately one-third of the Board. The Bylaws of the Company currently authorize six directors. The directors shall be elected by the stockholders of the Company for staggered three-year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Denney and Richter, has a term of office expiring at the annual meeting of stockholders of the Company in 1997, a second class, consisting of Messrs. Sonntag and Lorey, has a term of office expiring at the annual meeting of stockholders of the Company in 1998, and a third class, consisting of Messrs. Siemers and Meador, has a term of office expiring at the annual meeting of stockholders of the Company in 1999, and in each case until their successors are elected and qualified. No director is related to any other director or executive officer of the Association by blood, marriage or adoption. All directors of the Company currently serve as directors of the Association.

         The following individuals are executive officers of the Company and hold the offices set forth opposite their names.

           Name                         Position(s) Held With the Company
    ------------------                  -------------------------------------
    Donald C. Siemers                   President and Chief Executive Officer

    Jay Gary Fraley                     Vice President

    Edward L. Fischer                   Chief Financial Officer

    Margaret M. Abner                   Secretary

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


         The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, retirement, resignation or removal by the Board of Directors.

         Information concerning the principal occupations and employment of the directors and executive officers of the Company during the past five years is set forth under "Management of the Association - Directors" and "- Executive Officers Who Are Not Directors." Directors and executive officers of the Company initially will not be compensated by the Company but will serve and be compensated by the Association. See "Management of the Association - Compensation of Directors" and "- Executive Compensation."

Benefits

         General. The Company intends to adopt certain stock benefit plans following consummation of the Conversion and Reorganization. Moreover, existing stock benefit plans of the Association, consisting of the 1993 Stock Incentive Plan, 1993 Directors' Stock Option Plan and the Management Recognition Plan, will be adopted by the Company in connection with the Conversion and Reorganization, with the effect that shares of Common Stock will be issuable pursuant thereto and not shares of Association Common Stock.

         1997 Stock Option Plan. The Board of Directors of the Company may adopt the 1997 Stock Option Plan (the "1997 Plan") and to submit the 1997 Plan to stockholders at an annual or special meeting of stockholders to be held at least one year following the consummation of the Conversion and Reorganization.

         The 1997 Plan will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and reward key employees for outstanding performance and the attainment of targeted goals. The 1997 Plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Code ("incentive stock options"), non-incentive or compensatory stock options and stock appreciation rights (collectively "Awards"). Awards will be granted to directors and key employees of the Company and any subsidiaries, except that non-employee directors will not be eligible to receive incentive stock options. If stockholder approval is obtained, it is expected that options to acquire shares of Common Stock will be awarded to key employees of the Company and the Association and directors of the Company with an exercise price equal to the fair market value of the Common Stock on the date of the grant.

         The Company may reserve for future issuance pursuant to the 1997 Plan a number authorized shares of Common Stock equal to 10% of the Conversion Stock issued in the Offerings (or 50,473 shares at the maximum of the Offering Price Range). In the event of a stock split, reverse stock split or stock dividend, the number of shares of Common

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


Stock under the 1997 Plan, the number of shares to which any Award relates and the exercise price per share under any option or stock appreciation right shall be adjusted to reflect such increase or decrease in the total number of shares of Common Stock outstanding.

         1997 Management Recognition Plan and Trust. The Board of Directors of the Company may adopt the 1997 Recognition Plan for directors and selected officers and employees of the Company and the Association and to submit such plan to stockholders at an annual or special meeting of stockholders to be held at least one year following the consummation of the Conversion and Reorganization. The objective of the 1997 Recognition Plan will be to enable the Company to provide directors, officers and employees with a proprietary interest in the Company as an incentive to contribute to its success.

         Assuming the receipt of stockholder and OTS approval, the Company may acquire Common Stock on behalf of the 1997 Recognition Plan in an amount equal to 4.0% of the Conversion Stock issued in the Offerings, or 20,189 shares at the maximum of the Offering Price Range. These shares may be acquired through open market purchases or from authorized but unissued shares, with approval from the OTS. In the event that authorized but unissued shares are acquired by the 1997 Recognition Plan, such issuance would dilute the interests of other stockholders. See "Risk Factors - Possible Dilutive Effect of Issuance of Additional Shares."

         The 1997 Recognition Plan will be administered and interpreted by the Board of Directors or a committee thereof. The trustees will have the responsibility to invest all funds contributed by the Company to the trust created for the 1997 Recognition Plan (the "Trust"). Shares of Common Stock granted pursuant to the 1997 Recognition Plan generally will be in the form of restricted stock payable over a period specified by the administrators. For accounting purposes, compensation expense in the amount of the fair market value of the Common Stock at the date of the grant to the recipient will be recognized pro rata over the number of years during which the shares are payable. The shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the Trust. If a recipient terminates employment for reasons other than death or disability, the recipient will forfeit all rights to the allocated shares under restriction. If the recipient's termination is caused by death or disability, all restrictions will expire and all allocated shares will become unrestricted.

Employment Agreements

         In connection with the Conversion and Reorganization, the Company and the Association (collectively the "Employers") may enter into employment agreements with Messrs. Siemers, Fraley and Fischer. In such event, the Employers will agree to employ Mr. Siemers for a term of up to three years and Messrs. Fraley and Fischer for a term of up to two years, in each case in their respective current positions and at their respective current salaries, which salaries may be increased at the discretion of the Board of Directors from time to time. In addition, subject to satisfactory performance reviews by the Board of Directors, the employment agreements may be extended on each anniversary date for an additional year so that the remaining term shall be up to three years in the case of Mr. Siemers and up to two years in the case of Messrs. Fraley and Fischer.

         The employment agreements will be terminable with or without cause by the Employers. Messrs. Siemers, Fraley and Fischer shall have no right to compensation or other benefits pursuant to the employment agreements for any period after voluntary termination or termination by the Employers for cause, disability, retirement or death, provided, however, that in the event that either Mr. Siemers, Mr. Fraley or Mr. Fischer is terminated by the Employers for other than cause, disability, retirement or the employee's death and no Change of Control of the Company, as defined, has occurred, Messrs. Siemers, Fraley and Fischer will be entitled to receive a cash severance amount equal to his respective base salary over the remaining term of the respective employment agreement. In addition, in the event that either Mr. Siemers, Mr. Fraley or Mr. Fischer terminates his employment because of failure of the Employers to comply with any material provision of the respective employment agreement or such employment agreement is terminated by the Employers other than for cause, disability, retirement or death or by Mr. Siemers, Mr. Fraley or Mr. Fischer as a result of certain adverse actions which are taken with respect to Mr. Siemers', Mr. Fraley's or Mr. Fischer's respective employment following a Change in Control of the Company, as defined, Messrs. Siemers, Fraley and Fischer will be entitled to a cash severance amount equal to three times his respective base salary in the case of Mr. Siemers and two times his respective base salary in the case of Messrs. Fraley and Fischer. In addition, Messrs. Siemers, Fraley and Fischer will be entitled to a continuation of benefits similar to those they are receiving at the time of such termination for the remaining term of the agreement or until such employee obtains full-time employment with another employer.

         A Change in Control is generally defined in the employment agreement to include any change in control required to be reported under the federal securities laws, as well as (i) the acquisition by any person of 25% or more of the Company's outstanding voting securities and (ii) a change in a majority of the directors of the Company during any two-year period without the approval of at least two-thirds of the persons who were directors of the Company at the beginning of such period.

         The employment agreements may provide that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "excess parachute payments" within the meaning of Section 280G of the Code, then such payments and benefits received thereunder shall be reduced, in the manner determined by the employee, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits being non-deductible by the Employers for federal income tax purposes. Excess parachute payments generally are payments in excess of three times the base amount, which is defined to mean the recipient's average annual compensation from the employer includable in the recipient's gross income during the most recent five taxable years ending before the date on which a change in control of the employer occurred. Recipients of excess parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.


                          MANAGEMENT OF THE ASSOCIATION

Directors

         The Association's Bylaws presently provide that the Board of Directors consists of six members and require the Board of Directors to be divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years or until their successors are elected and qualified, with one class of directors elected annually. The following table sets forth certain information regarding the Board of Directors of the Association.

                                             Positions Held
                                                With the                Director        Term
       Name                     Age(1)         Association               Since         Expires
- ------------------------        ------     -----------------------     ---------       -------
Ronald J. Denney                  47         Director                     1976          1997
David P. Lorey                    39         Director                     1992          1998
Richard B. Meador, III            61         Director                     1983          1996
Dennis G. Richter                 48         Director                     1986          1997
Donald C. Siemers                 50         Director, President          1980          1996
                                               and Chief Executive
                                               Officer
Robert P. Sonntag                 61         Chairman                     1971          1998

- ----------------------------
(1)      As of June 30, 1996


         Set forth below is information with respect to the principal occupations of the current directors of the Association during the last five years.

         Ronald J. Denney was initially elected to the Board of Directors in 1976. Mr. Denney has served as the funeral director at Fitch Denney Funeral Home, Inc., Lawrenceburg, Indiana, since 1973.

         David P. Lorey was initially elected to the Board of Directors in 1992. Mr. Lorey has been the owner of Loreys, a department store located in Lawrenceburg, Indiana, since 1988.

         Richard B. Meador, III was initially elected to the Board of Directors in 1983 and is currently retired. Prior to 1992, Mr. Meador owned Meador's Fitness Center in Lawrenceburg, Indiana.

         Dennis G. Richter was initially elected to the Board of Directors in 1986 and has been self-employed as an optometrist in Lawrenceburg, Indiana, since 1974.

         Donald C. Siemers has served as President and Chief Executive Officer of the Association since October 1978 and as a director of the Association since 1980.

         Robert P. Sonntag was initially elected to the Board of Directors in 1971. Mr. Sonntag has served as Chairman of the Board of Directors of the Association since 1991 and President of Sonntag Accountancy Corporation, Aurora, Indiana, since 1967.

Executive Officers Who Are Not Directors

         The following table sets forth certain information with respect to the executive officers of the Association who are not directors. There are no arrangements or understandings between the Association and any such person pursuant to which such person was elected an executive officer of the Association, and no such officer is related to any director or officer of the Association by blood, marriage or adoption.


     Name                        Age(1)         Position(s)
- ------------------------         ------         ------------------------------
Jay Gary Fraley                    45           Vice President

Edward L. Fischer                  44           Chief Financial Officer and
                                                  Treasurer

Margaret M. Abner                  58           Head Teller and Secretary

- -------------------------------
(1)      As of June 30, 1996.


         Set forth below is information with respect to the principal occupations of the above executive officers during the last five years.

         Jay Gary Fraley has served as Vice President of the Association since 1984.

         Margaret M. Abner has served as Head Teller of the Association since 1975 and Secretary of the Association since 1985.

         Edward L. Fischer has served as Chief Financial Officer and Treasurer of the Association since October 1993. Mr. Fischer served as Vice President and Controller of Charter Oak Federal Savings Bank, Cincinnati, Ohio, from 1983 to January 1993.

The Board of Directors and Its Committees

         Regular meetings of the Board of Directors of the Association are held between one and two times a month and special meetings of the Board of Directors of the Association are held from time-to-time as needed. There were 21 meetings of the Board of Directors of the Association held during fiscal 1996. No director attended fewer than 75% of the total number of meetings of the Board of Directors of the Association held during fiscal 1996 and the total number of meetings held by all committees of the Board on which the director served during such year.

         The Board of Directors of the Association has established various committees, including Executive, Audit, Compensation and Nominating committees.

         The Executive Committee is authorized to act with the same authority as the Board of Directors between meetings of the Board. Currently, Messrs. Siemers, Sonntag, Meador and Lorey serve as members of this Committee. The Executive Committee did not meet during fiscal 1996.

         The Audit Committee reviews the records and affairs of the Association to determine its financial condition, reviews with management and the independent auditors the systems of internal control, and monitors the Association's adherence in accounting and financial reporting to generally accepted accounting principles. Currently, Messrs. Sonntag, Richter and Lorey serve as members of this Committee. The Audit Committee met two times during fiscal 1996.

         The Compensation Committee reviews existing compensation, investigates new and different forms of compensation and makes recommendations with respect thereto to the Board of Directors. Currently the entire Board of Directors serve as members of this Committee. The Compensation Committee met five times during fiscal 1996.

         The Nominating Committee is appointed each year prior to the Annual Meeting of Stockholders of the Association and most recently consisted of Messrs. Denney, Lorey and Sonntag. The Nominating Committee nominates individuals for election as directors of the Association and met one time during fiscal 1996.

         The Association has other committees (including an Asset and Liability and Loan Committees) comprised of officers and directors of the Association which meet for specific purposes. The Board of Directors of the Association has authority under its Bylaws to establish such other committees from time-to-time as may be deemed necessary.

Executive Compensation

         Summary Compensation Table. The following table sets forth a summary of certain information concerning the compensation awarded to or paid by the Association for services rendered in all capacities during the last three fiscal years to the President and Chief Executive Officer of the Association. No executive officer had total compensation during the last fiscal year which exceeded $100,000.

==========================================================================
                                              Annual Compensation
                                      ------------------------------------
                                                                Other
                                                                Annual
    Name and                                                 Compensation
Principal Position        Year        Salary      Bonus          (1)
- --------------------------------------------------------------------------
Donald C. Siemers         1996        $74,780     $   --          --
President and Chief       1995         74,780         --          --
Executive Officer         1994         72,842         --          --
==========================================================================


===============================================================================
                                    Long Term Compensation
                           -----------------------------------
                                Awards                 Payouts
                           ------------------------    -------
                                         Restricted                  All Other
                           Options         Stock         LTIP      Compensation
                             (2)          Awards(3)    Payouts         (4)
- -------------------------------------------------------------------------------
Donald C. Siemers              --          $    --        --           $16,727
President and Chief            --               --        --            11,584
Executive Officer           5,200           24,000        --             6,212
===============================================================================

- -----------------
(1) Does not include amounts attributable to miscellaneous benefits received by the named executive officer, including the payment of club membership dues. The costs to the Association of providing such benefits to the named executive officer during the year ended June 30, 1996 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for such individual.

(2) Consists of awards granted pursuant to the Association's 1993 Stock Incentive Plan during the year ended June 30, 1994.

(3) Represents the grant of 2,400 shares of restricted Common Stock during the year ended June 30, 1994 pursuant to the Association's MRP, which shares had a fair market value of approximately $34,800 at June 30, 1996. Such shares vest over a five-year period at the rate of 20% per year, commencing on October 22, 1993, and the named executive officer is entitled to all voting and other stockholder rights (including the right to receive dividends) with respect to such shares.

(4) During the years ended June 30, 1996, 1995 and 1994, consists of amounts allocated, accrued or paid by the Association pursuant to the Association's ESOP of $12,481, $7,540 and $1,787, respectively, and pursuant to the Association's Simplified Employee Pension Plan of $4,246, $4,044 and $4,425, respectively.


         Stock Options. The following table sets forth certain information concerning exercises of stock options granted pursuant to the Association's 1993 Stock Incentive Plan by the named executive officer during the year ended June 30, 1996 and options held by such officer at June 30, 1996.


==============================================================================================
         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION VALUES
- ----------------------------------------------------------------------------------------------
                           Shares                             Number of
                        Acquired on                          Options at       Value of Options
    Name                  Exercise       Value Realized       Year End          at Year End
- ----------------------------------------------------------------------------------------------
Donald C. Siemers          $ --               $ --            5,200(1)          $23,400(2)
==============================================================================================

- -------------------

(1)   All of such options were exercisable as of June 30, 1996.

(2)   Based on a per share market price of $14.50 as of June 30, 1996.


Compensation of Directors

         Since January 1, 1993, each non-employee director of the Association receives $10,100 per year (a portion of which is being deferred as described below) for service on such Board of Directors. In addition, Mr. Sonntag receives an additional $2,000 as Chairman of the Board of the Association. Furthermore, Messrs. Meador and Denney receive $5,000 per year as members of the Association's Loan Committee and Messrs. Lorey, Richter and Sonntag receive $3,000 per year as members of the Association's Asset and Liability and Strategic Planning Committee and $600 per year as members of the Association's Audit Committee.

         The Association entered into Director Deferred Compensation Agreements with Messrs. Denney, Meador, Richter and Sonntag in January 1992 and with Mr. Lorey in August 1992 ("Director Agreements"). Pursuant to the Director Agreements, the directors of the Association are to defer receipt of monthly Board fees of $142 ($250 for Messrs.

Lorey and Denney) for a period of up to 156 months. The Director Agreements provide that at each director's normal retirement following his 70th birthday, the Association shall commence paying a deferred compensation benefit of $2,269, $4,221, $659, $1,465 and $595, respectively, for Messrs. Denney, Lorey, Meador, Richter and Sonntag. In the event a director defers fees for a period of less than the full deferral period, he shall be entitled to receive, upon reaching his normal retirement age, a deferred compensation benefit determined by multiplying the amounts listed above by a fraction, the numerator of which is equal to the total Board fees deferred by a director and the denominator of which is equal to the total amount of Board fees which would have been deferred during the entire deferral period. Such benefits shall be payable for 15 years, or at the election of each director or his beneficiary, in a lump sum. In the event of death or disability prior to termination of employment, a death benefit of the full amount payable if fees were deferred for the entire deferral period shall be payable to the director's beneficiaries for 15 years.

         The Association has funded its obligations under the Director Agreements by purchasing single premium life insurance policies. The directors and their beneficiaries have no rights to the insurance policies acquired by the Association and have only the rights of unsecured general creditors of the Association. During the year ended June 30, 1994, the Association paid premiums of $70,000 and $18,000, respectively, to fund the benefits payable to Messrs. Lorey and Denney. During the years ended June 30, 1995 and 1996, the Association did not pay any additional premiums. The cash surrender value of these policies is an asset of the Association which was valued at approximately $1.2 million as of June 30, 1996. Each year the Association will record an expense which is calculated ratably over the remaining anticipated years of service of the directors. This expense was approximately $16,000 during the year ended June 30, 1996.

         The Association also maintains a 1993 Directors' Stock Option Plan pursuant to which non-employee directors of the Association were granted options to purchase an aggregate of 7,000 shares of Common Stock at an exercise price of $10.00 per share.

Simplified Employee Pension Plan

         The Association established a Simplified Employee Pension Plan ("SEP Plan") on December 29, 1995. Employees are eligible to participate in the SEP Plan after attaining the age of 21 and having worked for the Association for three out of the immediately preceding five years. Pursuant to the SEP Plan, each year the Association may make a discretionary contribution to the SEP Plan which will be allocated to each participant in the same proportion as such participant's compensation bears to all participants' compensation in such year. The Association's contributions to the SEP Plan are held in participants' individual retirement accounts ("IRAs") and are fully vested and belong to the participants from the time such amounts are contributed. In addition, participants may make additional contributions to their SEP Plan accounts subject to the limitations generally applicable to IRAs. During the year ended June 30, 1996, the Association contributed approximately $15,000 to the SEP Plan, exclusive of contributions made directly by participants.

         Participants may rollover funds from their SEP Plan accounts into other IRAs, subject to certain restrictions, or may withdraw the Association's contributions to their SEP Plan accounts. Withdrawn amounts are includable in income and may be subject to a penalty tax if a participant has not attained the age of 59 1/2.

Executive Supplemental Retirement Income Agreements

         The Association entered into Executive Supplemental Retirement Income Agreements with Messrs. Siemers and Fraley and Ms. Abner in March 1992 and with Mr. Fischer in May 1996 ("Supplemental Agreements"). The Supplemental Agreements are intended to provide supplemental retirement benefits beyond those provided by the Association's SEP Plan. The Supplemental Agreements provide that at each executive's normal retirement following his or her 65th birthday, the Association shall commence paying supplemental retirement income benefits which shall be, in Mr. Siemers' case, 52 percent, and in Mr. Fraley's, Ms. Abner's and Mr. Fischer's cases, 35 percent, of their highest W-2 compensation during any 12 month period during their employment with the Association. Such benefits shall be payable for 20 years, and the benefit payable to Mr. Siemers shall not exceed $69,000 per year. In the event of the executives' early retirement, after attaining the age of 60 in the case of Messrs. Siemers, Fraley and Fischer, and 62 in the case of Ms. Abner, the supplemental retirement income benefit shall be reduced by one percent for each year, or fraction thereof, that an executive's retirement date precedes his or her normal retirement date. In the event of death or disability prior to termination of employment, a death benefit of 60 percent of annual salary at date of death shall be payable to these executives' beneficiaries for 20 years. Such death benefits shall not exceed $69,000, $40,000, $49,000 or $12,500 for the beneficiaries of Messrs. Siemers, Fraley, Fischer and Ms. Abner, respectively. The benefits provided under the Supplemental Agreements vest at the rate of 20 percent per year starting with the third complete calendar year of employment beginning from the date of execution of the Supplemental Agreements. If, prior to an executive's normal retirement date, he or she voluntarily terminates or is terminated without cause by the Association, the Association shall pay to the executive his or her vested accrued benefits. If, however, an executive's termination follows a merger, conversion or other material change in the Association's structure or business activities, the executive shall be entitled to his or her full supplemental retirement income benefits. Should an executive be terminated for cause, his benefits under the Supplemental Agreements shall be forfeited.

         The Association has funded its obligations under the Supplemental Agreements by purchasing single premium life insurance policies. The Executives and their beneficiaries have no rights to the insurance policies acquired by the Association and have only the rights of unsecured general creditors of the Association. Each year the Association records on expense which is calculated ratably over the remaining anticipated years of service of the Executive. This expense was approximately $20,000 during the year ended June 30, 1996.

Stock Benefit Plans

         Stock Plans of the Association. The Association has adopted and maintains the 1993 Stock Incentive Plan, the 1993 Directors' Stock Option Plan and the Management Recognition Plan. The 1993 Stock Incentive Plan provides for the grant of stock options to officers and employees of the Association. The maximum number of shares of Association Common Stock which may be issued under the 1993 Stock Incentive Plan is 13,000 shares, 866 of which had been issued upon the exercise of stock options as of June 30, 1996. The 1993 Directors' Stock Option Plan provides for the grant of stock options to non-employee directors of the Association. The maximum number of shares of Association Common Stock which may be issued under the 1993 Directors' Stock Option Plan is 7,000 shares, 6,860 of which had been issued upon the exercise of stock options as of June 30, 1996. See "Compensation of Directors." The Management Recognition Plan provides for the award of restricted Common Stock to directors, officers and employees of the Association. The maximum number of shares of Association Common Stock which may be issued under the plan is 6,000 shares, all of which are outstanding and 2,160 shares of which had vested as of June 30, 1996. The restricted stock awarded pursuant to the Management Recognition Plan vests over five years, one-fifth per year from the date of grant. Pursuant to the terms of the Association's stock option plans, all outstanding options thereunder may be exercised in whole or in part immediately prior to consummation of the Conversion and Reorganization.

         The Company has approved adoption of the Association's existing 1993 Stock Incentive Plan, 1993 Directors' Stock Option Plan and Management Recognition Plan (collectively the "Plans") as plans of the Company upon consummation of the Conversion and Reorganization and will issue Common Stock in lieu of Association Common Stock pursuant to the terms of such Plans. As of the effective date of the Conversion and Reorganization, rights outstanding under the Plans shall be assumed by the Company and thereafter shall be rights only for shares of Company Common Stock, with each such right being for a number of shares of Common Stock equal to the number of shares of Association Common Stock that were available thereunder immediately prior to such effective date times the Exchange Ratio, and the price of each such right shall be adjusted to reflect the Exchange Ratio and so that the aggregate purchase price of the right is unaffected, but with no change in any other term or condition of such right. The Company shall make appropriate amendments to the Plans to reflect the adoption of the Plans by the Company without adverse effect upon the rights outstanding thereunder.

         Employee Stock Ownership Plan. The Association established an ESOP in connection with the MHC Reorganization for employees age 21 or older who have at least one year of credited service with the Association (including its predecessors) ("ESOP Participants"). The ESOP purchased 16,000 Public Association Shares in the MHC Reorganization. The ESOP is funded by the Association's contributions made in cash and by dividends on the shares held by the ESOP. Upon consummation of the Conversion and Reorganization, the Public Association Shares held by the ESOP will convert into Common

Stock based upon the Exchange Ratio. See "The Conversion and Reorganization - Effects of the Conversion and Reorganization - Effect on Existing Compensation Plans."

         Messrs. Siemers, Sonntag and Denney serve as trustees of the ESOP trust. Under the ESOP, the trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the ESOP Participants, and allocated shares for which employees do not give instructions will be voted in the same ratio on any matter as to those shares for which instructions are given. Unallocated shares held in the ESOP are voted by the ESOP trustees in the same proportion as participants and beneficiaries actually vote their allocated shares. To date, 5,510 shares have been allocated to participants, including 1,378 shares to Mr. Siemers.

         The Company may, in any plan year, make additional discretionary contributions for the benefit of ESOP Participants in either cash or shares of Common Stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by the Company or upon the sale of treasury shares by the Company. Such purchases, if made, would be funded through additional borrowings by the ESOP or additional contributions from the Company. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions. Nevertheless, the Company does not anticipate that the ESOP will purchase additional shares of Common Stock for at least one year following completion of the Conversion and Reorganization.

         The ESOP is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations of the IRS and the Department of Labor thereunder.

Indebtedness of Management

         In accordance with applicable federal laws and regulations, the Association used to offer mortgage loans to its directors, officers and full-time employees for the financing of their primary residences and certain other loans. Prior to the enactment of recent legislation discussed below, the Association offered loans to officers, directors and employees at a more favorable interest rate and at reduced fees for as long as such persons were employed at the Association. Otherwise, these loans generally were made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features.

         As a result of the enactment of FIRREA and FIDICIA, any credit extended by a savings institution, such as the Association, to its executive officers, directors and, to the extent otherwise permitted, principal stockholder(s), or any related interest of the foregoing, must (i) be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the savings institution with non-affiliated parties; (ii) be pursuant to underwriting standards that are no less stringent than those applicable to comparable transactions with non-affiliated parties; (iii) not involve more than the normal risk of repayment or present other unfavorable features; and (iv) not exceed, in the aggregate, the institution's unimpaired capital and surplus, as defined.

         The Association's policy provides that all loans made by the Association to its directors and officers are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features. As of June 30, 1996, two of the Association's directors and executive officers each had aggregate loan balances in excess of $60,000, which amounted to $371,000 in the aggregate, or 5.4% of the Association's stockholders' equity as of such date. All such loans were made by the Association in the ordinary course of business and were not made with favorable terms nor did they involve more than the normal risk of collectability.

                      BENEFICIAL OWNERSHIP OF CAPITAL STOCK

Beneficial Ownership of Association Common Stock

         The following table includes, as of ______________ __, 1996, certain information as to the Association Common Stock beneficially owned by (i) the only persons or entities, including any "group" as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to the Association to be the beneficial owner of more than 5% of the issued and outstanding Association Common Stock, (ii) the directors of the Association and (iii) all directors and executive officers of the Association as a group. For information concerning proposed subscriptions by directors and executive officers and the anticipated ownership of Common Stock by such persons upon consummation of the Conversion and Reorganization, see "- Proposed Subscriptions by Directors and Executive Officers."

                                            Association Common Stock
                                            Beneficially Owned as of
                                            ___________ __, 1996 (1)
                                           ---------------------------
     Name of Beneficial Owner                  No.                 %
- ----------------------------------         ----------            -----
Dearborn Mutual Holding Company            250,000(2)            54.6%
118 Walnut Street
Lawrenceburg, Indiana  47025-1838

Directors:
  Ronald J. Denney                           9,500(3)             2.1
  David P. Lorey                             9,599(4)             2.1
  Richard B. Meador, III                     9,400(5)             2.1
  Dennis G. Richter                          9,400(6)             2.1
  Donald C. Siemers                         18,883(7)             4.1
  Robert P. Sonntag                          9,400                2.1

All directors and executive officers
 of the Association as a group
 (nine persons)                             83,967(8)            17.9

- -----------------
(1) For purposes of this table, pursuant to rules promulgated under the Exchange Act, an individual is considered to beneficially own shares of Association Common Stock if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, a director has sole voting power and sole investment power with respect to the indicated shares.

(2) The shares of Association Common Stock held by the Mutual Holding Company are to be cancelled in connection with the Conversion and Reorganization.

(3) Includes 100 shares owned by Mr. Denney's wife, which shares may be deemed to be beneficially owned by Mr. Denney.

(4) Includes 1,200 shares owned by Mr. Lorey's children and 1,999 shares held in an IRA for the benefit of Mr. Lorey.

(5) Includes options to purchase 140 shares pursuant to the Association's 1993 Directors' Stock Option Plan.

(6) All of such shares are owned by Mr. Richter's daughter, which shares may be deemed to be beneficially owned by Mr. Richter.

(7) Includes 1,000 shares owned jointly with Mr. Siemers' wife, 1,540 shares held in an IRA for the benefit of Mr. Siemers' wife and 2,224 shares owned by Mr. Siemers' children, which shares may be deemed to be beneficially owned by Mr. Siemers, 5,141 shares held in an IRA for the benefit of Mr. Siemers, 1,920 shares which were awarded to Mr. Siemers pursuant to the Association's MRP (and which vest at the rate of 20% per year), options to purchase 5,200 shares pursuant to the Association's 1993 Stock Incentive Plan and 1,378 shares held by the Association's ESOP for the account of Mr. Siemers.

(8) Includes in the case of all directors and officers of the Association as a group, options to purchase 12,274 shares pursuant to the Association's 1993 Stock Incentive Plan. Also includes, in the case of all directors and officers of the Association as a group, 6,000 shares of Association Common Stock which were awarded to certain officers of the Association pursuant to the Association's Management Recognition Plan and 3,118 shares of Common Stock which are held by the trust established pursuant to the Association's ESOP, which have been allocated to the accounts of participating officers.

Proposed Subscriptions by Directors and Executive Officers

         The following table sets forth, for each of the Company's directors and executive officers and for all of the directors and executive officers as a group, (1) the number of Exchange Shares to be held upon consummation of the Conversion and Reorganization, based upon their beneficial ownership of Association Common Stock as of ___________ __, 1996, (2) the proposed purchases of Conversion Stock, assuming sufficient shares are available to satisfy their subscriptions, and (3) the total amount of Common Stock to be held upon consummation of the Conversion and Reorganization, in each case assuming that 504,735 shares of Conversion Stock are sold, which is the maximum of the Offering Price Range.


                                                              Proposed Purchases of            Total Common Stock
                                                                Conversion Stock                   to be Held
                                        Number of           --------------------------     --------------------------
                                     Exchange Shares                          Number        Number         Percentage
              Name                   to be Held(1)(2)         Amount         of Shares     of Shares        of Total
- ----------------------------         ----------------       --------         ---------     ---------       ----------
Ronald J. Denney                          14,685            $ 20,000            2,000        16,685           1.9%
David P. Lorey                            14,838             103,980           10,398        25,236           2.9
Richard B. Meador, III                    14,530                  --               --        14,530           1.7
Dennis G. Richter                         14,530             107,060           10,706        25,236           2.9
Donald C. Siemers                         21,764              34,720            3,472        25,236           2.9
Robert P. Sonntag                         14,530                  --               --        14,530           1.7

All directors and executive
  officers of the Association
  as a group (nine persons)              103,409             326,010           32,601       163,010          18.7

- ------------------
(1) Excludes shares which may be received upon the exercise of outstanding stock options. Based upon the Exchange Ratio of 1.7777 Exchange Shares for each Public Association Share at the maximum of the Offering Price Range, Messrs. Meador and Siemers would have options to purchase 248 shares and 9,244 shares of Common Stock, respectively.

(2) Excludes stock options and awards which may be granted under the Company's 1997 Stock Option Plan and 1997 Recognition Plan if such plans are approved by stockholders following the Conversion and Reorganization.
     See "Management of the Company - Benefits."

                        THE CONVERSION AND REORGANIZATION


     The Boards of Directors of the Mutual Holding Company, the Association and the Company have approved the Plan of Conversion, as has the OTS, subject to approval by the Members of the Mutual Holding Company and the Stockholders of the Association entitled to vote on the matter and the satisfaction of certain other conditions. Such OTS approval, however, does not constitute a recommendation or endorsement of the Plan by such agency.

General

     The Boards of Directors of the Mutual Holding Company and the Association unanimously adopted the Plan as of August 8, 1996, which was amended on August 22, 1996. The Plan has been approved by the OTS, subject to, among other things, approval of the Plan by the Members of the Mutual Holding Company and the Stockholders of the Association. The Members' Meeting and the Stockholders' Meeting have been called for this purpose on _________ __, 1996.

     The following is a brief summary of pertinent aspects of the Plan and the Conversion and Reorganization. The summary is qualified in its entirety by reference to the provisions of the Plan, which is available for inspection at each branch office of the Association and at the offices of the OTS. The Plan also is filed as an exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

Purposes of the Conversion and Reorganization

     The Mutual Holding Company, as a federally chartered mutual holding company, does not have stockholders and has no authority to issue capital stock. As a result of the Conversion and Reorganization, the Company will be structured in the form used by holding companies of commercial banks, most business entities and a growing number of savings institutions. The holding company form of organization will provide the Company with the ability to diversify the Company's and the Association's business activities through acquisition of or mergers with both stock savings institutions and commercial banks, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Conversion and Reorganization, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise.

     In their decision to pursue the Conversion and Reorganization, the Mutual Holding Company and the Association considered various regulatory uncertainties associated with the mutual holding company structure including the ability to waive dividends in the future as well as the general uncertainty regarding a possible elimination of the federal savings association charter. See "Risk Factors - Recapitalization of SAIF and Related Legislative Proposals" and "- Pending Legislation Regarding Bad Debt Reserves."

     The Conversion and Reorganization also will be important to the future growth and performance of the holding company organization by providing a larger capital base to support the operations of the Association and Company and by enhancing their future access to capital markets, ability to diversify into other financial services related activities, and ability to provide services to the public. Although the Association currently has the ability to raise additional capital through the sale of additional shares of Association Common Stock, that ability is limited by the mutual holding company structure which, among other things, requires that the Mutual Holding Company hold a majority of the outstanding shares of Association Common Stock.

     The Conversion and Reorganization also will result in an increase in the number of outstanding shares of Common Stock following the Conversion and Reorganization, as compared to the number of outstanding shares of Public Association Shares prior to the Conversion and Reorganization, which will increase the likelihood of the development of an active and liquid trading market for the Common Stock. See "Market for Common Stock." In addition, the Conversion and Reorganization will enhance the Association's ability to engage in stock repurchases.

     An additional benefit to the Conversion and Reorganization will be an increase in the accumulated earnings and profits of the Association for federal income tax purposes. When the Mutual Association transferred substantially all of its assets and liabilities to the Association in connection with the MHC Reorganization, its accumulated earnings and profits tax attribute was not able to be transferred to the Association because no tax-free reorganization was involved. Accordingly, this tax attribute was retained by the Mutual Association when it converted its charter to that of the Mutual Holding Company, even though the underlying retained earnings were transferred to the Association. The Conversion and Reorganization has been structured to re-unite the accumulated earnings and profits tax attribute retained by the Mutual Holding Company in the MHC Reorganization with the retained earnings of the Association by merging the Mutual Holding Company with and into the Association in a tax-free reorganization. This transaction will increase the Association's ability to pay dividends to the Company in the future. See "Dividend Policy."

     If the Mutual Association had undertaken a standard conversion involving the formation of a stock holding company in 1993, applicable OTS regulations would have required a greater amount of common stock to be sold than the amount of net proceeds raised in the MHC Reorganization. In addition, if a standard conversion had been conducted in 1993, management of the Mutual Association believed that it would have been difficult to profitably invest the larger amount of capital that would have been raised, when compared to the amount of net proceeds raised in the MHC Reorganization. A standard conversion in 1993 also would have immediately eliminated all aspects of the mutual form of organization.

     In light of the foregoing, the Boards of Directors of the Association and the Mutual Holding Company believe that the Conversion and Reorganization is in the best interests of such companies and their respective Stockholders and Members.

Description of the Conversion and Reorganization

     On August 8, 1996, the Boards of Directors of the Association and the Mutual Holding Company adopted the Plan, which was amended on August 22, 1996, and in August 1996 the Association incorporated the Company under Indiana law as a first-tier wholly owned subsidiary of the Association. Pursuant to the Plan,
(i) the Mutual Holding Company will convert from mutual form to a federal interim stock savings institution and simultaneously merge with and into the Association, pursuant to which the Mutual Holding Company will cease to exist and the shares of Association Common Stock held by the Mutual Holding Company will be cancelled, and (ii) Interim will then merge with and into the Association. As a result of the merger of Interim with and into the Association, the Association will become a wholly-owned subsidiary of the Company and the Public Association Shares will be converted into the Exchange Shares pursuant to the Exchange Ratio, which will result in the holders of such shares owning in the aggregate approximately the same percentage of the Common Stock to be outstanding upon the completion of the Conversion and Reorganization (i.e., the Conversion Stock and the Exchange Shares) as the percentage of Association Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and Reorganization, adjusted downward pursuant to OTS policy which requires that the Exchange Ratio reflect the $403,000 of special dividends declared by the Association and waived by the Mutual Holding Company, but before giving effect to (a) the payment of cash in lieu of issuing fractional Exchange Shares, (b) any shares of Conversion Stock purchased by the Association's stockholders in the Offerings, and (c) any exercise of dissenters' rights.

     The following diagram outlines the current organizational structure of the parties' ownership interests:


|--------------------|                                  |--------------------|
|                    |                                  |                    |
|   Dearborn Mutual  |                                  |  Holders of Public |
|    Holding Company |                                  | Association Shares |
|                    |                                  |                    |
|                    |                                  |                    |
|--------------------|                                  |--------------------|
           |                                                     |
           |                                                     |
           |                                                     |
           |  54.62%                                             | 45.38%
           |                                                     |
           |                                                     |
           |-----------------------------------------------------|
           |                                                     |
           |                  Dearborn Savings                   |
           |                  Association, F.A.                  |
           |                                                     |
           |-----------------------------------------------------|
                                     |
                                     |
                                     |
                                     | 100%
                                     |
                                     |
                                     |
           |-----------------------------------------------------|
           |                                                     |
           |                Vision Bancorp, Inc.                 |
           |                                                     |
           |-----------------------------------------------------|
                                     |
                                     |
                                     | 100%
                                     |
                                     |
           |-----------------------------------------------------|
           |                                                     |
           |               Interim (to be formed)                |
           |                                                     |
           |-----------------------------------------------------|

     The following diagram reflects the Conversion and Reorganization, including
(i) the merger of the Mutual Holding Company (following its conversion into an interim federal stock savings institution) with and into the Association, (ii) the merger of Interim with and into the Association, pursuant to which the Public Association Shares will be converted into Exchange Shares, and (iii) the offering of Conversion Stock. The diagram assumes that there are no dissenters' rights exercised and no fractional shares and does not give effect to purchases of Conversion Stock by holders of Public Association Shares or the exercise of outstanding stock options.


|-------------------------------------|            |------------------------|
|                                     |            |                        |
|    Purchasers of Conversion Stock   |            |   Holders of Public    |
|                                     |            |   Association Shares   |
|-------------------------------------|            |------------------------|
                     |                                 |
                     |                                 |
             57.75%  |                                 | 42.25%
           |-----------------------------------------------------|
           |                                                     |
           |                                                     |
           |                   Vision Bancorp, Inc.              |
           |                                                     |
           |                                                     |
           |----------------------------|------------------------|
                                        |
                                        |
                                        | 100%
           |----------------------------|------------------------|
           |                                                     |
           |                                                     |
           |                       Dearborn Bank                 |
           |                                                     |
           |                                                     |
           |-----------------------------------------------------|


     Pursuant to OTS regulations, consummation of the Conversion and Reorganization (including the offering of Conversion Stock in the Offerings, as described below) is conditioned upon the approval of the Plan by (1) the OTS,
(2) at least a majority of the total number of votes eligible to be cast by Members of the Mutual Holding Company at the Members' Meeting, and (3) holders of at least two-thirds of the shares of the outstanding Association Common Stock at the Stockholders' Meeting. In addition, the Primary Parties have conditioned the consummation of the Conversion and Reorganization on the approval of the Plan by at least a majority of the votes cast, in person or by proxy, by the Public Stockholders at the Stockholders' Meeting.

Effects of the Conversion and Reorganization

     General. Prior to the Conversion and Reorganization, each depositor in the Association has both a deposit account in the institution and a pro rata ownership interest in the net worth of the Mutual Holding Company based upon the balance in his account, which interest may only be realized in the event of a liquidation of the Mutual Holding Company. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the Mutual Holding Company, which is lost to the extent that the balance in the account is reduced.

     Consequently, the depositors of the Association normally have no way to realize the value of their ownership interest in the Mutual Holding Company, which has realizable value only in the unlikely event that the Mutual Holding Company is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the Mutual Holding Company after other claims are paid.

     Upon consummation of the Conversion and Reorganization, permanent nonwithdrawable capital stock will be created to represent the ownership of the net worth of the Company. The Common Stock of the Company is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the permanent stock. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the Association.

     Continuity. While the Conversion and Reorganization is being accomplished, the normal business of the Association of accepting deposits and making loans will continue without interruption. The Association will continue to be subject to regulation by the OTS and the FDIC. After the Conversion and Reorganization, the Association will continue to provide services for depositors and borrowers under current policies by its present management and staff.

     The directors and officers of the Association at the time of the Conversion and Reorganization will continue to serve as directors and officers of the Association after the Conversion and Reorganization. The directors and officers of the Company consist of individuals currently serving as directors and officers of the Mutual Holding Company and the Association, and they generally will retain their positions in the Company after the Conversion and Reorganization.

     Effect on Public Association Shares. Under the Plan, upon consummation of the Conversion and Reorganization, the Public Association Shares shall be converted into Common Stock based upon the Exchange Ratio without any further action on the part of the holder thereof. Upon surrender of the Public Association Shares, Common Stock will be issued in exchange for such shares. See "- Delivery and Exchange of Certificates."

     Upon consummation of the Conversion and Reorganization, the Public Stockholders of the Association, a federally chartered savings association, will become stockholders of the Company, an Indiana corporation. For a description of certain changes in the rights of stockholders as a result of the Conversion and Reorganization, see "Comparison of Stockholders' Rights" below.

     Effect on Deposit Accounts. Under the Plan, each depositor in the Association at the time of the Conversion and Reorganization will automatically continue as a depositor after the Conversion and Reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase Conversion Stock to be issued in the Offerings. Each such account will be insured by the FDIC to the same extent as before the Conversion and Reorganization. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

     Effect on Loans. No loan outstanding from the Association will be affected by the Conversion and Reorganization, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion and Reorganization.

     Effect on Voting Rights of Members. At present, all depositors of the Association are members of, and have voting rights in, the Mutual Holding Company as to all matters requiring membership action. Upon completion of the Conversion and Reorganization, depositors will cease to be members and will no longer be entitled to vote at meetings of the Mutual Holding Company (which will cease to exist). Upon completion of the Conversion and Reorganization, all voting rights in the Association will be vested in the Company as the sole stockholder of the Association. Exclusive voting rights with respect to the Company will be vested in the holders of Common Stock. Depositors of the Association will not have voting rights in the Company after the Conversion and Reorganization, except to the extent that they become stockholders of the Company.

     Tax Effects. Consummation of the Conversion and Reorganization is conditioned on prior receipt by the Primary Parties of rulings or opinions with regard to federal and Indiana income taxation which indicate that the adoption and implementation of the Plan of Conversion set forth herein will not be taxable for federal or Indiana income tax purposes to the Primary Parties or the Association's Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, except as discussed below. See "- Tax Aspects" below.

     Effect on Liquidation Rights. Were the Mutual Holding Company to liquidate, all claims of the Mutual Holding Company's creditors would be paid first. Thereafter, if there were any assets remaining, Members of the Mutual Holding Company would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at the Association immediately prior to liquidation. In the unlikely event that the Association were to liquidate after the Conversion and Reorganization, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the "liquidation account" to certain depositors (see "- Liquidation Rights" below), with any assets remaining thereafter distributed to the Company as the holder of the

Association's capital stock. Pursuant to the rules and regulations of the OTS, a merger, consolidation, sale of bulk assets or similar combination or transaction with another insured institution would not be considered a liquidation for this purpose and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

     Effect on Existing Compensation Plans. Under the Plan, the Association's 1993 Stock Incentive Plan, 1993 Directors' Stock Option Plan and the Management Recognition Plan will become stock benefit plans of the Company and shares of Common Stock will be issued (or reserved for issuance) pursuant to such benefit plans and not shares of Association Common Stock. See "Management of the Association - Stock Benefit Plans."

The Offerings

     Subscription Offering. In accordance with the Plan of Conversion, rights to subscribe for the purchase of Conversion Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority: (1) Eligible Account Holders, (2) Supplemental Eligible Account Holders, (3) Other Members, (4) directors, officers and employees of the Mutual Holding Company and the Association and (5) Public Stockholders. Although the Plan of Conversion permits the Association to provide priority subscription rights to the Association's ESOP, the Association has determined not to allow its ESOP to purchase additional shares of Common Stock in the Offerings. However, the ESOP may purchase additional shares of Common Stock not earlier than one year following completion of the Conversion and Reorganization. All subscriptions received will be subject to the availability of Conversion Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "- Limitations on Conversion Stock Purchases."

     Priority 1: Eligible Account Holders. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) the number of shares of Conversion Stock that when combined with Exchange Shares received aggregate 2.5% of the Conversion Stock, (ii) one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock in the Subscription Offering and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on December 31, 1994 (the "Eligibility Record Date"), subject to the overall purchase limitations. See "- Limitations on Conversion Stock Purchases."

     If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, unallocated shares will be allocated to subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. The subscription rights of Eligible Account Holders who are also directors or officers of the Mutual Holding Company or the Association and their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding December 31, 1994.

     Priority 2: Supplemental Eligible Account Holders. Each Supplemental Eligible Account Holder will receive, without payment therefor, second priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) the number of shares of Conversion Stock that when combined with Exchange Shares received aggregate 2.5% of the Conversion Stock, (ii) one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock in the Subscription Offering and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on September 30, 1996 (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitations. See "- Limitations on Conversion Stock Purchases."

     If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, unallocated shares will be allocated to subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all such subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

     Priority 3: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for Conversion Stock in the Subscription Offering up to the greater of
(i) the number of shares of Conversion Stock that when combined with Exchange Shares received aggregate 2.5% of the Conversion Stock and (ii) one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock in the Subscription Offering, subject to the overall purchase limitations. See "- Limitations on Conversion Stock Purchases."

     In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and Supplemental Eligible Account Holders is in excess of the total number of shares of Conversion Stock offered in the Subscription Offering, shares first will be allocated so as to permit each subscribing Other Member to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares will be allocated among subscribing Other Members on a pro rata basis in the same proportion as each Other Member's subscription bears to the total subscriptions of all subscribing Other Members, provided that no fractional shares shall be issued.

     Priority 4: Directors, Officers and Employees. To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, then directors, officers and employees of the Mutual Holding Company and the Association will receive, without payment therefor, fourth priority, nontransferable subscription rights to subscribe for, in this category, up to an aggregate of 24.7% of the shares of Conversion Stock offered in the Subscription Offering. The ability of directors, officers and employees to purchase Conversion Stock under this category is in addition to rights which are otherwise available to them under the Plan, which generally allows such persons to purchase in the aggregate up to 34.7% of the total number of shares of Conversion Stock sold in the Offerings. See "- Limitations on Conversion Stock Purchases."

     In the event of an oversubscription in this category, subscription rights will be allocated among the individual directors, officers and employees on a point system basis, whereby such individuals will receive subscription rights in the proportion that the number of points assigned to each of them bears to the total points assigned to all directors, officers and employees, provided that no fractional shares shall be issued. One point will be assigned for each year of service with the Mutual Holding Company and the Association, one point for each salary increment of $5,000 per annum and five points for each office presently held in the Mutual Holding Company and the Association, including directorships. For information as to the number of shares proposed to be purchased by certain of the directors and officers, see "Beneficial Ownership of Capital Stock - Proposed Subscriptions by Directors and Executive Officers."

     Priority 5: Public Stockholders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and directors, officers and employees, each Public Stockholder as of the Voting Record Date will receive, without payment therefor, fifth priority, nontransferable subscription rights to subscribe for Conversion Stock in the Subscription Offering up to the greater of (i) the number of shares of Conversion Stock that when combined with Exchange Shares received aggregate 2.5% of the Conversion Stock and (ii) one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock in the Subscription Offering, subject to the overall purchase limitations. See "- Limitations on Conversion Stock Purchases."

     In the event the Public Stockholders as of the Voting Record Date subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and directors, officers and employees, is in excess of the total number of shares of Conversion Stock offered in the Subscription Offering, available shares will be allocated among subscribing Public Stockholders as of the Voting Record Date on a pro rata basis in the same proportion as each Public Stockholder's subscription bears to the total subscriptions of all subscribing Public Stockholders, provided that no fractional shares shall be issued.

     Expiration Date for the Subscription Offering. The Subscription Offering will expire at 5:00 p.m., Eastern Time, on _________ __, 1996, unless extended for up to 45 days or such additional periods by the Primary Parties with the approval of the OTS. Such extensions may not be extended beyond _________ __, 1998. Subscription rights which have not been exercised prior to the Expiration Date will become void.

     The Primary Parties will not execute orders until at least the minimum number of shares of Conversion Stock (373,065 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the OTS, all funds delivered to the Association pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45-day period following the Expiration Date is granted, the Primary Parties will notify subscribers of the extension of time and subscribers will be resolicited and permitted to modify or cancel their subscriptions.

     Community Offering. To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, directors, officers and employees of the Mutual Holding Company and the Association and Public Stockholders, the Primary Parties have determined to offer shares pursuant to the Plan to certain members of the general public, with preference given to natural persons residing in Dearborn County, Indiana (such natural persons referred to as "Preferred Subscribers"). Such persons, together with associates of and persons acting in concert with such persons, may purchase up to the greater of (i) the number of shares of Conversion Stock that when combined with Exchange Shares received aggregate 2.5% of the Conversion Stock, and (ii) one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock in the Subscription Offering, subject to the maximum purchase limitations. See "- Limitations on Conversion Stock Purchases." This amount may be increased at the sole discretion of the Primary Parties. The opportunity to subscribe for shares of Conversion Stock in the Community Offering category is subject to the right of the Primary Parties, in their sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the Expiration Date.

     If there are not sufficient shares available to fill the orders of Preferred Subscribers after completion of the Subscription and Community Offerings, such stock will be allocated first to each Preferred Subscriber whose order is accepted by the Primary Parties, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose orders remain unsatisfied in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all Preferred Subscribers whose subscription remains unsatisfied. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the Community Offering applying the same allocation described above for Preferred Subscribers.

     Syndicated Community Offering and Public Offering. The Plan provides that, if feasible, all shares of Conversion Stock not purchased in the Subscription and Community Offerings may be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed or through an underwritten Public Offering in which Webb will serve as the underwriter. The Primary Parties have the right to reject orders in whole or part in their sole discretion in the Syndicated Community Offering. In the event of a Public Offering, Webb will purchase the unsubscribed shares of Conversion Stock from the Company at a price which is negotiated by the Company and the Association and Webb ("Public Offering Price") on the basis of the final independent valuation of the pro forma market value of the Common Stock. See "- Stock Pricing, Exchange Ratio and Number of Shares to be Issued."

     The price at which shares of Conversion Stock are sold to Webb will be less an underwriting discount, which also will be negotiated between the Company, the Association and Webb and will be subject to review by the OTS. The proposed underwriting agreement in connection with such underwriting will not be entered into between the Company and Webb until immediately prior to the Public Offering. Pursuant to the underwriting agreement and subject to certain conditions, Webb will be obligated to purchase all shares of Conversion Stock which have not been subscribed for in the Subscription and Community Offerings. In addition, it is anticipated that the Company will grant Webb an option to purchase up to an additional 75,710 shares of Conversion Stock, which represents 15% of the shares of Conversion Stock to be sold in the Conversion and Reorganization, solely for the purpose of covering over-allotments, if any, for a period of 30 days following the commencement of the Public Offering.

     No person will be permitted to subscribe in the Syndicated Community Offering or Public Offering for more than the number of shares of Conversion Stock that when combined with Exchange Shares received aggregate 2.5% of the Conversion Stock, subject to the maximum purchase limitations.

     In addition to the foregoing, if a syndicate of broker-dealers ("selected dealers") is formed to assist in a Syndicated Community Offering, a purchaser may pay for his shares with funds held by or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to the Association for deposit in a segregated account on or before noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the fifth business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send funds to the Association for deposit in a segregated account. If such alternative procedure is employed, purchasers' funds are not required to be in their accounts with selected dealers until the debit date.

     Any Syndicated Community Offering or Public Offering will terminate no more than 45 days following the Expiration Date, unless extended by the Primary Parties with the approval of the OTS. See "- Stock Pricing, Exchange Ratio and Number of Shares to be Issued" below for a discussion of rights of subscribers, if any, in the event an extension is granted.

Stock Pricing, Exchange Ratio and Number of Shares to be Issued

     The Plan of Conversion requires that the purchase price of the Conversion Stock must be based on the appraised pro forma market value of the Conversion Stock, as determined on the basis of an independent valuation. The Primary Parties have retained RP Financial to make such valuation. For its services in making such appraisal and any expenses incurred in connection therewith, RP Financial will receive a maximum fee of $16,500 plus out of pocket expenses, together with a fee of no greater than $5,000 plus out of pocket expenses for the preparation of a business plan and other services performed in connection with the Company's holding company application to the OTS. The Primary Parties have agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

     The Appraisal has been prepared by RP Financial in reliance upon the information contained in this Prospectus, including the Financial Statements. RP Financial also considered the following factors, among others: the present and projected operating results and financial condition of the Primary Parties and the economic and demographic conditions in the Association's existing market area; certain historical, financial and other information relating to the Association; a comparative evaluation of the operating and financial statistics of the Association with those of other similarly situated publicly-traded companies located in Indiana and other regions of the United States; the aggregate size of the offering of the

Conversion Stock; the impact of the Conversion and Reorganization on the Association's capital and earnings potential; the proposed dividend policy of the Company and the Association; and the trading market for the Association Common Stock and securities of comparable companies and general conditions in the market for such securities.

     On the basis of the foregoing, RP Financial has advised the Primary Parties in its opinion that the estimated pro forma market value of the Association and the Mutual Holding Company on a combined basis was $7.6 million as of September 6, 1996. Because the holders of the Public Association Shares will continue to hold the same aggregate percentage ownership interest in the Company as they currently hold in the Association, adjusted downward pursuant to OTS policy which requires the Exchange Ratio to reflect special dividends waived by the Mutual Holding Company (before giving effect to the payment of cash in lieu of issuing fractional Exchange Shares, any exercise of dissenters' rights and any shares of Conversion Stock purchased by the Association's stockholder in the Offerings), the Appraisal was multiplied by 57.75% (which represents the Mutual Holding Company's percentage interest in the Association, adjusted upward in order to reflect the $403,000 of special dividends declared by the Association and waived by the Mutual Holding Company). The resulting amount represents the midpoint of the valuation ($4,389,000), and the minimum and maximum of the valuation were set at 15% below and above the midpoint, respectively, resulting in a range of $3,730,650 to $5,047,350. The Boards of Directors of the Primary Parties determined that the Conversion Stock would be sold at $10.00 per share, resulting in a range of 373,065 to 504,735 shares of Conversion Stock being offered. As a result of the Company's engagement of Webb to act as the underwriter in a Public Offering with respect to any shares remaining unsold after completion of the Subscription and Community Offerings, the Company currently anticipates that the Conversion Stock will be sold in accordance with the upper end of the Offering Price Range. However, no assurance can be made that the Company will be able to sell all of such shares either in the Subscription and Community Offerings or in the Public Offering, if any. Upon consummation of the Conversion and Reorganization, the Conversion Stock and the Exchange Shares will represent approximately 57.75% and 42.25%, respectively, of the Company's total outstanding shares. The Boards of Directors of the Primary Parties reviewed RP Financial's appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the Offering Price Range was reasonable and adequate. The Boards of Directors of the Primary Parties also established the formula for determining the Exchange Ratio. Based upon such formula and the Offering Price Range, the Exchange Ratio ranged from a minimum of 1.3139 to a maximum of 1.7777 Exchange Shares for each Public Association Share, with a midpoint of 1.5458. Based upon these Exchange Ratios, the Company expects to issue between 272,935 and 369,265 shares of Exchange Shares to the holders of Public Association Shares outstanding immediately prior to the consummation of the Conversion and Reorganization. The Offering Price Range and the Exchange Ratio may be amended with the approval of the OTS, if required, or if necessitated by subsequent developments in the financial condition of any of the Primary Parties or market conditions generally. In the event the Appraisal is updated to below

$6,460,000 or above $8,740,000 (the maximum of the Offering Price Range, as adjusted by 15%), such Appraisal will be filed with the SEC by post-effective amendment.

     Based upon current market and financial conditions and recent practices and policies of the OTS, in the event the Company receives orders for Conversion Stock in excess of $5,047,350 (the maximum of the Offering Price Range) and up to $5,804,453 (the maximum of the Offering Price Range, as adjusted by 15%), the Company may be required by the OTS to accept all such orders. No assurances, however, can be made that the Company will receive orders for Conversion Stock in excess of the maximum of the Offering Price Range or that, if such orders are received, that all such orders will be accepted because the Company's final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial which reflects such an increase in the valuation and the approval of such increase by the OTS. There is no obligation or understanding on the part of management to take and/or pay for any shares of Conversion Stock in order to complete the Offerings.

     The following table sets forth, based upon the minimum, midpoint, maximum and 15% above the maximum of the Offering Price Range, the following: (i) the total number of shares of Conversion Stock and Exchange Shares to be issued in the Conversion and Reorganization, (ii) the percentage of the total Common Stock represented by the Conversion Stock and the Exchange Shares, and (iii) the Exchange Ratio. The table assumes that no holder of Public Association Shares exercises dissenters' rights and that there is no cash paid in lieu of issuing fractional Exchange Shares.



                             Conversion Stock to Be
                                     Issued                   Exchange Shares to be Issued         Total Shares of
                         --------------------------        ---------------------------------       Common Stock to       Exchange
                             Amount          Percent            Amount             Percent          be Outstanding         Ratio
                         ------------     ------------     --------------      -------------     ------------------     ----------

Minimum                     373,065          57.75%            272,935             42.25%               646,000           1.3139
Midpoint                    438,900          57.75             321,100             42.25                760,000           1.5458
Maximum                     504,735          57.75             369,265             42.25                874,000           1.7777
15% above maximum           580,445          57.75             424,655             42.25              1,005,100           2.0443



     RP Financial's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. RP Financial did not independently verify the Financial Statements and other information provided by the Association and the Mutual Holding Company, nor did RP Financial value independently the assets or liabilities of the Association. The valuation considers the Association and the Mutual Holding Company as going concerns and should not be considered as an indication of the liquidation value of the Association and the Mutual Holding Company. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing Conversion Stock or receiving Exchange Shares in the Conversion and Reorganization will thereafter be able to sell such shares at prices at or above the Purchase Price or in the range of the foregoing valuation of the pro forma market value thereof.

     No sale of shares of Conversion Stock or issuance of Exchange Shares may be consummated unless prior to such consummation RP Financial confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the Purchase Price is materially incompatible with the estimate of the pro forma market value of a share of Common Stock upon consummation of the Conversion and Reorganization. If such is not the case, a new Offering Price Range may be set, a new Exchange Ratio may be determined based upon the new Offering Price Range, a new Subscription and Community Offering and/or Syndicated Community Offering or Public Offering may be held or such other action may be taken as the Primary Parties shall determine and the OTS may permit or require.

     Depending upon market or financial conditions following the commencement of the Subscription Offering or as a result of the exercise of the over-allotment option granted by the Company to Webb in the Public Offering, the total number of shares of Conversion Stock to be issued in the Offerings may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the Purchase Price is not below the minimum or more than 15% above the maximum of the Offering Price Range. In the event market or financial conditions change so as to cause the aggregate Purchase Price of the shares to be below the minimum of the Offering Price Range or more than 15% above the maximum of such range, purchasers will be resolicited (i.e., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Association's passbook rate of interest, or be permitted to modify or rescind their subscriptions). Any increase or decrease in the number of shares of Conversion Stock will result in a corresponding change in the number of Exchange Shares, so that upon consummation of the Conversion and Reorganization the Conversion Stock and the Exchange Shares will represent approximately 57.75% and 42.25%, respectively, of the Company's total outstanding shares of Common Stock (exclusive of the effects of the exercise of outstanding stock options).

     An increase in the number of shares of Conversion Stock, either as a result of an increase in the appraisal of the estimated pro forma market value or due to the exercise of Webb's over-allotment option in the Public Offering, would decrease both a subscriber's ownership interest and the Company's pro forma net earnings and stockholders' equity on a per share basis while increasing pro forma net earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares of Conversion Stock would increase both a subscriber's ownership interest and the Company's pro forma net earnings and stockholders' equity on a per share basis while decreasing pro forma net earnings and stockholders' equity on an aggregate basis. See "Risk Factors - Possible Dilutive Effect of Issuance of Additional Shares" and "Pro Forma Data."

     The appraisal report of RP Financial has been filed as an exhibit to this Registration Statement and Application for Conversion of which this Prospectus is a part and is available for inspection in the manner set forth under "Additional Information."

Persons in Nonqualified States or Foreign Countries

     The Primary Parties will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Primary Parties are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which all of the following apply: (a) the number of persons otherwise eligible to subscribe for shares under the Plan who reside in such jurisdiction is small; (b) the granting of subscription rights or the offer or sale of shares of Conversion Stock to such persons would require any of the Primary Parties or their officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and (c) such registration, qualification or filing in the judgment of the Primary Parties would be impracticable or unduly burdensome for reasons of costs or otherwise. Where the number of persons eligible to subscribe for shares in one state is small, the Primary Parties will base their decision as to whether or not to offer the Conversion Stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register the Company, its officers, directors or employees as brokers, dealers or salesmen.

Limitations on Conversion Stock Purchases

     The Plan includes the following limitations on the number of shares of Conversion Stock which may be purchased:

         (1) No less than 25 shares of Conversion Stock may be purchased, to the extent such shares are available;

         (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (i) the number of shares of Conversion Stock that when combined with Exchange Shares received aggregate 2.5% of the Conversion Stock, (ii) one-tenth of 1% (.10%) of the total offering of shares of Conversion Stock in the Subscription Offering and
     (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on the Eligibility Record Date, subject to the overall limitation in clause (5) below;

         (3) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (i) the number of shares of Conversion Stock that when combined with Exchange Shares received aggregate 2.5% of the Conversion Stock, (ii) one-tenth of 1% (.10%) of the total offering of shares of Conversion Stock in the Subscription Offering and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on the Supplemental Eligibility Record Date, subject to the overall limitation in clause (5) below;

         (4) Each Other Member, Public Stockholder or any other person purchasing shares of Conversion Stock in the Community Offering, the Syndicated Community Offering or the Public Offering may subscribe for and purchase in the respective Offering up to the greater of (i) the number of shares of Conversion Stock that when combined with Exchange Shares received aggregate 2.5% of the Conversion Stock and (ii) one-tenth of 1% (.10%) of the total offering of shares of Conversion Stock in the Subscription Offering, subject to the overall limitation in clause (5) below;

         (5) Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, directors, officers and employees of the Mutual Holding Company and the Association, and Public Stockholders may purchase stock in the Community and Syndicated Community Offerings and the Public Offering subject to the purchase limitations described above, provided that the maximum number of shares of Conversion Stock subscribed for or purchased in all categories by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed the number of shares of Conversion Stock that when combined with Exchange Shares received aggregate 5.0% of the Conversion Stock; and

         (6) No more than 24.7% of the total number of shares sold in the Subscription Offering may be purchased by directors and officers of the Mutual Holding Company and the Association in the fourth priority category in the Subscription Offering. No more than 34.7% of the total number of shares sold in the Offerings may be purchased by directors and officers of the Mutual Holding Company and the Association and their associates in the aggregate.

     For purposes of the purchase limitations set forth in the Plan of Conversion, Exchange Shares will be valued at the same price that shares of Conversion Stock are issued in the Offerings.

     Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Members of the Mutual Holding Company or the Stockholders of the Association, both the individual amount permitted to be subscribed for and the overall purchase limitation may be decreased or increased up to a maximum of 5% of the total shares of Common Stock to be issued in the Conversion and Reorganization at the sole discretion of the Primary Parties. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Primary Parties may be, given the opportunity to increase their subscriptions up to the then applicable limit.

     An individual Eligible Account Holder, Supplemental Eligible Account Holder, Other Member or Public Stockholder may not purchase individually in the Subscription Offering the overall maximum purchase limit of 5.0% of the Conversion Stock but may make such purchase, together with associates of and persons acting in concert with such person, by also purchasing in other available categories, subject to availability of shares and the maximum overall purchase limit for purchases in the Offerings, including Exchange Shares received by Public Stockholders for Public Association Shares. However, Public Stockholders will not have to sell any Public Association Shares or be limited in receiving Exchange Shares even if their current ownership of Public Association Shares when converted into Exchange Shares exceeds an applicable purchase limitation, including the maximum purchase limitation of 5.0% of the Conversion Stock.

     In the event of an increase in the total number of shares of Conversion Stock offered in the Conversion due to an increase in the Offering Price Range of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order of priority in accordance with the Plan: (i) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders, inclusive of the Adjusted Maximum; (ii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders, inclusive of the Adjusted Maximum; (iii) in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members, inclusive of the Adjusted Maximum; (iv) in the event there is an oversubscription by directors, officers and employees of the Mutual Holding Company and the Association, to fill unfulfilled subscriptions of directors, officers and employees, inclusive of the Adjusted Maximum; (v) in the event that there is an oversubscription by Public Stockholders, to fill unfulfilled subscriptions of Public Stockholders, inclusive of the Adjusted Maximum; and (vi) to fill unfulfilled subscriptions in the Community Offering to the extent possible, inclusive of the Adjusted Maximum.

     The term "associate" of a person is defined to mean (i) any corporation or other organization (other than the Primary Parties or a majority-owned subsidiary of the Association) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any tax-qualified employee stock benefit plan of the Primary Parties in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Primary Parties or any of their subsidiaries.

Marketing Arrangements

     The Primary Parties have engaged Webb as a financial advisor and marketing agent in connection with the offering of the Conversion Stock, and Webb has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of Conversion Stock in the Subscription and Community Offerings. In addition, in the event that shares of Conversion Stock remain unsold after completion of the Subscription and Community Offerings, it is anticipated that the Primary Parties will enter into an underwriting agreement with Webb pursuant to which and subject to certain conditions, Webb will be obligated to purchase all shares of Conversion Stock which have not been subscribed for in the Subscription and Community Offerings. In addition, it is anticipated that the Primary Parties will grant Webb an option to purchase up to an additional 75,710 shares of Conversion Stock, which represents 15% of the shares of Conversion Stock to be sold in the Offerings, solely for the purpose of covering over-allotments, if any, for a period of 30 days following the commencement of the Public Offering.

     Webb will provide various other services including, but not limited to, (1) training and educating the Association's employees who will be performing certain ministerial functions in the Offerings regarding the mechanics and regulatory requirements of the stock sales process; (2) providing its employees to staff the Stock Information Center to assist the Association's customers and internal stock purchasers and to keep records of orders for shares of Conversion Stock; (3) targeting the Company's sales efforts, including preparation of marketing materials; and (4) assisting in the solicitation of proxies of Members and Stockholders for use at the Members' Meeting and the Stockholders' Meeting, respectively. Based upon negotiations between the Primary Parties and Webb, Webb will receive a fee equal to $50,000. In the event that a selected dealers agreement is entered into in connection with a Syndicated Community Offering, the Association will pay a fee of up to 4.0% of the aggregate Purchase Price of the Conversion Stock to selected broker-dealers, for shares sold by such NASD member firm pursuant to a selected dealers agreement. In the event of a Public Offering, the Primary Parties and Webb will negotiate the applicable underwriting discount. No fees will be paid to Webb with respect to subscriptions by any director, officer, employee or associate thereof. Fees paid to Webb and to any other broker-dealers may be deemed to be underwriting fees, and Webb and such broker-dealers may be deemed to be underwriters. Webb also will be reimbursed for its reasonable out-of-pocket expenses not to exceed $5,000, and reasonable legal fees not to exceed $20,000. The Primary Parties have agreed to indemnify Webb for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act.

     Directors and executive officers of the Primary Parties may participate in the solicitation of offers to purchase Conversion Stock. Other employees of the Association may participate in the Offerings in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Conversion Stock or provide advice regarding the purchase of Conversion Stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. The Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Conversion Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Conversion Stock. No officer, director or employee of the Primary Parties will be compensated in connection with his solicitations or other participation in the Offerings or the Exchange by the payment of commissions or other remuneration based either directly or indirectly on transactions in the Conversion Stock and Exchange Shares, respectively.

Procedure for Purchasing Shares in the Offerings

     To ensure that each purchaser receives a Prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery of the Prospectus in accordance with Rule 15c2-8. Order forms will only be distributed with a Prospectus.

     To purchase shares in the Subscription and Community Offerings, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at the Association (which may be given by completing the appropriate blanks in the order form), must be received by the Association at any of its offices by 5:00 p.m., Eastern Time, on the Expiration Date. In addition, the Primary Parties will require a prospective purchaser to execute a certification in the form required by applicable OTS regulations in connection with any sale of Conversion Stock. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. In addition, the Association will not accept orders submitted on photocopied or facsimiled order forms nor order forms unaccompanied by an executed certification form. The Primary Parties have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed order form may not be modified, amended or rescinded without the consent of the Primary Parties, unless the Offerings have not been completed within 45 days after the end of the Subscription and Community Offerings, unless such period has been extended.

     In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date (December 31, 1994) or the Supplemental Eligibility Record Date (September 30, 1996) and depositors as of the close of business on the Voting Record Date (__________ __, 1996) must list on the order form all accounts in which they have an ownership interest, giving all names in each account and the account numbers.

     Payment for subscriptions may be made (i) in cash if delivered in person at any office of the Association, (ii) by check or money order or (iii) by authorization of withdrawal from deposit accounts maintained with the Association. Interest will be paid on payments made by cash, check or money order at the Association's passbook rate of interest from the date payment is received until completion or termination of the Conversion and Reorganization. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion and Reorganization, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion and Reorganization.

     If a subscriber authorizes the Association to withdraw the aggregate amount of the purchase price from a deposit account, the Association will do so as of the effective date of the Conversion and Reorganization. The Association will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be cancelled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

     Owners of self-directed Individual Retirement Accounts ("IRAs") may use the assets of such IRAs to purchase shares of Conversion Stock in the Offerings, provided that such IRAs are not maintained at the Association. Persons with self-directed IRAs maintained at the Association must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Conversion Stock in the Subscription and Community Offerings. In addition, ERISA provisions and IRS regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of Conversion Stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the IRAs. Any interested parties wishing to use IRA funds for stock purchases are advised to contact the Stock Information Center for additional information and allow sufficient time for the account to be transferred as required.

Restrictions on Transfer of Subscription Rights and Shares

     Pursuant to the rules and regulations of the OTS, no person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Conversion Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. Federal

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regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Conversion Stock prior to the completion of the Conversion and Reorganization.

     The Primary Parties will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

Liquidation Rights

     In the unlikely event of a complete liquidation of the Mutual Holding Company in its present mutual form, each depositor of the Association would receive his pro rata share of any assets of the Mutual Holding Company remaining after payment of claims of all creditors. Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Association at the time of liquidation. After the Conversion and Reorganization, each depositor, in the event of a complete liquidation of the Association, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Association. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would not have an interest in the value or assets of the Association or the Company above that amount.

     The Plan provides for the establishment, upon the completion of the Conversion and Reorganization, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the amount of any dividends waived by the Mutual Holding Company plus the greater of (1) the Association's retained earnings of $4,556,000 at June 30, 1993, the date of the latest statement of financial condition contained in the final offering circular utilized in the MHC Reorganization, or (2) 54.6% of the Association's total stockholders' equity as reflected in its latest statement of financial condition contained in the final Prospectus utilized in the Offerings. As of the date of this Prospectus, the initial balance of the liquidation account would be $5.4 million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at the Association, would be entitled, upon a complete liquidation of the Association after the Conversion and Reorganization, to an interest in the liquidation account prior to any payment to the Company as the sole stockholder of the Association. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in the Association at the close of business on December 31, 1994 or September 30, 1996, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the December 31, 1994 Eligibility Record Date (or the September 30, 1996 Supplemental Eligibility Record

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



Date, as the case may be) bore to the balance of all deposit accounts in the Association on such date.

     If, however, on any June 30 annual closing date of the Association, commencing June 30, 1997, the amount in any deposit account is less than the amount in such deposit account on December 31, 1994 or September 30, 1996, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of the Association.

Tax Aspects

     Consummation of the Conversion and Reorganization is expressly conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Indiana tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Mutual Holding Company, the Association, the Company or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. This condition may not be waived by the Primary Parties.

     Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has issued an opinion to the Company and the Association to the effect that, for federal income tax purposes: (1) the conversion of the Mutual Holding Company from mutual form to a federal interim stock savings institution and its simultaneous merger with and into the Association, with the Association being the surviving institution, will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (2) no gain or loss will be recognized by the Association upon the receipt of the assets of the Mutual Holding Company in such merger, (3) the merger of Interim with and into the Association, with the Association being the surviving institution, will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (4) no gain or loss will be recognized by Interim upon the transfer of its assets to the Association, (5) no gain or loss will be recognized by the Association upon the receipt of the assets of Interim, (6) no gain or loss will be recognized by the Company upon the receipt of Association Common Stock solely in exchange for Common Stock, (7) no gain or loss will be recognized by the Public Stockholders upon the receipt of Common Stock solely in exchange for their Public Association Shares, (8) the basis of the Common Stock to be received by the Public Stockholders will be the same as the basis of the Public Association Shares surrendered in exchange therefor, before giving effect to any payment of cash in lieu of fractional shares, (9) the holding period of the Common Stock

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to be received by the Public Stockholders will include the holding period of the
Public Association Shares, provided that the Public Association Shares were held as a capital asset on the date of the exchange, (10) no gain or loss will be recognized by the Company upon the sale of shares of Conversion Stock in the Offerings, (11) the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will recognize gain, if any, upon the issuance to them of withdrawable savings accounts in the Association following the Conversion and Reorganization, interests in the liquidation account and nontransferable subscription rights to purchase Conversion Stock, but only to the extent of the value, if any, of the subscription rights, and (12) the tax basis to the holders of Conversion Stock purchased in the Offerings will be the amount paid therefor, and the holding period for the shares of Conversion Stock will begin on the date of consummation of the Offerings if purchased through the exercise of subscription rights and on the day after the date of purchase if purchased in the Community Offering, the Syndicated Community Offering or the Public
Offering.

     Schwartz, Manes & Ruby, Cincinnati, Ohio, has issued an opinion to the Company and the Association to the effect that the income tax consequences of the Conversion and Reorganization are substantially the same under Indiana law as they are under the Code.

     In the opinion of RP Financial, which opinion is not binding on the IRS, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Conversion Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of Conversion Stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights likely would be taxable only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and the Primary Parties could recognize gain on such distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

     Unlike private rulings, an opinion is not binding on the IRS and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

Delivery and Exchange of Certificates

     Conversion Stock. Certificates representing Conversion Stock issued in connection with the Offerings will be mailed by the Company's transfer agent for the Common Stock to the persons entitled thereto at the addresses of such persons appearing on the stock order form for Conversion Stock as soon as practicable following consummation of the Conversion and Reorganization. Any certificates returned as undeliverable will be held by the Company until claimed by persons legally entitled thereto or otherwise disposed of in accordance with

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applicable law. Until certificates for Conversion Stock are available and delivered to subscribers, subscribers may not be able to sell such shares.

     Exchange Shares. After consummation of the Conversion and Reorganization, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of Association Common Stock (other than the Mutual Holding Company), upon surrender of the same to an agent, duly appointed by the Company, which is anticipated to be the transfer agent for the Common Stock (the "Exchange Agent"), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Common Stock for which the shares of Association Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted based on the Exchange Ratio. The Exchange Agent shall promptly mail to each such holder of record of an outstanding certificate which immediately prior to the consummation of the Conversion and Reorganization evidenced shares of Association Common Stock, and which is to be exchanged for Common Stock based on the Exchange Ratio as provided in the Plan, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Conversion and Reorganization and of the procedure for surrendering to the Exchange Agent such certificate in exchange for a certificate or certificates evidencing Common Stock. The Association's stockholders should not forward Association Common Stock certificates to the Association or the Exchange Agent until they have received the transmittal letter.

     No holder of a certificate theretofore representing shares of Association Common Stock shall be entitled to receive any dividends in respect of the Common Stock into which such shares shall have been converted by virtue of the Conversion and Reorganization until the certificate representing such shares of Association Common Stock is surrendered in exchange for certificates representing shares of Common Stock. In the event that dividends are declared and paid by the Company in respect of Common Stock after the consummation of the Conversion and Reorganization but prior to surrender of certificates representing shares of Association Common Stock, dividends payable in respect of shares of Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the certificates representing such shares of Association Common Stock. The Company shall be entitled, after the consummation of the Conversion and Reorganization, to treat certificates representing shares of Association Common Stock as evidencing ownership of the number of full shares of Common Stock into which the shares of Association Common Stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

     The Company shall not be obligated to deliver a certificate or certificates representing shares of Common Stock to which a holder of Association Common Stock would otherwise be entitled as a result of the Conversion and Reorganization until such holder surrenders the certificate or certificates representing the shares of Association

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



Common Stock for exchange as provided above, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by the Company. If any certificate evidencing shares of Common Stock is to be issued in a name other than that in which the certificate evidencing Association Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

Required Approvals

     Various approvals of the OTS are required in order to consummate the Conversion and Reorganization. The OTS has approved the Plan of Conversion, subject to approval by the Mutual Holding Company's Members and the Association's Stockholders. In addition, consummation of the Conversion and Reorganization is subject to OTS approval of the Company's application to acquire all of the to-be-outstanding Association Common Stock and the applications with respect to the merger of the Mutual Holding Company (following its conversion to a federal interim stock savings institution) into the Association and the merger of Interim into the Association, with the Association being the surviving entity in both mergers. Applications for these approvals have been filed and are currently pending. There can be no assurances that the requisite OTS approvals will be received in a timely manner, in which event the consummation of the Conversion and Reorganization may be delayed beyond the expiration of the Offerings.

     Pursuant to OTS regulations, the Plan of Conversion also must be approved by (1) at least a majority of the total number of votes eligible to be cast by Members of the Mutual Holding Company at the Members' Meeting, and (2) holders of at least two-thirds of the outstanding Association Common Stock at the Stockholders' Meeting. In addition, the Primary Parties have conditioned the consummation of the Conversion and Reorganization on the approval of the Plan by at least a majority of the votes cast, in person or by proxy, by the Public Stockholders at the Stockholders' Meeting.

Dissenters' Rights of Appraisal

     Holders of Association Common Stock are entitled to appraisal rights under
Section 552.14 of the OTS regulations as a result of the merger of the Mutual Holding Company (following its conversion to a federal interim stock savings institution) with and into the Association and the merger of the Association with and into Interim, with the Association to be the surviving entity in both mergers. A holder of shares of Association Common Stock wishing to exercise his appraisal rights must deliver to the Secretary of the Association, before the vote on the Plan of Conversion at the Stockholders' Meeting, a writing which identifies such stockholder and which states his intention to demand appraisal of and payment for his shares of Association Common Stock. Such demand must be in addition to and separate from any proxy or vote against the Plan of Conversion. Any such stockholder who wishes to exercise such appraisal rights should review carefully the discussion of such rights in the Association's proxy statement, including Appendix A thereto, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under Section 552.14. All written demands for appraisal should be sent or delivered to the attention of the Secretary of the Association, 118 Walnut Street, Lawrenceburg, Indiana 47025-1838 so as to be received prior to the vote at the Stockholders' Meeting with respect to the Plan of Conversion. Pursuant to the Plan of Conversion, consummation of the Conversion and the Reorganization is conditioned upon holders of less than 10% of the outstanding Association Common Stock exercising appraisal rights, which condition may, in the sole discretion of the Primary Parties, be waived.

     In determining whether or not to exercise appraisal rights, current Stockholders should review the comparison of their rights as Stockholders with their rights as stockholders of the Company following consummation of the Conversion. Such comparison is contained in the Association's proxy statement to its stockholders under "The Conversion and Reorganization - Comparison of Stockholder Rights." Because the Company is governed by the Indiana Business Corporation Law and the Association is governed by federal law, including OTS regulations, there are material differences between the rights of stockholders of the Association and stockholders of the Company.

Certain Restrictions on Purchase or Transfer of Shares after the Conversion and Reorganization

     All shares of Conversion Stock purchased in connection with the Conversion and Reorganization by a director or an executive officer of the Primary Parties will be subject to a restriction that the shares not be sold for a period of one year following the Conversion and Reorganization, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the OTS. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to the Company's transfer agent. Any shares of Common Stock issued within this one-year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. The directors and executive officers of the Company will also be subject to the insider trading rules promulgated pursuant to the Exchange Act.

     Purchases of Common Stock of the Company by directors, executive officers and their associates during the three-year period following completion of the Conversion and Reorganization may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1.0% of the Company's outstanding Common Stock or to the purchase of stock pursuant to any tax-qualified employee stock benefit plan,

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



such as the ESOP, or by any non-tax-qualified employee stock benefit plan, such as the 1997 Recognition Plan.

     Pursuant to OTS regulations, the Company will generally be prohibited from repurchasing any shares of Common Stock within one year following consummation of the Conversion and Reorganization. During the second and third years following consummation of the Conversion and Reorganization, the Company may not repurchase any shares of its Common Stock other than pursuant to (i) an offer to all stockholders on a pro rata basis which is approved by the OTS; (ii) the repurchase of qualifying shares of a director, if any; (iii) purchases in the open market by a tax-qualified or non-tax-qualified employee stock benefit plan in an amount reasonable and appropriate to fund the plan; or (iv) purchases that are part of an open-market program not involving more than 5% of its outstanding capital stock during a 12-month period, if the repurchases do not cause the Association to become undercapitalized and the Association provides to the Regional Director of the OTS no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. However, the Regional Director has authority to permit repurchases during the first year following consummation of the Conversion and Reorganization and to permit repurchases in excess of 5% during the second and third years upon the establishment of exceptional circumstances (i.e., where such repurchases would be in the best interests of the institution and its stockholders).


                       COMPARISON OF STOCKHOLDERS' RIGHTS


     General. As a result of the Conversion and Reorganization, holders of the Association Common Stock will become stockholders of the Company, an Indiana corporation. There are certain differences in stockholder rights arising from distinctions between the Association's Charter and Bylaws and the Company's Articles of Incorporation and Bylaws and from distinctions between laws with respect to federally chartered savings institutions and Indiana law.

     The discussion herein is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the more significant differences and certain important similarities. The discussion herein is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of the Company and the Indiana Business Corporation Law.

     Authorized Capital Stock. The Company's authorized capital stock consists of 8,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. The Association's authorized capital stock consists of 8,000,000 shares of Association Common Stock and 2,000,000 shares of preferred stock, par value $.10 per share (the "Association Preferred Stock"). The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion and Reorganization to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board currently has no plan for the issuance of additional shares, other than the issuance of additional shares pursuant to stock benefit plans.

     Issuance of Capital Stock. Pursuant to applicable laws and regulations, the Mutual Holding Company is required to own not less than a majority of the outstanding Association Common Stock. There will be no such restriction applicable to the Company following consummation of the Conversion and Reorganization.

     The Articles of Incorporation of the Company do not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons of the Company, whereas the Charter of the Association restricts such issuance to general public offerings, or if qualifying shares, to directors, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting. Thus, stock-related compensation plans such as stock option plans could be adopted by the Company without stockholder approval and shares of Company capital stock could be issued directly to directors or officers without stockholder approval. The Bylaws of the NASD, however, generally require corporations with securities which are quoted on the Nasdaq National Market System to obtain stockholder approval of most stock compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, stockholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations. The Company plans to submit the stock compensation plans discussed herein to its stockholders for approval.

     Voting Rights. Neither the Association's Charter or Bylaws nor the Company's Articles of Incorporation or Bylaws currently provide for cumulative voting in elections of directors.

     The Association's Charter permits the provision of separate class voting rights for holders of a class of the Association Preferred Stock only under specified circumstances, including (i) mergers, consolidations and sales, leases or conveyances of property of the

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Association if the class of the Association Preferred Stock is to be exchanged for securities of another corporation, (ii) amendments of the Charter that would adversely change the specific terms of any class or series of the Association Preferred Stock and (iii) the provision of class voting rights to holders of the Association Preferred Stock permitting such holders to elect a specified number of directors of the Board of Directors of the Association (which must be less than a majority of directors) in the event of default in the payment of dividends on the Association Preferred Stock. The Articles of Incorporation of the Company do not contain any specification of or limitation on the circumstances under which separate class voting rights may be provided to a particular class or series of Preferred Stock.

     For additional information relating to voting rights, see "- Limitations on Acquisitions of Voting Stock and Voting Rights" below.

     Payment of Dividends. The ability of the Association to pay dividends on its capital stock is restricted by OTS regulations and by tax considerations related to savings institutions such as the Association. See "Regulation - The Association - Capital Distributions" and "Taxation - Federal Taxation." Although the Company is not subject to these restrictions as an Indiana corporation, such restrictions will indirectly affect the Company because dividends from the Association will be a primary source of funds of the Company for the payment of dividends to stockholders of the Company.

     The Indiana Business Corporation Law generally provides that, subject to any restrictions in the corporation's articles of incorporation, a corporation may make distributions to its stockholders, provided (i) the corporation would be able to pay its debts as they become due in the usual course of business and
(ii) the corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights which are superior to those receiving the distribution.

     Board of Directors. The Association's Charter and Bylaws and the Articles of Incorporation and Bylaws of the Company respectively require the Board of Directors of the Association and the Company to be divided into three classes as nearly equal in number as possible and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

     Under the Association's Bylaws, any vacancies in the Board of Directors of the Association may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the Board of Directors. Persons elected by the directors of the Association to fill vacancies may only serve until the next annual meeting of stockholders. However, under the Company's Articles of Incorporation, any vacancy occurring in the Board of Directors of the Company, including any vacancy created by reason of an increase in the number of directors, may be filled by the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

     Under the Association's Bylaws, any director may be removed for cause by the holders of a majority of the outstanding voting shares. The Company's Articles of Incorporation simply provide that any director may be removed for cause by the holders of two-thirds of the outstanding voting shares of the Company.

     Limitations on Liability. The Company's Articles of Incorporation provide that no director shall be personally liable to the Company or its stockholders for monetary damages or injunctive relief for any act or omission by such director as a director unless the director has breached or failed to perform the duties of the director's office in compliance with Section 23-1-35-1 of the Indiana Business Corporation Law, or any successor provision thereto. Section 23-1-35-1 of the Indiana Business Corporation Law currently provides that directors will not be liable for any action taken as a director, or any failure to take any action, unless (i) the director has breached or failed to perform the duties of the director's office in compliance with said section (i.e., in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation) and (ii) the breach or failure to perform constitutes willful misconduct or recklessness.

     Currently, the scope of the provision in the Company's Articles of Incorporation limiting the personal liability of directors is uncertain because of the absence of judicial precedent interpreting similar provisions. In addition, the SEC takes the position that similar provisions limiting the liability of directors under state laws would not protect those corporations' directors from liability for violations of the federal securities laws. Federal banking regulators also may take the same position with respect to violations of federal banking laws and regulations.

     The provision limiting the personal liability of the Company's directors does not eliminate or alter the duty of the Company's directors; it merely limits personal liability for monetary damages to the extent permitted by the Indiana Business Corporation Law. Moreover, it applies only to claims against a director arising out of his role as a director; it currently does not apply to claims arising out of his role as an officer (if he is also an officer) or arising out of any other capacity in which he serves because the Indiana Business Corporation Law does not authorize such a limitation of liability.

     The provision in the Company's Articles of Incorporation which limits the personal liability of directors is designed to ensure that the ability of the Company's directors to exercise their best business judgment in managing the Company's affairs is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The nature of the tasks and responsibilities undertaken by directors of publicly-held corporations often require such persons to make difficult judgments of great importance which can expose such persons to personal liability, but from which they will acquire no personal benefit. In recent years, litigation against publicly-held corporations and their directors and officers challenging good faith business judgments and involving no allegations of personal wrongdoing has become common. Such litigation regularly involves damage claims in huge amounts which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not employees of the corporation. The expense of such litigation, whether it is well-founded or not, can be enormous. The provision of the Articles of Incorporation relating to director liability is intended to reduce, in appropriate cases, the risk incident to serving as a director and to enable the Company to elect and retain the persons most qualified to serve as directors.

     Currently, federal law does not permit federally chartered savings institutions such as the Association to limit the personal liability of directors in the manner provided by the Indiana Business Corporation Law and the laws of many other states.

     Indemnification of Directors, Officers, Employees and Agents. The Association's Charter and Bylaws do not contain any provision relating to indemnification of directors and officers of the Association. Under present OTS regulations, however, the Association shall indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving any such person's activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgement other than on the merits, if a majority of disinterested directors determine that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of the Association or its stockholders. The Association also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, the Association is required to notify the OTS of its intention and such payment cannot be made if the OTS objects thereto.

     The Company's Articles of Incorporation provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed formal or informal action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company or any predecessor of the Company, or is or was serving at the request of the Company or any predecessor of the Company as a director, officer, partner, member, manager, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against liability and expenses (including court costs and attorneys' fees), judgments, fines, excise taxes and amounts paid in satisfaction, settlement or compromise actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent authorized by law. Such indemnity shall be made only if (i) such person's conduct was in good faith; (ii) such person reasonably believed (a) in the case of conduct in the person's official capacity with the Company, that the person's conduct was in its best interests and (b) in all other cases, the person's conduct was at least not opposed to the

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Company's best interests; and (iii) in the case of any criminal proceeding, the person either (a) had reasonable cause to believe the person's conduct was lawful, or (b) had no reasonable cause to believe that such person's conduct was unlawful.

     The Company's Articles of Incorporation also provide that reasonable expenses incurred by a director, officer, employee or agent of the Company in defending an action, suit or proceeding described above shall be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of a written affirmation by or on behalf of such person of his good faith belief that he has met the standard of conduct necessary for indemnification under relevant law and a written undertaking, executed personally or on the person's behalf, to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Company.

     Special Meetings of Stockholders. The Association's Bylaws provide that special meetings of the stockholders of the Association may be called by the Chairman, President, a majority of the Board of Directors or the holders of not less than one-tenth of the outstanding capital stock of the Association entitled to vote at the meeting. The Company's Articles of Incorporation contain a provision pursuant to which special meetings of stockholders of the Company only may be called by a majority of directors then in office or the Chairman of the Board or Chief Executive Officer.

     Stockholder Nominations and Proposals. The Association's Bylaws generally provide that stockholders may submit nominations for election as director at an annual meeting of stockholders and any new business to be taken up at such a meeting by filing such in writing with the Association at least thirty days before the date of any such meeting.

     The Company's Articles of Incorporation provide that, subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, all nominations for election to the Board of Directors, other than those made by the Board or a committee thereof, shall be made by a stockholder who has complied with the notice provisions in the Articles of Incorporation. Written notice of a stockholder nomination must be communicated to the attention of the secretary and either delivered to, or mailed and received at, the principal executive offices of the Company not later than (i) with respect to an annual meeting of the stockholders of the Company, 60 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of stockholders of the Company, or in the case of the first annual meeting following the Conversion and Reorganization, the close of business on the tenth day following the day on which notice of the date of the scheduled annual meeting was mailed, and (ii) with respect to a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to the stockholders. Each such notice shall set forth: (a) as to each person whom the stockholder proposes to nominate as a director, and as to the stockholder giving the notice, (i) the name, age, business address and

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residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of the Company's stock beneficially owned by such person on the date of the stockholder notice; and
(iv) such other information regarding such person as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and
(b) to the extent known by the stockholder giving the notice, (i) the name and address of any other stockholders supporting such nominees; and (ii) the class and number of shares of the Company's stock beneficially owned by any other stockholders supporting such nominees, on the date of such stockholder notice. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     The Company's Articles of Incorporation also provide that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. To be properly brought before an annual meeting, business must be brought before the meeting by or at the direction of the Board of Directors or otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of stockholders of the Company; provided, however, that with respect to the first scheduled annual meeting following completion of the Conversion and Reorganization, such written notice must be delivered or received by the Company no later than the close of business on the tenth day following the day on which notice of the meeting was first mailed to stockholders. A stockholder's notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business, and, to the extent known, any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Company which are beneficially owned by the stockholder and, to the extent known, by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any financial interest of the stockholder in such business. The presiding officer of an annual meeting shall determine and declare to the meeting whether the business was properly brought before the meeting in accordance with the provisions of the Articles of Incorporation and any such business not properly brought before the meeting shall not be transacted.

     The procedures regarding stockholder proposals and nominations are intended to provide the Board of Directors of the Company with the information deemed necessary to evaluate a stockholder proposal or nomination and other relevant information, such as existing stockholder support, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting. The proposed procedures, however, will

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give incumbent directors advance notice of a business proposal or nomination.
This may make it easier for the incumbent directors to defeat a stockholder proposal or nomination, even when certain stockholders view such proposal or nomination as in the best interests of the Company or its stockholders.

     Inspectors of Election. The Association's Bylaws provide that the Board of Directors may appoint any persons, other than nominees for office, as inspectors of election at a meeting of stockholders and that if inspectors of election are not so appointed, the Chairman of the Board or the President may, and on the request of not less than 10% of the votes represented at the meeting shall, make such appointment at the meeting. In accordance with Indiana law, the Company's Bylaws provide that the Board of Directors of the Company may appoint one or more persons as inspectors of election, and that the chairman of any meeting of stockholders shall make such an appointment in the event that the inspector(s) appointed by the Board of Directors shall be unable to act or the Board shall fail to appoint any inspector. The Bylaws of the Association and the Company also specify the duties of inspectors of election.

     Stockholder Action Without a Meeting. The Bylaws of the Association provide that any action to be taken or which may be taken at any annual or special meeting of stockholders may be taken if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares entitled to vote. The Articles of Incorporation of the Company similarly provide that any action permitted to be taken by the stockholders at a meeting, may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the stockholders entitled to vote and filed with the Secretary of the Company.

     Stockholder's Right to Examine Books and Records. A federal regulation which is applicable to the Association provides that stockholders may inspect and copy specified books and records of a federally chartered savings institution after proper written notice for a proper purpose. The Indiana Business Corporation Law similarly provides that a stockholder may inspect books and records upon written demand stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

     Limitations on Acquisitions of Voting Stock and Voting Rights. The Company's Articles of Incorporation provide that for a period of five years from the date of the completion of the Conversion and Reorganization, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of
(i) more than 10% of the issued and outstanding shares of any class of an equity security of the Company, or (ii) any securities convertible into, or exercisable for, any equity securities of the Company if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than 10% of

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



any class of an equity security of the Company. The term "person" is broadly defined in the Articles of Incorporation to prevent circumvention of this restriction.

     The foregoing restrictions do not apply to (i) any offer with a view toward public resale made exclusively to the Company by underwriters or a selling group acting on its behalf, (ii) any employee benefit plan established by the Company or the Association, and (iii) any other offer or acquisition approved in advance by the affirmative vote of two-thirds of the Company's Board of Directors. In the event that shares are acquired in violation of this restriction, all shares beneficially owned by any person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to stockholders for a vote.

     Neither the Charter nor the Bylaws of the Association contains a provision which restricts voting rights of certain stockholders of the Association in the manner set forth above.

     Mergers, Consolidations and Sales of Assets. A federal regulation requires the approval of the Board of Directors of the Association and the holders of two-thirds of the outstanding stock of the Association entitled to vote thereon for mergers, consolidations and sales of all or substantially all of the Association's assets. Such regulation permits the Association to merge with another corporation without obtaining the approval of its stockholders if: (i) it does not involve an interim savings institution; (ii) the Association's Charter is not changed; (iii) each share of the Association's stock outstanding immediately prior to the effective date of the transaction is to be an identical outstanding share or a treasury share of the Association after such effective date; and (iv) either: (A) no shares of voting stock of the Association and no securities convertible into such stock are to be issued or delivered under the plan of combination or (B) the authorized unissued shares or the treasury shares of voting stock of the Association to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of the Association outstanding immediately prior to the effective date of the transaction.

     The Indiana Business Corporation Law requires the approval of the Board of Directors and, unless the Articles of Incorporation provide for a higher vote, the holders of a majority of the outstanding stock of the Company entitled to vote thereon for mergers or consolidations, and for sales, leases or exchanges of all or substantially all of the Company's assets. The Indiana Business Corporation Law permits the Company to merge with another corporation without obtaining the approval of the Company's stockholders if: (i) the Company's Articles of Incorporation will not differ (subject to certain limited exceptions) from its Articles of Incorporation before the merger; (ii) each stockholder of the Company whose shares were outstanding immediately before the effective date of the merger will hold the same proportionate number of shares after the merger; and (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable

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as a result of the merger, will not exceed 20% of the shares of Common Stock outstanding immediately prior to the merger.

     As holder of all of the outstanding Association Common Stock after consummation of the Conversion and Reorganization, the Company generally will be able to authorize a merger, consolidation or other business combination involving the Association without the approval of the stockholders of the Company.

     Business Combinations. Articles 10A. and 10B. of the Company's Articles of Incorporation govern any proposed "Business Combination" (defined generally to include certain sales, purchases, exchanges, leases, transfers, dispositions or acquisitions of assets or businesses, mergers or consolidations, or certain reclassifications of securities of the Company) between the Company or any subsidiaries, on the one hand, and a Related Person, on the other hand. A "Related Person" is defined generally to include any person, partnership, corporation, group or other entity (other than the Company and its subsidiaries) which is the Beneficial Owners (as defined) of 10.0% or more of the shares of the Company entitled to vote generally in an election of directors (the "Voting Shares").

     Under Article 10B., if certain specified conditions (discussed briefly in the following four paragraphs) are not met, neither the Company nor any of its subsidiaries may become a party to any Business Combination, without the prior affirmative vote at a meeting of the Company's stockholders by the holders of at least 80.0% of the Voting Shares, voting separately as a class, and by an Independent Majority of Stockholders, which is defined to mean the holders of a majority of the outstanding Voting Shares that are not Beneficially Owned (as defined), directly or indirectly, by a Related Person. If such approval were obtained, the special conditions would not have to be met. Such conditions also would not have to be met if the Board of Directors approved the Business Combination at times and by votes specified in the Articles of Incorporation.

     The conditions necessary to avoid the vote of 80.0% of the Company's outstanding Voting Shares and of an Independent Majority of Stockholders include conditions providing that, upon consummation of the Business Combination, all of the Company's stockholders would receive at least a certain minimum price per share for their shares. The ratio of the price to be received by the stockholders (other than the Related Person) in the Business Combination to the market price of the Company's shares immediately before the announcement of the Business Combination would have to be at least as great as the ratio of (i) the highest per share price paid by the Related Person in acquiring any of the Company's Common Stock prior to the Business Combination to (ii) the market price per share of the Company's Common Stock immediately before the initial acquisition of any shares by the Related Person. A similar condition would apply in the case of the price to be paid for any outstanding shares of the Company's Preferred Stock. These requirements generally are designed to ensure that the stockholders receive the benefit of any premium paid by the Related Person in acquiring any of its holdings. The price to be received by

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



stockholders in the Business Combination also would have to be not less than the highest per share price paid by the Related Person in acquiring any of its holdings.

     Another condition necessary to avoid the increased vote requirements is that the consideration to be received in the Business Combination by holders of stock (whether common stock or preferred stock) must be in the same form and of the same kind as the consideration paid by the Related Person in acquiring stock already owned by it (except to the extent that each individual stockholder might agree to accept consideration of a different form or kind in exchange for all or part of the shares which he owns). Thus, for example, if the Related Person had acquired his initial share interest for cash, the remaining stockholders would have to be offered cash in the Business Combination and would not have to accept stock or debt of another corporation or institution.

     In order to avoid the supermajority voting requirements of Article 10B., the Related Person also would have to comply with certain other conditions after he acquired his 10.0% interest in the Company. These conditions include the following: (i) the Related Person must ensure that the Company's Board of Directors included representation by "Continuing Directors" (generally, those directors at the time of effectiveness of the Articles of Incorporation, whether or not a Related Person or Associate or Affiliate (as defined) of a Related Person, and those directors who are not affiliated with the Related Person and who are elected as directors prior to the time the Related Person became such or with the recommendation of a majority of other Continuing Directors) in proportion to the holdings of the other stockholders; (ii) the Related Person must have refrained from acquiring additional capital stock of the Company with certain limited exceptions, and must have refrained from acquiring additional Voting Shares, or securities convertible into or exchangeable for Voting Shares, after he became a Related Person; (iii) the Related Person must not have received certain specified benefits from the Company, such as loans or guarantees, and, except with the approval of a majority of the directors and a majority of the Continuing Directors, must not have made any change in the Company's business or equity capital structure or entered into any contract, arrangement or understanding with the Company; and (iv) except as approved by a majority of the directors and a majority of the Continuing Directors, there must have been no failure to pay full quarterly dividends on any outstanding Company Preferred Stock, no reduction in annual dividends paid on the Company's Common Stock, and there must have been increases in annual dividends as necessary to reflect any reclassification, recapitalization, reorganization or similar transaction which has the effect of reducing the number of outstanding shares of stock. Finally, a proxy statement must have been sent to stockholders in connection with the Business Combination. Such proxy statement must contain the recommendations, if any, of the Continuing Directors, and of any investment banking firm selected by a majority of the Continuing Directors, as to the fairness of the Business Combination from the point of view of the stockholders.


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     If all of the foregoing conditions are met, the increased voting requirements described above are dispensed with and the Business Combination would require only such approval, if any, as would otherwise be required by Indiana law.

     Articles 10A. and 10B. are intended to provide minimum safeguards for stockholders who do not accept a takeover attempt and continue to hold their shares after the attempt succeeds and the control of the Company is acquired by a Related Person. The requirement of an 80.0% stockholder vote probably means that a Business Combination which fails to meet the minimum price and other conditions might not be accomplished against the opposition of the incumbent Board of Directors.

     The provisions would not restrict another company which merely desired to exercise control over the Company and did not intend to effect a subsequent Business Combination. Moreover, these provisions may not apply to an attempted combination with a person not a Related Person. On the other hand, if another company obtaining control over the Company were not willing to meet the price and other conditions of Article 10B., the holders of just over one-fifth of the outstanding Voting Shares could block a Business Combination supported by the remaining stockholders. The result is that Business Combinations favored by a majority of stockholders might not be approved. Article 10B. might also discourage a tender offer for the Company's stock because of the resulting need either to observe the minimum price requirements or to obtain an 80.0% stockholder vote as a precondition to any subsequent Business Combination. This might have the effect of preventing temporary fluctuations in the market price of the stock of the Company which could result from actual or rumored takeover attempts.

     Neither the Association's Charter and Bylaws nor federal laws and regulations contain a provision which restricts business combinations between the Association and any Related Persons in the manner set forth above.

     Control Share Acquisitions. The Indiana Business Corporation Law contains a provision which, unless explicitly provided for otherwise in a corporation's articles of incorporation or bylaws, restricts the voting rights of shares acquired by a person in excess of 20% of the outstanding shares, unless voting rights are granted by resolution approved by a majority of the disinterested stockholders of the corporation.

     Neither the Association's Charter and Bylaws nor federal laws and regulations contain a provision which restricts voting rights of certain stockholders of the Association in the manner set forth above.

     Dissenters' Rights of Appraisal. A federal regulation which is applicable to the Association generally provides that a stockholder of a federally chartered savings institution which engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the institution, subject to specified procedural requirements. This regulation

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also provides, however, that the stockholders of a federally chartered savings institution with stock which is listed on a national securities exchange or quoted on the Nasdaq System are not entitled to dissenters' rights in connection with a merger involving such savings institution if the stockholder is required to accept only "qualified consideration" for his or her stock, which is defined to include cash, shares of stock of any institution or corporation which at the effective date of the merger will be listed on a national securities exchange or quoted on the Nasdaq System or any combination of such shares of stock and cash.

     After the Conversion and Reorganization, the rights of appraisal of dissenting stockholders of the Company will be governed by the Indiana Business Corporation Law. Pursuant thereto, a stockholder of an Indiana corporation generally has the right to dissent from any merger or consolidation involving the corporation or sale of all or substantially all of the corporation's assets, subject to specified procedural requirements. However, no such appraisal rights are available for the shares of any class or series of a corporation's capital stock if as of the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, such shares were either listed on a United States securities exchange registered under the Exchange Act or traded on the Nasdaq National Market System or a similar market.

     Amendment of Governing Instruments. No amendment of the Association's Charter may be made unless it is first proposed by the Board of Directors of the Association, then preliminarily approved by the OTS, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. Article XII of the Company's Articles of Incorporation generally provides that the Articles of Incorporation may be amended as set forth by Indiana law (i.e., generally upon the recommendation of the board of directors and the affirmative vote of a majority of all of the stockholder votes entitled to be cast on the matter), except that any amendment to Articles VI (preemptive rights), VII (directors), VIII (indemnification), IX (meetings of stockholders and stockholder proposals), X (restrictions on acquisitions), XI (voting rights) and XII (amendments) must be approved by the affirmative vote of the holders of at least two-thirds of the then outstanding shares of the class or classes entitled to vote thereon at that meeting, voting together as a single class.

     The Bylaws of the Association may be amended by a majority vote of the full Board of Directors of the Association or by a majority vote of the votes cast by the stockholders of the Association at any legal meeting. The Bylaws of the Company may only be amended by a majority vote of the Board of Directors of the Company.




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                   RESTRICTIONS ON ACQUISITION OF THE COMPANY

Restrictions in the Company's Articles of Incorporation and Bylaws and Indiana
Law

     Certain provisions of the Company's Articles of Incorporation and Bylaws which deal with matters of corporate governance and rights of stockholders might be deemed to have a potential anti-takeover effect. These provisions, which are described under "Comparison of Stockholders' Rights" above, provide, among other things, (i) that the Board of Directors of the Company shall be divided into three classes as nearly equal in number as possible and that the members of each class shall be elected for a term of three years, with one class being elected annually; (ii) that special meetings of stockholders may only be called by the Board of Directors of the Company; (iii) that stockholders generally must provide the Company notice of stockholder nominations for director and proposals and related information at least 60 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of stockholders of the Company; (iv) that no person may acquire more than 10% of the issued and outstanding shares of any class of an equity security of the Company during the five-year period from the date of consummation of the Conversion and Reorganization; (v) the authority to issue shares of authorized but unissued Common Stock and Preferred Stock and to establish the terms of any one or more series of Preferred Stock, including voting rights; and (vi) restrictions on the Company's ability to engage in certain business combinations with "related persons." In addition to the foregoing, and also as described under "Comparison of Stockholders' Rights" above, the Indiana Business Corporation Law generally restricts the voting rights of shares acquired by a person in excess of 20% of the outstanding shares.

     The foregoing provisions of the Articles of Incorporation and Bylaws of the Company and Indiana law could have the effect of discouraging an acquisition of the Company or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of the Common Stock.

     The Board of Directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by the Board of Directors of the Company. The Board of Directors believes that these provisions are in the best interests of the Company and its future stockholders. In the Board of Directors' judgment, the Board of Directors is in the best position to determine the true value of the Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Company and its future stockholders to encourage potential acquirors to negotiate directly with the Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and where the transaction is in the best interests of all stockholders.

Regulatory Restrictions

     The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the OTS has been given 60 days' prior written notice. The HOLA provides that no company may acquire "control" of a savings institution without the prior approval of the OTS. Any company that acquires such control becomes a thrift holding company subject to registration, examination and regulation by the OTS. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings institution where certain enumerated "control factors" are also present in the acquisition. The OTS may prohibit an acquisition if (i) it would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (iii) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings institution.

     For three years following the Conversion and Reorganization, OTS regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted savings institution, without the prior written approval of the OTS, except for
(i) any offer with a view toward public resale made exclusively to the institution or to underwriters or a selling group acting on its behalf, (ii) offers that if consummated would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock, (iii) offers in the aggregate for up to 24.9% by the ESOP or other tax-qualified plans of the Company or the Association, and (iv) an offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the savings institution by a corporation whose ownership is or will be substantially the same as the ownership of the savings institution, provided that the offer or acquisition is made more than one year following the date of completion of the Conversion and Reorganization. Such prohibition also is applicable to the acquisition of the Common Stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of stockholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for an institution's stock under circumstances that give rise to a conclusive or rebuttable determination of control under OTS regulations.

     In addition to the foregoing, the Plan prohibits any person, prior to the completion of the Conversion and Reorganization, from offering, or making an announcement of an intent to make an offer, to purchase subscription rights or Common Stock. See "The Conversion and Reorganization - Restrictions on Transfer of Subscription Rights and Shares."

                   DESCRIPTION OF CAPITAL STOCK OF THE COMPANY
General

     The Company is authorized to issue 8,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. The Company currently expects to issue up to a maximum of 874,000 shares of Common Stock, including 504,735 shares of Conversion Stock and 369,265 shares of Exchange Shares, and no shares of Preferred Stock in the Conversion and Reorganization. Each share of Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the Conversion Stock and the issuance of the Exchange Shares in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and nonassessable.

     The Common Stock will represent nonwithdrawable capital, will not be an account of an insurable type and will not be insured by the FDIC or any other governmental authority.

Common Stock

     Dividends. The Company can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. See "Dividend Policy." The holders of Common Stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

     Voting Rights. Upon completion of the Conversion and Reorganization, the holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Indiana law or the Company's Articles of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Comparison of Stockholders' Rights - Limitations on Acquisitions of Voting Stock and Voting Rights," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Company issues Preferred Stock, holders of the Preferred Stock may have the right to vote with the holders of Common Stock as a single class or have voting rights as a separate class.

     Liquidation. In the event of any liquidation, dissolution or winding up of the Company, the holders of the then-outstanding Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

     Preemptive Rights. Holders of the Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued in the future. The Common Stock is not subject to redemption.

Preferred Stock

     None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion and Reorganization. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue Preferred Stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                                     EXPERTS


     The Financial Statements of the Association as of June 30, 1996 and 1995, and for each of the years in the three-year period ended June 30, 1996, have been included herein in reliance upon the report of Grant Thornton LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     RP Financial has consented to the publication herein of the summary of its report to the Company and the Association setting forth its opinion as to the estimated pro forma market value of the Common Stock to be outstanding upon completion of the Conversion and Reorganization and its opinion with respect to subscription rights.

                                  LEGAL MATTERS


     The legality of the Common Stock and the federal income tax consequences of the Conversion and Reorganization will be passed upon for the Company and the Association by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., special counsel to the Company and the Association. The Indiana income tax consequences of the Conversion and Reorganization will be passed upon for the Company and the Association by Schwartz, Manes & Ruby, Cincinnati, Ohio. Certain legal matters will be passed upon for Webb by Vorys, Sater, Seymour and Pease, Cincinnati, Ohio.


                             ADDITIONAL INFORMATION


     The Company has filed with the SEC a Registration Statement under the Securities Act with respect to the Conversion Stock and the Exchange Shares offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the Registration Statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC maintains a World Wide Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the SEC. The address of such site is: http://www.sec.gov. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement describe all material provisions of such contracts or other documents. Nevertheless, such statements are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

     The Mutual Holding Company has filed an Application for Conversion with the OTS with respect to the Conversion and Reorganization. This Prospectus omits certain information contained in that application. The application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, and at the Central Regional Office of the OTS located at 200 West Madison Street, Suite 1300, Chicago, Illinois 60606.

     In connection with the Conversion and Reorganization, the Company will register its Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting requirements and certain other requirements of the Exchange Act. Under the Plan, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion and Reorganization.

                          INDEX TO FINANCIAL STATEMENTS

                                                                        Page
                                                                        ----

Report of Independent Certified Public Accountants..................     F-1

Statements of Financial Condition at June 30, 1996
  and 1995..........................................................     F-2

Statements of Earnings for the years ended
   June 30, 1996, 1995 and 1994.....................................     39

Statements of Stockholders' Equity for the years ended
  June 30, 1996, 1995 and 1994......................................     F-4

Statements of Cash Flows for the years
  ended June 30, 1996, 1995 and 1994................................     F-5

Notes to Financial Statements.......................................     F-7


         All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

         Dearborn Mutual Holding Company has limited assets other than its shares of Association Common Stock (which will be cancelled in connection with the Conversion and Reorganization) and has engaged in only minimal activities to date; accordingly, the financial statements of the Mutual Holding Company have been omitted because of their immateriality.

         Vision Bancorp, Inc. was incorporated on August 21, 1996 with an initial capitalization of $1,000 and has engaged in only minimal activities to date; accordingly, the financial statements of the Company have been omitted because of their immateriality.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Dearborn Savings Association, F.A.

We have audited the accompanying statements of financial condition of Dearborn Savings Association, F.A. as of June 30, 1996 and 1995, and the related statements of earnings, stockholders' equity and cash flows for each of the three years ended June 30, 1996, 1995 and 1994. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dearborn Savings Association, F.A. as of June 30, 1996 and 1995, and the results of its operations and its cash flows for each of the three years ended June 30, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.

As more fully discussed in Notes A-2 and B, the Association changed its method of accounting for certain investments and mortgage-backed securities as of July 1, 1994.


Cincinnati, Ohio
August 14, 1996 (except for Note I, as to which the date is August 20, 1996)

                       Dearborn Savings Association, F.A.

                        STATEMENTS OF FINANCIAL CONDITION

                                    June 30,
                        (In thousands, except share data)


         ASSETS                                                                         1996              1995
Cash and due from banks                                                              $   103           $   182
Interest-bearing deposits in other financial institutions                                500                --
                                                                                     -------           -------
         Cash and cash equivalents                                                       603               182

Certificates of deposit in other financial institutions                                1,626             2,306
Investment securities - at cost, approximate market value of
  $3,239 at June 30, 1996 and $5,597 at June 30, 1995                                  3,317             5,608
Investment securities designated as available for sale - at market                     6,415               402
Mortgage-backed securities - at amortized cost, approximate
  market value of $3,038 at June 30, 1995                                                 --             3,008
Mortgage-backed securities designated as available for sale - at market                1,496                --
Loans receivable - net                                                                46,604            46,751
Loans held for sale - at lower of cost or market                                         182               489
Real estate acquired through foreclosure                                                  --                23
Office premises and equipment - at depreciated cost                                      444               448
Stock in Federal Home Loan Bank - at cost                                              1,026             1,026
Accrued interest receivable on loans                                                     255               244
Accrued interest receivable on mortgage-backed securities                                 15                25
Accrued interest receivable on investments                                               207               153
Cash surrender value of life insurance                                                 1,223               896
Prepaid expenses and other assets                                                         86                92
Prepaid federal income taxes                                                              22                10
                                                                                     -------           -------

         Total assets                                                                $63,521           $61,663
                                                                                     =======           =======

                       Dearborn Savings Association, F.A.

                        STATEMENTS OF FINANCIAL CONDITION

                                    June 30,
                        (In thousands, except share data)


         LIABILITIES AND STOCKHOLDERS' EQUITY                                         1996              1995
Deposits                                                                             $41,379           $37,460
Advances from Federal Home Loan Bank                                                  14,517            16,821
Loan to Employee Stock Ownership Plan                                                    113               137
Accounts payable on mortgage loans serviced for others                                    51                49
Accrued interest payable                                                                  96                85
Advances by borrowers for taxes and insurance                                            231               136
Other liabilities                                                                        262               253
Deferred federal income taxes                                                             57                35
                                                                                     -------           -------
         Total liabilities                                                            56,706            54,976

Commitments                                                                               --                --

Stockholders' equity
  Preferred stock - 2,000,000 shares authorized: no shares issued                         --                --
  Common stock - 8,000,000 shares of $.10 par value authorized; 457,726 and
    457,586 shares issued and outstanding at June 30, 1996 and 1995                       46                46
  Additional paid-in capital                                                           1,795             1,793
  Retained earnings, restricted                                                        5,157             5,043
  Less shares acquired by employee benefit plans                                        (152)             (197)
  Unrealized gains (losses) on securities designated as available for sale,
    net of related tax effects                                                           (31)                2
                                                                                     -------           -------
         Total stockholders' equity                                                    6,815             6,687
                                                                                     -------           -------

         Total liabilities and stockholders' equity                                  $63,521           $61,663
                                                                                     =======           =======

        The accompanying notes are an integral part of these statements.

                       Dearborn Savings Association, F.A.


                       STATEMENTS OF STOCKHOLDERS' EQUITY

                For the years ended June 30, 1996, 1995 and 1994
                        (In thousands, except share data)


                                                                                               Unrealized
                                                                                                    gains
                                                                                   Shares     (losses) on
                                                                              acquired by      securities
                                                                  Additional     employee      designated
                                                          Common     paid-in      benefit    as available    Retained
                                                           stock     capital        plans        for sale    earnings        Total

Balance at July 1, 1993                                     $--      $   --          $--            $--       $ 4,452       $ 4,452

Reorganization to common stock form and issuance of
  shares in connection therewith - net                       45       1,717         (220)            --          (100)        1,442
Proceeds from exercise of stock options                       1          71           --             --            --            72
Net earnings for the year ended June 30, 1994                --          --           --             --           603           603
Dividends of $.32 per common share                           --          --           --             --           (65)          (65)
                                                            ---      ------        -----          -----       -------       -------

Balance at June 30, 1994                                     46       1,788         (220)            --         4,890         6,504

Designation of securities as available for sale upon
  adoption of SFAS No. 115                                   --          --           --             (9)           --            (9)
Principal repayments on loan to ESOP                         --          --           23                           --            23
Proceeds from exercise of stock options                      --           5           --                           --             5
Net earnings for the year ended June 30, 1995                --          --           --                          385           385
Dividends of $1.12 per common share                          --          --           --             --          (232)         (232)
Unrealized gain on securities designated as available
  for sale, net of related tax effects                       --          --           --             11            --            11
                                                            ---      ------        -----          -----       -------       -------

Balance at June 30, 1995                                     46       1,793         (197)            2          5,043         6,687

Principal repayments on loan to ESOP                         --          --           23            --             --            23
Distribution of shares under employee benefit plans          --          --           22            --             --            22
Proceeds from exercise of stock options - net                --           2           --            --             --             2
Net earnings for the year ended June 30, 1996                --          --           --            --            453           453
Dividends of $1.63 per common share                          --          --           --            --           (339)         (339)
Unrealized loss on securities designated as available
  for sale, net of related tax effects                       --          --           --           (33)            --           (33)
                                                            ---      ------        -----         -----        -------       -------

Balance at June 30, 1996                                    $46      $1,795        $(152)        $ (31)       $ 5,157       $ 6,815
                                                            ===      ======        =====         =====        =======       =======

        The accompanying notes are an integral part of these statements.

                       Dearborn Savings Association, F.A.

                            STATEMENTS OF CASH FLOWS
                               Year ended June 30,
                                 (In thousands)

                                                                                    1996            1995           1994
Cash flows from operating activities:
  Net earnings for the year                                                      $   453       $     385       $    603
  Adjustments to reconcile net earnings to net
  cash provided by (used in) operating activities:
    Amortization of deferred loan origination fees                                   (35)            (19)          (140)
    Depreciation and amortization                                                     61              60             54
    Amortization of discounts and premiums on loans,
      investments and mortgage-backed securities - net                                11             (26)           (23)
    (Gain) loss on investment and mortgage-backed securities transactions            (14)              1             (2)
    Origination of loans for sale in the secondary market                         (7,810)         (2,527)        (6,623)
    Proceeds from sale of loans in the secondary market                            8,162           2,470          6,442
    (Gain) loss on sale of loans                                                     (45)             13           (124)
    Provision for losses on loans                                                     12               8             12
    Increase (decrease) in cash due to changes in:
      Accrued interest receivable on loans                                           (11)            (25)            18
      Accrued interest receivable on mortgage-backed securities                       10              (3)            (9)
      Accrued interest receivable on investments                                     (54)            (71)           (15)
      Prepaid expenses and other assets                                                6             (30)            87
      Accounts payable on mortgage loans
        serviced for others                                                            2             (49)             8
      Accrued interest payable                                                        11              11              4
      Other liabilities                                                               28               3            119
      Federal income taxes
        Current                                                                      (12)             32             51
        Deferred                                                                      38              38             31
                                                                                 -------       ---------       --------
         Net cash provided by operating activities                                   813             271            493

Cash flows provided by (used in) investing activities:
  Purchase of investment securities designated as held to maturity                (4,970)        (13,449)       (12,867)
  Purchase of investment securities designated as available for sale              (5,470)           (400)            --
  Proceeds from sale of investment securities designated as available
    for sale                                                                         806              --             --
  Proceeds from maturity of investment securities                                  5,860          13,666          9,115
  Principal repayments on mortgage-backed securities                                 463             893          1,114
  Proceeds from sale of mortgage-backed securities designated
    as held for or available for sale                                              1,057             734          1,058
  Purchase of mortgage-backed securities designated as held to maturity               --          (1,115)        (2,051)
  Principal repayments on loans                                                    9,185           5,776         15,279
  Loan disbursements                                                              (8,992)         (7,655)       (15,329)
  Purchase of office premises and equipment                                          (57)            (68)           (37)
  Purchase of Federal Home Loan Bank stock                                            --            (113)            --
  (Increase) decrease in certificates
    of deposit in other financial institutions                                       680             537             (6)
  Increase in cash surrender value of life insurance                                 (47)            (43)           (27)
  Purchase of single premium life insurance                                         (280)             --            (88)
                                                                                  ------         -------        --------
         Net cash used in investing activities                                    (1,765)         (1,237)        (3,839)
                                                                                   -----         -------         ------

         Net cash used in operating and investing
           activities (balance carried forward)                                     (952)           (966)        (3,346)
                                                                                  ------        --------         ------

                       Dearborn Savings Association, F.A.

                               Year ended June 30,
                                 (In thousands)


                                                                                    1996            1995           1994
         Net cash used in operating and investing activities
           (balance brought forward)                                           $    (952)      $    (966)       $(3,346)

Cash flows provided by (used in) financing activities:
  Net increase (decrease) in deposit accounts                                      3,919          (1,194)         1,589
  Repayment of Federal Home Loan Bank advances                                   (12,604)        (11,250)          (459)
  Proceeds from Federal Home Loan Bank advances                                   10,300          13,709             --
  Advances by borrowers for taxes and insurance                                       95              (1)            10
  Proceeds from issuance of common stock, net                                         --              --           1,602
  Proceeds from exercise of stock options                                              2               5             72
  Dividends on common stock                                                         (339)           (232)           (65)
                                                                                --------        --------       --------
         Net cash provided by financing activities                                 1,373           1,037          2,749
                                                                                --------        --------       --------

Net increase (decrease) in cash and cash equivalents                                 421              71           (597)

Cash and cash equivalents at the beginning of the year                               182             111            708
                                                                                --------        --------        -------

Cash and cash equivalents at the end of the year                               $     603       $     182        $   111
                                                                               =========       =========        =======


Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Federal income taxes                                                       $     163       $      82        $   207
                                                                               =========       =========        =======

    Interest on deposits and borrowings                                        $   2,958       $   2,878        $ 2,602
                                                                               =========       =========        =======

Supplemental disclosure of noncash investing activities:
  Unrealized gains (losses) on securities designated as available
    for sale, net of related tax effects                                       $     (33)      $       2        $    --
                                                                               =========       =========        =======

  Transfers from loans to real estate acquired through
    foreclosure                                                                $      --       $      23       $     46
                                                                               =========       =========       ========

  Loans disbursed to finance the sale of real estate
    acquired through foreclosure                                               $      33       $      --       $    327
                                                                               =========       =========       ========

  Conversion of residential mortgage loans into mortgage-
    backed securities                                                          $      --       $      --       $  2,058
                                                                               =========       =========       ========

  Transfers of investment and mortgage-backed securities
    to a held for or available for sale classification                         $   2,894       $      --       $  2,058
                                                                               =========       =========       ========


        The accompanying notes are an integral part of these statements.

                       Dearborn Savings Association, F.A.

                          NOTES TO FINANCIAL STATEMENTS

                          June 30, 1996, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Dearborn Savings Association, F.A. (Dearborn) conducts a general banking business in southeastern Indiana which primarily consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, consumer, and nonresidential purposes. Dearborn's profitability is significantly dependent on net interest income which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by Dearborn can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

    The financial information presented herein has been prepared in accordance with generally accepted accounting principles (GAAP) and general accounting practices within the financial services industry. In preparing financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

    The following is a summary of significant accounting policies which, with the exception of the policy described in Note A-2, have been consistently applied in the preparation of the accompanying financial statements.

    1.  Basis of Presentation

    During fiscal 1994, Dearborn Savings Association, F.A. (the Association), a mutual savings association, completed its reorganization (the Reorganization) into a federally-chartered mutual holding company, Dearborn Mutual Holding Company (the Company). As part of the Reorganization, the Association organized Dearborn, a federally-chartered stock savings association, and transferred substantially all of its assets and liabilities to Dearborn in exchange for all of the 250,000 shares of common stock outstanding upon consummation of the Reorganization. Concurrent with the Reorganization, Dearborn undertook an offering of 200,000 newly issued shares of common stock at a price of $10.00 per share, resulting in $2.0 million of additional equity capital before offering expenses. The costs of issuing the common stock were deferred and deducted from the sale proceeds.

                       Dearborn Savings Association, F.A.

                          June 30, 1996, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    2.  Investment Securities and Mortgage-Backed Securities

    Prior to July 1, 1994, investment securities and mortgage-backed securities were carried at cost, adjusted for amortization of premiums and accretion of discounts. The investments and mortgage-backed securities were carried at cost, as it was management's intent and Dearborn had the ability to hold the securities until maturity. Investment securities and mortgage-backed securities held for indefinite periods of time, or which management utilized as part of its asset/liability management strategy, or that would be sold in response to changes in interest rates, prepayment risk, or the perceived need to increase regulatory capital were classified as held for sale at the point of purchase and carried at the lower of cost or market.

    In May 1993, the Financial Accounting Standards Board (the FASB) issued Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires that investments be categorized as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are carried at cost only if Dearborn has the positive intent and ability to hold these securities to maturity. Trading securities and securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to operations or stockholders' equity, respectively. Dearborn adopted SFAS No. 115 for the fiscal year beginning July 1, 1994. The effect of initial adoption was to decrease stockholders' equity by approximately $9,000 on July 1, 1994, representing the unrealized market value decline of mortgage-backed securities designated as available for sale, net of applicable deferred federal income taxes.

    In November 1995, the FASB issued a Special Report on Implementation of SFAS No. 115, which provided for the reclassification of securities between the held-to-maturity, available for sale and trading portfolios during a forty-five day period, without calling into question management's prior intent with respect to such securities. Management elected to restructure Dearborn's securities portfolio pursuant to the Special Report, and transferred approximately $2.9 million of investment and mortgage-backed securities from the held-to-maturity portfolio to an available for sale portfolio. At June 30, 1996, Dearborn's stockholders' equity reflected a net unrealized loss of $31,000 in securities designated as available for sale.

    Realized gains and losses on sales of securities are recognized using the specific identification method.

    3.  Loans Receivable

    Loans held in portfolio are stated at the principal amount outstanding, adjusted for deferred loan origination fees, the allowance for loan losses and premiums and discounts on loans purchased and sold. Premiums and discounts on loans purchased and sold are amortized and accreted to operations using the interest method over the average life of the underlying loans.

                       Dearborn Savings Association, F.A.

                          June 30, 1996, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    3.  Loans Receivable (continued)

    Interest is accrued as earned unless the collectibility of the loan is in doubt. Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status.

    Dearborn retains the servicing on loans sold and agrees to remit to the investor loan principal and interest at agreed-upon rates. These rates can differ from the loan's contractual interest rate resulting in a "yield differential." In addition to previously deferred loan origination fees and cash gains, gains on sale of loans can represent the present value of the future yield differential less a normal servicing fee, capitalized over the estimated life of the loans sold. Normal servicing fees are determined by reference to the stipulated servicing fee set forth in the loan sale agreement. Such fees approximate Dearborn's normal servicing costs. The resulting capitalized excess servicing fee is amortized to operations over the estimated life of the loans using the interest method. If prepayments are higher than expected, an immediate charge to operations is made. If prepayments are lower than original estimates, then the related adjustments are made prospectively.

    In May 1995, the FASB issued SFAS No. 122 "Accounting for Mortgage Servicing Rights," which requires that Dearborn recognize as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained would allocate some of the cost of the loans to the mortgage servicing rights.

    SFAS No. 122 requires that securitization of mortgage loans be accounted for as sales of mortgage loans and acquisitions of mortgage-backed securities. Additionally, SFAS No. 122 requires that capitalized mortgage servicing rights and capitalized excess servicing receivables be assessed for impairment. Impairment is measured based on fair value.

    SFAS No. 122 is effective for years beginning after December 15, 1995, (July 1, 1996, as to Dearborn) to transactions in which an entity acquires mortgage servicing rights and to impairment evaluations of all capitalized mortgage servicing rights and capitalized excess servicing receivables whenever acquired. Retroactive application was prohibited, and earlier adoption is encouraged. Management adopted SFAS No. 122, which was subsequently amended by SFAS No. 125, as of July 1, 1996, without significant effect on Dearborn's financial position or results of operations.

    Loans held for sale are carried at the lower of cost or market determined in the aggregate. In computing cost, deferred loan origination fees are deducted from the principal balances of the related loans. Loans held for sale at June 30, 1996 and 1995 were carried at cost.

                       Dearborn Savings Association, F.A.

                          June 30, 1996, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    4.  Loan Origination Fees

    Dearborn accounts for loan origination fees in accordance with SFAS No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases". Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of certain direct origination costs, are deferred and amortized to interest income using the level-yield method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs. Fees received for loan commitments that are expected to be drawn upon, based on Dearborn's experience with similar commitments, are deferred and amortized over the life of the loan using the level-yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis.

    5.  Allowance for Losses

    It is Dearborn's policy to provide valuation allowances for estimated losses on loans based on past loss experience, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in Dearborn's primary lending area. When the collection of a loan becomes doubtful, or otherwise troubled, Dearborn records a charge-off equal to the difference between the fair value of the property securing the loan and the loan's carrying value. In providing valuation allowances, costs of holding real estate, including the cost of capital are considered. Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

    In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." This Statement, which was amended by SFAS No. 118 as to certain income recognition provisions and financial statement disclosure requirements, requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loan's observable market price or fair value of the collateral. Dearborn adopted SFAS No. 114 effective July 1, 1995 without material effect on financial condition or results of operations.

    A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, Dearborn considers its investment in one-to-four family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to Dearborn's investment in impaired multi-family nonresidential loans, such loans are collateral dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value.

                       Dearborn Savings Association, F.A.

                          June 30, 1996, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    5.  Allowance for Losses (continued)

    It is Dearborn's policy to charge off unsecured credits that are more than ninety days delinquent. Similarly, collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

    At June 30, 1996, Dearborn had no loans that would be defined as impaired under SFAS No. 114.

    6.  Real Estate Acquired through Foreclosure

    Real estate acquired through foreclosure is carried at the lower of the loan's unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition. Real estate loss provisions are recorded if the property's fair value subsequently declines below the value determined at the recording date. In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property are capitalized. Costs related to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

    7.  Office Premises and Equipment

    Office premises and equipment are carried at cost and include expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation and amortization are provided on the straight-line and declining-balance methods over the useful lives of the assets, estimated to be twenty-five to forty years for buildings, five to ten years for furniture and equipment, and five years for automobiles. An accelerated method is used for tax reporting purposes.

    8.  Income Taxes

    Dearborn accounts for federal income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 established financial accounting and reporting standards for the effects of income taxes that result from Dearborn's activities within the current and previous years. In accordance with SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in net taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary

                       Dearborn Savings Association, F.A.

                          June 30, 1996, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    8.  Income Taxes (continued)

    differences or carryforward attributes may be utilized against current period earnings, carried back against prior years' earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

    Dearborn's principal temporary differences between pretax financial income and taxable income result primarily from the preparation of the federal income tax return on the cash basis of accounting, while the financial statements are prepared on the accrual basis of accounting and from different methods of accounting for deferred loan origination fees, certain components of retirement expense, general loan loss allowances, percentage of earnings bad debt deductions and gains on sale of loans utilizing the net yield method. Additional temporary differences result from depreciation expense computed using accelerated methods for federal income tax purposes.

    9.  Retirement Plans and Stock Option Plans

    In addition to providing employees with access to a Simplified Employee Pension Plan, Dearborn has a supplemental retirement plan which provides retirement benefits to certain key officers and directors. Dearborn's obligations under the plan have been funded via the purchase of a key man life insurance policy, of which Dearborn is the beneficiary. Expense under the plan totaled approximately $37,000, $26,000 and $14,000 during the fiscal years ended June 30, 1996, 1995 and 1994, respectively.

    In conjunction with the Reorganization, Dearborn implemented an Employee Stock Ownership Plan (ESOP). The ESOP provides retirement benefits for substantially all employees who have completed one year of service and have attained the age of 21. The provision for expense under the ESOP totaled $23,000 for each of the years ended June 30, 1996 and 1995, and $15,000 for the year ended June 30, 1994.

    Additionally, Dearborn has implemented a Management Recognition Plan (MRP). The MRP purchased 6,000 shares of common stock issued in the offering. Common stock granted under the MRP vests ratably over a five year period. Dearborn recognized expense related to the MRP of $12,000 and $20,000 for the fiscal years ended June 30, 1996 and 1995, respectively.

                       Dearborn Savings Association, F.A.

                          June 30, 1996, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    9.  Retirement Plans and Stock Option Plans (continued)

    Also, the Board of Directors adopted a Stock Option Plan that provided for the issuance and grant of 20,000 shares of common stock at the original subscription price of $10.00 per share. During the fiscal years ended June 30, 1996, 1995 and 1994, 140, 420 and 7,166 options, respectively, were exercised leaving a total of 12,274 option shares unexercised at June 30, 1996.

    10.  Cash and Cash Equivalents

    For purposes of reporting cash flows, cash and cash equivalents includes cash and due from banks and interest-bearing deposits in other financial institutions with original terms to maturity of less than ninety days.

    11.  Earnings Per Share

    Earnings per share for the years ended June 30, 1996 and 1995, is based upon the weighted-average shares outstanding during the period plus those stock options that are dilutive, less shares in the ESOP that are unallocated and not committed to be released. Weighted-average shares deemed outstanding totaled 444,799 and 445,121 during the respective periods. Fully-diluted earnings per share is not presented, as there is no material dilutive effect associated with Dearborn's stock option plan.

    The provisions of Accounting Principles Board Opinion No. 15, "Earnings Per Share", are not applicable to the fiscal year ended June 30, 1994, as Dearborn was not a stock association for the entire year.

    12.  Fair Value of Financial Instruments

    SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of the fair value of financial instruments, both assets and liabilities whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

    The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

                       Dearborn Savings Association, F.A.

                          June 30, 1996, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    12.  Fair Value of Financial Instruments (continued)

    The following methods and assumptions were used by Dearborn in estimating its fair value disclosures for financial instruments at June 30, 1996:

                  Cash and cash equivalents: The carrying amounts presented in the statement of financial condition for cash and cash equivalents are deemed to approximate fair value.

                  Certificates of deposit in other financial institutions: The carrying amounts presented in the statement of financial condition for certificates of deposit in other financial institutions are deemed to approximate fair value.

                  Investment and mortgage-backed securities: For investment and mortgage-backed securities, fair value is deemed to equal the quoted market price.

                  Loans receivable: The loan portfolio has been segregated into categories with similar characteristics, such as one-to-four family residential, multi-family residential and nonresidential real estate. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. For loans on deposit accounts and consumer and other loans, fair values were deemed to equal the historic carrying values. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

                  Federal Home Loan Bank stock: The carrying amount presented in the statement of financial condition is deemed to approximate fair value.

                  Deposits: The fair value of NOW accounts, passbook and club accounts, and money market deposits is deemed to approximate the amount payable on demand. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

                  Loan to Employee Stock Ownership Plan: The loan for the employee stock option plan is an adjustable rate loan; therefore, carrying value is deemed to approximate fair value.

                  Advances from Federal Home Loan Bank: The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

                       Dearborn Savings Association, F.A.

                          June 30, 1996, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    12.  Fair Value of Financial Instruments (continued)

                  Commitments to extend credit: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. At June 30, 1996, the difference between the fair value of loan commitments and the notional value of such commitments was not material.

    Based on the foregoing methods and assumptions, the carrying value and fair value of Dearborn's financial instruments at June 30, 1996 are as follows:

                                                                                     Carrying             Fair
                                                                                        value            value
                                                                                             (In thousands)
    Financial assets
      Cash and short-term investments                                                 $   603          $   603
      Certificates of deposit in other financial institutions                           1,626            1,626
      Investment securities                                                             9,732            9,654
      Mortgage-backed securities                                                        1,496            1,496
      Loans receivable                                                                 46,786           46,686
      Stock in Federal Home Loan Bank                                                   1,026            1,026
                                                                                      -------          -------

                                                                                      $61,269          $61,091
                                                                                      =======          =======

    Financial liabilities
      Deposits                                                                        $41,379          $41,564
      Loan to Employee Stock Ownership Plan                                               113              113
      Advances from the Federal Home Loan Bank                                         14,517           13,629
      Advances by borrowers for taxes and insurance                                       231              231
                                                                                      -------          -------

                                                                                      $56,240          $55,537
                                                                                      =======          =======

    13.  Reclassifications

    Certain prior year amounts have been reclassified to conform to the 1996 financial statement presentation.

                       Dearborn Savings Association, F.A.

                          June 30, 1996, 1995 and 1994


NOTE B - INVESTMENTS AND MORTGAGE-BACKED SECURITIES

    Amortized cost and approximate market values of investment securities at June 30 are summarized as follows:

                                                                      1996                         1995
                                                            Amortized       Market      Amortized       Market
                                                                 cost        value           cost        value
                                                                                (In thousands)
    Held to maturity
      U. S. Government agency obligations                      $2,400       $2,322         $3,647       $3,653
      Municipal obligations                                       917          917          1,961        1,944
                                                               ------       ------          -----        -----
         Total investment securities held to
           maturity                                             3,317        3,239          5,608        5,597

    Available for sale
      U.S. Government agency obligations                        6,466        6,415            400          402
                                                               ------       ------         ------       ------

         Total investment securities                           $9,783       $9,653         $6,008       $5,999
                                                               ======       ======         ======       ======

    At June 30, 1996, the cost carrying value of Dearborn's investment securities held to maturity exceeded market value by $78,000, comprised of gross unrealized gains of $1,000 and gross unrealized losses of $79,000. At June 30, 1995, the carrying value of Dearborn's investment securities held to maturity exceeded market value by $11,000, comprised of gross unrealized gains of $30,000 and gross unrealized losses of $41,000.

    During fiscal 1994, Dearborn purchased investment securities, primarily asset management funds, for the purpose of redemption in the short term, recognizing losses of $41,000 on such activities. Dearborn discontinued this activity in fiscal 1994.

    The carrying value and market value of investment securities at June 30, 1996 by term to maturity are shown below.

                                           Amortized              Market
                                                cost               value
                                                     (In thousands)
    Held to maturity
      Due within two years                    $  717              $  717
      Due in three to five years               2,400               2,322
      Due in five years or more                  200                 200
                                              ------              ------
                                              $3,317              $3,239
                                              ======              ======

    Available for sale
      Due within two years                      $200              $  200
      Due in two to three years                  520                 523
      Due in three years or more               5,746               5,692
                                              ------              ------
                                              $6,466              $6,415
                                              ======              ======

                       Dearborn Savings Association, F.A.

                          June 30, 1996, 1995 and 1994


NOTE B - INVESTMENTS AND MORTGAGE-BACKED SECURITIES (continued)

    The amortized cost, gross unrealized gains, gross unrealized losses and market values of mortgage-backed securities at June 30, 1996 and 1995, including those designated as available for sale, are summarized as follows:

                                                                            June 30, 1996
                                                                        Gross             Gross
                                                   Amortized       unrealized        unrealized         Market
                                                        cost            gains            losses          value
                                                                            (In thousands)
    Available for sale:
      Federal Home Loan
        Mortgage Corporation
        participation certificates                    $1,486             $ 19              $ 15         $1,490
      Government National
        Mortgage Association
        participation certificates                         6               --                --              6
                                                      ------             ----              ----         ------

           Total mortgage-backed
             securities                               $1,492             $ 19              $ 15         $1,496
                                                      ======             ====              ====         ======

                                                                            June 30, 1995
                                                                        Gross             Gross
                                                   Amortized       unrealized        unrealized         Market
                                                        cost            gains            losses          value
                                                                            (In thousands)
    Held to maturity:
      Federal Home Loan
        Mortgage Corporation
        participation certificates                    $3,000            $  45             $  15         $3,030
      Government National
        Mortgage Association
        participation certificates                         8               --                --              8
                                                      ------            -----             -----         ------

           Total mortgage-backed
             securities                               $3,008            $  45             $  15         $3,038
                                                      ======            =====             =====         ======


                       Dearborn Savings Association, F.A.

                          June 30, 1996, 1995 and 1994


NOTE B - INVESTMENTS AND MORTGAGE-BACKED SECURITIES (continued)

    The amortized cost of mortgage-backed securities at June 30, 1996, by contractual term to maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

                                                           Amortized cost
                                                           (In thousands)

    Due within five years                                          $  394
    Due after five through ten years                                  232
    Due after ten years through twenty years                          866
                                                                   ------
                                                                   $1,492
                                                                   ======

    Proceeds from sale of mortgage-backed securities designated as available for sale during fiscal 1996 totaled $1.1 million, resulting in a gain of $5,000 on such sale. Proceeds from sale of mortgage-backed securities during fiscal 1995 was approximately $734,000, resulting in losses of $20,000 on such sales. Sales of mortgage-backed securities during fiscal 1994 consisted solely of collateralized mortgage obligations which were classified as derivatives under Office of Thrift Supervision regulations. In addition to the sale of mortgage-backed securities, Dearborn recognized a $13,000 charge to operations during fiscal 1994 for lower of cost or market adjustments on mortgage-backed securities identified as held for sale.


NOTE C - LOANS RECEIVABLE

    The composition of the loan portfolio at June 30 is as follows:
                                                        1996                1995
                                                             (In thousands)
    Residential real estate
      One-to-four family                             $35,164             $36,304
      Multi-family                                       543                 581
    Nonresidential real estate                         3,183               2,703
    Construction                                       3,477               3,156
    Loans secured by deposit accounts                     86                 133
    Home equity and improvement                        2,095               1,773
    Mobile home loans                                  4,125               3,463
    Other                                                665                 706
                                                     -------             -------
                                                      49,338              48,819
    Less:
      Undisbursed portion of loans in process          2,212               1,491
      Deferred loan origination fees                     196                 211
      Unearned discount                                  100                 152
      Allowance for loan losses                          226                 214
                                                     -------             -------

                                                     $46,604             $46,751
                                                     =======             =======

                       Dearborn Savings Association, F.A.

                          June 30, 1996, 1995 and 1994


NOTE C - LOANS RECEIVABLE (continued)

    As depicted above, Dearborn's lending efforts have historically focused on residential and multi-family residential real estate loans, which comprise approximately $36.6 million, or 78%, of the total loan portfolio at June 30, 1996, and $38.1 million, or 82%, of the total loan portfolio at June 30, 1995. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided Dearborn with adequate collateral coverage in the event of default. Nevertheless, Dearborn, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of southeastern Indiana, thereby impairing collateral values. However, management is of the belief that residential real estate values in Dearborn's primary lending area are presently stable.

    As discussed previously, Dearborn has sold whole loans and participating interests in loans in the secondary market, retaining servicing on the loans sold. Loans sold and serviced for others totaled approximately $14.1 and $11.4 million at June 30, 1996 and 1995, respectively. Dearborn's capitalized excess servicing fee receivable on loans sold at June 30, 1996 and 1995, totaled $38,000 and $50,000, respectively. Amortization of capitalized excess servicing fees totaled $12,000, $14,000 and $51,000, for fiscal 1996, 1995, and 1994, respectively.

    In the normal course of business, Dearborn has made loans to its directors, officers and their related business interests. Related party loans granted prior to fiscal 1990 were made on substantially the same terms, except for loan origination fees, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. However, for so long as the officer or director continues full employment or service, the actual payment rate of interest is slightly lower than the prevalent market interest rate to unrelated parties on the loan's inception date. All related party loans subsequent to fiscal 1990 have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate dollar amount of loans outstanding to directors, officers and their related business interests totaled $411,000 and $936,000 at June 30, 1996 and 1995, respectively.

    The activity in the allowance for loan losses for the years ended June 30 is summarized as follows:
                                              1996         1995         1994
                                                      (In thousands)

    Beginning balance                         $214         $212         $174
    Provision charged to operations             12            8           12
    Recoveries (charge-offs) of loans - net     --           (6)          26
                                              ----         ----         ----

    Ending balance                            $226         $214         $212
                                              ====         ====         ====

                       Dearborn Savings Association, F.A.

                          June 30, 1996, 1995 and 1994


NOTE C - LOANS RECEIVABLE (continued)

    At June 30, 1996, Dearborn's allowance for loan losses was solely general in nature, and is includible as a component of regulatory risk-based capital.

    Nonaccrual loans for which interest has been reduced totaled approximately $27,000 and $66,000 at June 30, 1996 and 1995, respectively. For each of the years ended June 30, 1996 and 1995, interest income of approximately $2,000 would have been recognized had nonaccrual loans been performing in accordance with the contractual terms. No interest income on nonaccrual loans was included in earnings during the fiscal years ended June 30, 1996, 1995 and 1994. Dearborn had no nonaccrual loans at June 30, 1994.


NOTE D - OFFICE PREMISES AND EQUIPMENT

    Office premises and equipment at June 30 are summarized as follows:


                                                       1996           1995
                                                          (In thousands)

    Land                                               $183           $175
    Building and improvements                           468            453
    Furniture and equipment                             299            265
    Automobile                                           20             20
                                                       ----           ----
                                                        970            913
      Less accumulated depreciation and amortization    526            465
                                                       ----           ----
                                                       $444           $448
                                                       ====           ====

                       Dearborn Savings Association, F.A.

                          June 30, 1996, 1995 and 1994


NOTE E - DEPOSITS

    Deposits consist of the following major classifications at June 30:

                                       Weighted-average rate
                                              June 30,                            1996                         1995
    Deposit type                        1996            1995                Amount        %             Amount         %
                                                                                        (In thousands)

    Passbook accounts                   3.00%          3.00%              $  3,577        8.6         $  3,435         9.2
    Money market accounts               3.04%          2.95%                 3,259        7.9            3,194         8.5
    NOW accounts                        2.23%          2.30%                 1,166        2.8            1,056         2.8
                                                                           -------    -------         --------     -------

    Total transaction accounts                                               8,002       19.3            7,685        20.5

    Certificates of deposit
        2.00 - 4.00%                                                            --         --               95          .3
        4.01 - 6.00%                                                        24,288       58.7           14,950        39.9
        6.01 - 8.00%                                                         8,612       20.8           13,638        36.4
        8.01 - 10.00%                                                          477        1.2            1,012         2.7
       10.01 - 12.00%                                                           --         --               80          .2
                                                                           -------    -------          -------     -------

         Total certificates of deposit                                      33,377       80.7           29,775        79.5
                                                                           -------    -------          -------     -------

         Total deposits                                                    $41,379      100.0          $37,460       100.0
                                                                           =======      =====          =======       =====

    Interest expense on deposits for the years ended June 30 is summarized as follows:

                                                1996         1995         1994
                                                       (In thousands)

    Passbook accounts                         $  105       $  105       $  116
    NOW and money market accounts                117          134          165
    Certificates                               1,855        1,741        1,543
                                              ------       ------       ------
                                              $2,077       $1,980       $1,824
                                              ======       ======       ======

                       Dearborn Savings Association, F.A.

                          June 30, 1996, 1995 and 1994

NOTE E - DEPOSITS (continued)

    Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

                                                   1996           1995
                                                      (In thousands)

    Less than one year                          $20,957        $16,168
    One year to three years                       8,645          8,318
    More than three years                         3,775          5,289
                                                -------        -------
                                                $33,377        $29,775
                                                =======        =======

NOTE F - ADVANCES FROM THE FEDERAL HOME LOAN BANK

    Advances from the Federal Home Loan Bank, collateralized at June 30, 1996 by pledges of certain residential mortgage loans totaling $24.7 million, $10.4 million of Dearborn's investment and mortgage-backed securities, and Dearborn's investment in Federal Home Loan Bank stock are summarized as follows:


    Interest                 Maturing in                         June 30,
    rate                     fiscal year ending            1996           1995
                                                              (In thousands)

    3.94% - 7.40%                   1996               $     --       $  9,307
    4.53% - 7.40%                   1997                  9,517          3,514
    5.34% - 6.75%                   1998                  1,500            500
    7.55% - 7.80%                   1999                  2,000          2,000
    7.35%                           2002                    500            500
    5.80%                           2004                  1,000          1,000
                                                        -------        -------
                                                        $14,517        $16,821

    Weighted-average interest rate                         5.96%          6.30%
                                                           ====           ====

                       Dearborn Savings Association, F.A.

                          June 30, 1996, 1995 and 1994


NOTE G - FEDERAL INCOME TAXES

    The provision for federal income taxes on earnings differs from that computed at the statutory corporate rate for the years ended June 30 as follows:

                                                                                1996         1995         1994
                                                                                       (In thousands)
    Federal income taxes computed
      at the statutory rate                                                     $218         $183         $303
    Decrease in taxes resulting from:
      Tax-exempt interest                                                        (12)         (25)          (9)
      Other                                                                      (17)          (4)          (6)
                                                                                ----         ----         ----

    Federal income tax provision per financial statements                       $189         $154         $288
                                                                                ====         ====         ====

    The composition of Dearborn's net deferred tax liability at June 30 is as follows:

                                                        1996           1995
                                                           (In thousands)
    Taxes (payable) refundable on temporary
    differences at statutory rate:
      Deferred tax assets:
        Deferred loan origination fees                 $  55          $  72
        Deferred compensation                             46             33
        General loan loss allowance                       77             73
        Unrealized loss on securities
          designated as available for sale                16             --
        Other                                              5              1
                                                       -----          -----
                  Deferred tax assets                    199            179

      Deferred tax liabilities:
        Accrual versus cash basis of accounting         (144)          (118)
        Book/tax depreciation differences                (18)           (16)
        Percentage of earnings bad debt deduction        (94)           (80)
                                                       -----          -----
                  Deferred tax liabilities              (256)          (214)
                                                       -----          -----

                  Net deferred tax liability           $ (57)         $ (35)
                                                       =====          =====

                       Dearborn Savings Association, F.A.

                          June 30, 1996, 1995 and 1994


NOTE G - FEDERAL INCOME TAXES (continued)

    Dearborn is allowed a special bad debt deduction based on a percentage of earnings generally limited to 8% of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. This percentage of earnings bad debt deduction had accumulated to approximately $1.2 million as of June 30, 1996. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. The approximate amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction is approximately $320,000 at June 30, 1996. See Note I for additional information regarding Dearborn's future percentage of earnings deductions.


NOTE H - LOAN COMMITMENTS

    Dearborn is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of the commitments reflect the extent of Dearborn's involvement in such financial instruments.

    Dearborn's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. Dearborn uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

    At June 30, 1996, Dearborn had outstanding commitments of approximately $689,000 to originate residential and nonresidential loans, of which $393,000 consisted of fixed-rate loan commitments with interest rates ranging from 8.38% to 8.75%, with the remaining $296,000 of commitments consisting of variable rate loans. Additionally, Dearborn was obligated under unused lines of credit totaling $523,000. In the opinion of management, outstanding loan commitments equaled or exceeded prevalent market interest rates as of June 30, 1996, such loans were underwritten in accordance with normal underwriting policies, and all commitments will be funded via cash flow from operations and existing excess liquidity. Fees received in connection with these commitments have not been recognized in earnings.

                       Dearborn Savings Association, F.A.

                          June 30, 1996, 1995 and 1994


NOTE I - REGULATORY CAPITAL

    Dearborn is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (OTS). Such minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as stockholders' equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) equal to 3.0% of adjusted total assets. An OTS proposal, if adopted in present form, would increase the core capital requirement to a range of 4.0% to 5.0% of adjusted total assets for substantially all savings associations. Management anticipates no material change to Dearborn's excess regulatory capital position if such proposal is adopted in present form. The risk-based capital requirement currently provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, Dearborn multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one-to-four family residential loans carry a risk-weighted factor of 50%.

    As of June 30, 1996, Dearborn's regulatory capital exceeded all minimum capital requirements as shown in the following table:

                                                                  Regulatory capital
                                           Tangible                    Core                Risk-based
                                           capital      %           capital      %           capital       %
                                                                          (In thousands)
    Capital under generally
      accepted accounting
      principles                             $6,815                  $6,815                    $6,815
    Unrealized loss on securities
        designated as available for sale         31                      31                        31
    General valuation allowance                  --                      --                       226
                                             ------                  ------                    ------

    Regulatory capital computed               6,846     10.8          6,846      10.8           7,072      23.1
    Minimum capital requirement                 953      1.5          1,906       3.0           2,450       8.0
                                             ------    -----         ------     -----          ------     -----

    Regulatory capital - excess              $5,893      9.3         $4,940       7.8          $4,622      15.1
                                             ======    =====         ======     =====          ======      ====

                       Dearborn Savings Association, F.A.

                          June 30, 1996, 1995 and 1994


NOTE I - REGULATORY CAPITAL (continued)

    The deposit accounts of Dearborn and of other savings associations are insured by the FDIC in the Savings Association Insurance Fund ("SAIF"). The reserves of the SAIF are below the level required by law, because a significant portion of the assessments paid into the fund are used to pay the cost of prior thrift failures. The deposit accounts of commercial banks are insured by the FDIC in the Bank Insurance Fund ("BIF"), except to the extent such banks have acquired SAIF deposits. The reserves of the BIF met the level required by law in May 1995. As a result of the respective reserve levels of the funds, deposit insurance assessments paid by healthy savings associations exceed those paid by healthy commercial banks by approximately $.19 per $100 in deposits in 1995. In 1996, no BIF assessments are required for healthy commercial banks except for a $2,000 minimum fee. A continuation of this premium disparity could have a negative competitive impact on Dearborn and other institutions with SAIF deposits.

    Congress is considering legislation to recapitalize the SAIF and eliminate the significant premium disparity. Currently, that recapitalization plan provides for a special assessment ranging from approximately $.69 to $.85 per $100 of SAIF deposits held at March 31, 1995, in order to increase SAIF reserves to the level required by law. In addition, the cost of prior thrift failures would be shared by both the SAIF and the BIF. This would likely increase BIF assessments by $.02 to $.025 per $100 in deposits. SAIF assessments would initially be set at the same level as BIF assessments and could never be reduced below the level for BIF assessments. These projected assessment levels may change if commercial banks holding SAIF deposits are provided some relief from the special assessment or are allowed to transfer SAIF deposits to the BIF.

    A component of the recapitalization plan provides for the merger of the SAIF and BIF on January 1, 1998. However, the SAIF recapitalization legislation currently provides for an elimination of the thrift charter or of the separate federal regulation of thrifts prior to the merger of the deposit insurance funds. As a result, Dearborn would be regulated as a bank under federal laws which would subject it to the more restrictive activity limits imposed on national banks. Under recently enacted legislation, that is separate and apart from the recapitalization plan, Dearborn is required to recapture, as taxable income, approximately $275,000 of its bad debt reserve, which represents the post-1987 additions to the reserve, and will be unable to utilize the percentage of earnings method to compute its reserve in the future. Deferred taxes have been provided on this amount and Dearborn will be permitted to amortize the recapture of its bad debt reserve over six years.

    Dearborn had $38.7 million in deposits at March 31, 1995. If the special assessment under the recapitalization plan is $.85 per $100 in deposits, Dearborn will pay an additional assessment of $330,000. This assessment will be tax deductible, but it will reduce earnings and capital for the quarter in which it is recorded.

    No assurances can be given that the SAIF recapitalization plan will be enacted into law or in what form it may be enacted. In addition, Dearborn can give no assurances that the disparity between BIF and SAIF assessments will be eliminated and cannot predict the impact of being regulated as a bank until the legislation requiring such change is enacted.

                       Dearborn Savings Association, F.A.

                          June 30, 1996, 1995 and 1994


NOTE J - CORPORATE REORGANIZATIONS AND CHANGE OF CORPORATE FORM

    In fiscal 1993, the Board of Directors of Dearborn Savings Association, F.A. (the Association) adopted a Plan of Reorganization (The Plan or the Reorganization) pursuant to which the Association would reorganize from a mutual savings association into a federally-chartered mutual holding company, Dearborn Mutual Holding Company (the Company). As part of the Reorganization, the Company organized Dearborn Savings Association, F.A. (Dearborn), a federally-chartered stock savings association, and transferred substantially all of its assets and liabilities to Dearborn in exchange for all of the common stock outstanding upon consummation of the Reorganization. Coincident with the Reorganization, Dearborn undertook offering of 200,000 shares at an original issue price of $10.00 per share. The gross proceeds from the sale of common shares, totaling $2.0 million, were reduced by stock issuance costs of approximately $297,000, resulting in net capital proceeds of $1.7 million.

    On August 8, 1996, the Board of Directors of Dearborn and the Company adopted a Plan of Conversion and Agreement and Plan of Reorganization (the Plan or Plan of Conversion) wherein Dearborn will become a subsidiary of the Company upon consummation of the transactions described herein after (collectively, the Offerings or the Conversion and Reorganization). As a result of the Conversion and Reorganization, each share of Dearborn's common stock, par value $.10 per share (Dearborn common stock) held by the Company, which currently holds 250,000 shares, or 54.6%, of Dearborn's outstanding common stock, will be canceled and each share of Dearborn's common stock held by the public stockholders (the public shares) which amounted to 207,726 shares, or 45.4%, of Dearborn's outstanding common stock at June 30, 1996, will be converted into shares of common stock pursuant to an exchange ratio that will result in the holders of such public shares owning in the aggregate approximately 42.2% of the Company before giving effect to (a) the payment of cash in lieu of fractional exchange shares, (b) any shares of common stock purchased by such stockholders in the Offerings or (c) any exercise of dissenters' rights. The dilution of public stockholder ownership interest from 45.4% actual ownership interest in Dearborn to a 42.2% ownership interest in the Company reflects the downward adjustment pursuant to OTS policy which requires the exchange ratio to reflect the amount of the special dividends declared by Dearborn and waived by the Company.

    In addition to the exchange of shares, nontransferable subscription rights to subscribe for up to 504,735 shares (which may be increased to 580,445 shares under certain circumstances described below) of common stock at an initial offering price of $10.00 have been granted to certain of Dearborn's depositors as of specified record dates, directors, officers and employees of Dearborn and the Company and the public stockholders. The costs of issuing the common stock will be deferred and deducted from the sale proceeds of the offering. At June 30, 1996, Dearborn had not incurred any offering costs. Coincident with the Conversion and Reorganization, the Company will change its name to Vision Bancorp, Inc.

    The rights of Dearborn's depositors in liquidation in the conversion to stock form will be maintained in an amount equal to Dearborn's retained earnings reflected in the statement of financial condition used in the conversion offering circular. The liquidation account will be maintained for the benefit of eligible savings account holders who maintained deposit accounts in Dearborn after the conversion.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company, the Mutual Holding Company, the Association or Charles Webb & Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company or the Association since any of the dates as of which information is furnished herein or since the date hereof.

                              ---------------------
                                TABLE OF CONTENTS
                              ---------------------

                                                       Page
                                                       ----

Summary.........................................          7
Selected Financial and Other
 Data of the Association........................         16
Risk Factors....................................         18
Vision Bancorp, Inc.............................         25
Dearborn Savings Association, F.A...............         26
Dearborn Mutual Holding Company.................         28
Use of Proceeds.................................         29
Dividend Policy.................................         29
Market for Common Stock.........................         31
Capitalization..................................         32
Regulatory Capital..............................         34
Pro Forma Data..................................         35
Statements of Earnings..........................         39
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.................................         40
Business .......................................         54
Regulation......................................         81
Taxation........................................         94
Management of the Company.......................         98
Management of the Association...................        102
Beneficial Ownership of Capital Stock...........        112
The Conversion and Reorganization...............        115
Comparison of Stockholders' Rights..............        143
Restrictions on Acquisition of the Company......        156
Description of Capital Stock of the Company......       158
Experts..........................................       159
Legal Matters....................................       160
Additional Information...........................       160
Index to Financial Statements....................       161


Until _________ __, 1996 or 25 days after commencement of the Syndicated Community Offering or Public Offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------



                                 874,000 Shares



                              VISION BANCORP, INC.


                            (Proposed Holding Company
                               for Dearborn Bank)



                                  COMMON STOCK



                              ---------------------
                                   PROSPECTUS
                              ---------------------



                             CHARLES WEBB & COMPANY,
                          a Division of Keefe, Bruyette
                                  & Woods, Inc.




                               __________ __, 1996




- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.          Other Expenses of Issuance and Distribution

SEC filing fees..........................................    $  3,131
OTS filing fees..........................................       8,400
NASD filing fees.........................................      16,835
Printing, postage and mailing............................      65,000
Legal fees...............................................      75,000
Blue Sky fees and expenses ..............................       5,000
Accounting fees..........................................      25,000
Marketing agent fees and expenses........................      70,000
Appraiser's fees and expenses............................      21,500
Conversion agent.........................................       8,000
Miscellaneous............................................      52,134
                                                             --------

Total....................................................    $350,000
                                                             ========

Item 14.       Indemnification of Directors and Officers

        Chapter 37 of the Indiana Business Corporation Law sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacity as such. The Articles of Incorporation of the Company provide for indemnification of directors, officers, employees and agents of the Company to the full extent permitted by Indiana law. Such indemnity shall extend to expenses, including attorney's fees, judgments, fines and amounts paid in the settlement, prosecution or defense of the foregoing actions.

Item 15.       Recent Sales of Unregistered Securities

        The only securities to be sold by the Registrant prior to effectiveness of this registration statement will be of 100 shares of common stock to be issued to its sole incorporator, Dearborn Savings Association, F.A., for $10.00 per share, which shares will be cancelled upon consummation of the Conversion and Reorganization. Because the shares will be sold to only one entity and were sold only to facilitate the organization of the Registrant, the sale will be exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof.

Item 16.       Exhibits and Financial Statements Schedules

        The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

        (a)    List of Exhibits (filed herewith unless otherwise noted)

 1.1     Engagement Letter dated August 28, 1996 with Charles Webb & Company
 1.2*    Form of Agency Agreement with Charles Webb & Company
 2.1     Plan of Conversion and Agreement and Plan of Reorganization
 3.1     Articles of Incorporation of Vision Bancorp, Inc.
 3.2     Bylaws of Vision Bancorp, Inc.
 4.1     Form of Stock Certificate of Vision Bancorp, Inc.
 5.1*    Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding legality of securities
 8.1*    Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding federal income tax consequences
 8.2*    Opinion of Schwartz, Manes & Ruby regarding Indiana income tax consequences
 8.3     Opinion of RP Financial, Inc. regarding subscription rights
10.1     1993 Stock Incentive Plan
10.2     1993 Directors' Stock Option Plan
10.3     Management Recognition Plan
10.4     Form of Employment Agreements between Vision Bancorp, Inc.,
           Dearborn Bank and Donald C. Siemers, Jay Gary Fraley and
           Edward L. Fischer
23.1     Consent of Grant Thornton LLP
23.2     Consent of RP Financial, Inc.
23.3     Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in
           Exhibit 5)
23.4     Consent of Schwartz, Manes & Ruby (included in Exhibit 8.2)
24.1     Power of Attorney (included in Signature Page of this Registration
           Statement)
99.1     Proxy Statement and form of proxy for solicitation of stockholders of
           Dearborn Savings Association, F.A.
99.2     Proxy Statement and form of proxy for solicitation of members of
           Dearborn Mutual Holding Company
99.3     Appraisal Report of RP Financial, Inc.
99.4     Stock Order Form
99.5     Transmittal Letters
99.6     Question and Answer Brochure

- ------------------

*    To be filed by amendment, if applicable.

        (b)    Financial Statement Schedules

        All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.       Undertakings.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offerings.

        The undersigned Registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the Common Stock, so as to make delivery to each purchaser promptly following the closing under the Plan of Conversion.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused the Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Indiana on August 30, 1996.


                                   VISION BANCORP, INC.


                                   By: /s/ Donald C. Siemers
                                       --------------------------------------
                                       Donald C. Siemers
                                       President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Donald C. Siemers his true and lawful attorney, with full power to sign for each person and in such person's name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

      Name                            Title                          Date
- ------------------            -----------------------          -----------------



/s/ Donald C. Siemers         President and Chief              August 30, 1996
- --------------------------    Executive Officer
Donald C. Siemers             (principal executive
                              officer)


/s/ Edward L. Fischer         Chief Financial Officer          August 30, 1996
- --------------------------    (principal financial and
Edward L. Fischer             accounting officer)


/s/ Ronald J. Denney          Director                         August 30, 1996
- --------------------------
Ronald J. Denney


/s/ David P. Lorey            Director                         August 30, 1996
- --------------------------
David P. Lorey

      Name                            Title                          Date
- ------------------            -----------------------          -----------------

/s/ Richard B. Meador, III    Director                         August 30, 1996
- --------------------------
Richard B. Meador, III


/s/ Dennis G. Richter         Director                         August 30, 1996
- --------------------------
Dennis G. Richter


/s/ Robert P. Sonntag         Chairman of the Board            August 30, 1996
- --------------------------
Robert P. Sonntag

                                  EXHIBIT INDEX

                                                                          Page
                                                                          ----
 1.1     Engagement Letter dated July 17, 1996 with
          Charles Webb & Company
 1.2*    Form of Agency Agreement with Charles Webb & Company
 2.1     Plan of Conversion and Agreement and Plan of Reorganization
 3.1     Articles of Incorporation of Vision Bancorp, Inc.
 3.2     Bylaws of Vision Bancorp, Inc.
 4.1     Form of Stock Certificate of Vision Bancorp, Inc.
 5.1*    Opinion of Elias, Matz, Tiernan & Herrick L.L.P.
           regarding legality of securities
 8.1*    Opinion of Elias, Matz, Tiernan & Herrick L.L.P.
           regarding federal income tax consequences
 8.2*    Opinion of Schwartz, Manes & Ruby regarding
          Indiana income tax consequences
 8.3     Opinion of RP Financial, Inc. regarding
          subscription rights
10.1     1993 Stock Incentive Plan
10.2     1993 Directors' Stock Option Plan
10.3     Management Recognition Plan
10.4     Form of Employment Agreements between Vision
           Bancorp, Inc., Dearborn Bank and Donald C. Simers,
           Jay Gary Fraley and Edward L. Fischer
23.1     Consent of Grant Thornton LLP
23.2     Consent of RP Financial, Inc.
23.3     Consent of Elias, Matz, Tiernan & Herrick L.L.P.
          (included in Exhibit 5)
23.4     Consent of Schwartz, Manes & Ruby (included in
          Exhibit 8.2)
24.1     Power of Attorney (included in Signature Page
          of this Registration Statement)
27       Financial Data Schedule
99.1 Proxy Statement and form of proxy for solicitation of stockholders of Dearborn Savings Association, F.A.
99.2 Proxy Statement and form of proxy for solicitation of members of Dearborn Mutual Holding Company
99.3     Appraisal Report of RP Financial, Inc.
99.4     Stock Order Form
99.5     Transmittal Letters
99.6     Question and Answer Brochure

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*   To be filed by amendment, if applicable.